Filed Pursuant to Rule 424(b)(4)

Registration No. 333-239658

Prospectus

12,500,000 Units Consisting of Shares of Common Stock and

Warrants to Purchase Shares of Common Stock

(and Shares of Common Stock issuable upon exercise of the Warrants)

We are offering 12,500,000 units (the “Units”), with each Unit consisting of one (1) share of common stock, par value $0.00001 per share (the “Shares”), and one (1) warrant to purchase one (1) share of common stock (the “Warrants”) at a price per Unit of $0.32. The Warrants will have an exercise price of $0.32 per share and will be exercisable beginning on the effective date of our stockholders’ approval of either an increase in the number of our authorized shares of common stock or a reverse stock split, in either case in an amount sufficient to permit the exercise in full of the Warrants, and will expire on the seventh anniversary of the original issuance date.

Additionally, in a concurrent private placement, pursuant to a securities purchase agreement (the “July Purchase Agreement”) we are offering to certain investors $1,556,000 of Series C Convertible Preferred Stock convertible into 6,078,125 shares of common stock, and unregistered warrants (the “Private Warrants”) to purchase up to an aggregate of 6,078,125 shares of common stock The Private Warrants will be substantially similar to the Warrants. The aggregate gross proceeds to the Company of this offering and the concurrent private placement is expected to be approximately $5.6 million. The Series C Convertible Preferred Stock and the Private Warrants will carry registration rights pursuant to a registration rights agreement. Ladenburg Thalmann & Co. Inc. acted as the placement agent for the concurrent private placement.

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “HJLI”. A class of our warrants is listed on the Nasdaq Capital Market under the symbol “HJLIW.” The closing price of our common stock and our listed warrants on the Nasdaq Capital Market on July 17, 2020 was $0.399 per share and $0.125 per warrant. There is no established trading market for the Warrants being offered and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering	$0.32	$4,000,000
Underwriting discounts and commissions(1)	$0.0256	$320,000
Proceeds to us, before expenses	$0.2944	$3,680,000

(1) The underwriters will receive compensation in addition to the underwriting discount and commissions. See “Underwriting” beginning on page 78 of this prospectus for a description of compensation payable to the underwriters.

We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional 1,875,000 Shares and/or Warrants to purchase up to an aggregate of 1,875,000 shares of common stock at the public offering price, less the underwriting discount.

We anticipate delivery of the Shares and Warrants against payment will be made on or about July 21, 2020.

Ladenburg Thalmann

The date of this prospectus is July 17, 2020.

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

This prospectus includes estimates, statistics and other industry data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

We use our registered trademarks and trade names, such as VenoValve® and CoreoGraft™, in this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations, such as ProCol Vascular Bioprosthesis®. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context requires otherwise, references in this prospectus to “HJLI,” “we,” “us,” “our,” “our company,” or similar terminology refer to Hancock Jaffe Laboratories, Inc.

Overview

Hancock Jaffe Laboratories, Inc. is a medical device company developing tissue based solutions that are designed to be life sustaining or life enhancing for patients with cardiovascular disease, and peripheral arterial and venous disease. The Company’s products are being developed to address large unmet medical needs by either offering treatments where none currently exist or by substantially increasing the current standards of care. Our two lead products are: the VenoValve®, a porcine based device to be surgically implanted in the deep venous system of the leg to treat a debilitating condition called chronic venous insufficiency (“CVI”); and the CoreoGraft®, a bovine based conduit to be used to revascularize the heart during coronary artery bypass graft (“CABG”) surgeries. Both of our current products are being developed for approval by the U.S. Food and Drug Administration (“FDA”). We currently receive tissue for our products from one domestic supplier and one international supplier. Our current business model is to license, sell, or enter into strategic alliances with large medical device companies with respect to our products, either prior to or after FDA approval. Our current senior management team has been affiliated with more than 80 products that have received FDA approval or CE marking. We currently lease a 14,507 sq. ft. manufacturing facility in Irvine, California, where we manufacture products for our clinical trials and which has previously been FDA certified for commercial manufacturing of product.

Each of our product candidates will be required to successfully complete significant clinical trials to demonstrate the safety and efficacy of the product candidate before it will be able to be approved by the FDA. The completion of these clinical trials will require a significant amount of capital and the hiring of additional personnel.

Our Products

VenoValve

Background

Chronic venous disease (“CVD”) is the world’s most prevalent chronic disease. CVD is generally classified using a standardized system known as CEAP (clinical, etiological, anatomical, and pathophysiological). The CEAP system consists of seven clinical classifications (C0 to C6) with C5 to C6 being the most severe cases of CVD.

Chronic Venous Insufficiency (“CVI”) is a subset of CVD and is generally used to describe patients with C4 to C6 CVD. CVI is a condition that affects the venous system of the leg causing pain, swelling, edema, skin changes, and ulcerations. The venous vasculature of the human leg includes the superficial venous system, the deep vein system, and the perforator system which connects the superficial veins and deep veins. In order for blood to return to the heart from the foot, ankle, and lower leg, the calf muscle pushes the blood up the veins of the leg and through a series of one-way valves. Each valve is supposed to open as blood passes through, and then close as blood moves up the leg to the next valve. CVI has two primary causes: obstruction, which occurs when a blood clot in the veins of the leg hardens and prevents the free flow of blood; and valvular incompetence which is usually the result of injury to the valves from blood clots, which occurs when the one-way valves in the leg do not close as they should, causing blood to flow in the wrong direction (reflux) and to pool in the lower leg, resulting in increased venous pressure (venous hypertension). CVI can occur in the superficial vein system, the deep vein system, or in both. The initial version of the VenoValve is being developed to treat CVI resulting from valvular incompetence in the deep vein system of the leg.

Estimates indicate that approximately 4.8 million people in the U.S. have C5 to C6 CVI including patients that develop venous leg ulcers from CVI (C6 patients). Over one million new severe cases of CVI occur each year in the U.S., mostly from patients who have experienced a deep vein thrombosis (blood clot). Of those patients suffering from severe CVI, approximately 55% (2.4 million) have reflux in the deep vein system, or both the deep vein system and the superficial vein system. The average patient seeking treatment of a venous ulcer spends as much as $30,000 a year on wound care, and the total direct medical costs from venous ulcer sufferers in the U.S. has been estimated to exceed $38 billion a year. Aside from the direct medical costs, severe CVI sufferers experience a significantly reduced quality of life. Daily activities such as preparing meals, housework, and personal hygiene (washing and bathing) become difficult due to reduced mobility. For many severe CVI sufferers, intense pain, which frequently occurs at night, prevents patients from getting adequate sleep. Severe CVI sufferers are known to miss about 40% more work days than the average worker. A high percentage of venous ulcer patients also experience severe itching, leg swelling, and an odorous discharge. Wound dressing changes which occur several times a week can be extremely painful. In addition, venous ulcers are very difficult to heal, and a significant percentage of venous ulcers remain unhealed for more than a year. Even if healed, recurrence rates for venous ulcers are known to be high (20% to 40%) within the first year.

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The Opportunity

The VenoValve is a porcine based valve developed at HJLI to be implanted in the deep vein system of the leg to treat CVI. CVI occurs when the valves in the veins of the leg fail, causing blood to flow backwards and pool in the lower leg and ankle. The backwards flow of the blood is called reflux. Reflux results in increased pressure in the veins of the leg, known as venous hypertension. Venous hypertension leads to swelling, discoloration, severe pain, and open sores called venous ulcers. By reducing reflux, and lowering venous hypertension, the VenoValve has the potential to reduce or eliminate the symptoms of deep venous, severe CVI, including venous leg ulcers. The VenoValve is designed to be surgically implanted into the patient on an outpatient basis via a 5 to 6 inch incision in the upper thigh.

There are presently no FDA approved medical devices to address valvular incompetence, or effective treatments for deep venous CVI. Current treatment options include compression garments, or constant leg elevation. These treatments are generally ineffective, as they attempt to alleviate the symptoms of CVI without addressing the underlying causes of the disease. In addition, we believe that compliance with compression garments and leg elevation is extremely low, especially among the elderly. Valve transplants from other parts of the body have been attempted, but with very-poor results. Many attempts to create substitute valves have also failed, usually resulting in early thromboses. The premise behind the VenoValve is that by reducing the underlying causes of CVI, reflux and venous hypertension, the debilitating symptoms of CVI will decrease, resulting in improvement in the quality of the lives of CVI sufferers.

There are approximately 2.4 million people in the U.S. that suffer from deep venous CVI due to valvular incompetence. The average person with a venous ulcer spends approximately $30,000 per year on wound care, resulting in approximately $30 billion of direct medical costs. For those venous ulcers that do heal, there is a 20% to 40% recurrence rate within one year.

VenoValve Clinical Status

After consultation with the FDA, as a precursor to the U.S. pivotal trial, we are conducting a small first-in-man study for the VenoValve in Colombia. The first phase of the first-in-man Colombian trial included 10 patients. In addition to providing safety and efficacy data, the purpose of the first-in-man study is to provide proof of concept, and to provide valuable feedback to make any necessary product modifications or adjustments to our surgical implantation procedures for the VenoValve prior to conducting the U.S. pivotal trial. In December of 2018, we received regulatory approval from Instituto Nacional de Vigilancia de Medicamentos y Alimentos (“INVIMA”), the Colombian equivalent of the FDA. On February 19, 2019, we announced that the first VenoValve was successfully implanted in a patient in Bogota. Between April of 2019 and December of 2019, we successfully implanted VenoValves in 9 additional patients, completing the implantations for the first phase of the Colombian first-in-man study. Overall, VenoValves have been implanted in 11 patients in Colombia. Endpoints for the VenoValve first-in-man study include reflux, measured by doppler, a VCSS score used by the clinician to measure disease severity, and a VAS score used by the patient to measure pain.

On April 28, 2020, we released our latest data from the first-in-man Colombia VenoValve trial. For the first five patients to receive VenoValves, who are all now one-year post VenoValve surgeries, CVI has significantly improved in all five patients when compared to pre-surgery levels. On average, Venous Clinical Severity Scores (“VCSSs”) have improved 72% for the five patients. VCSS scores are commonly used to objectively assess outcomes in the treatment of venous disease, and include ten characteristics including pain, inflammation, skin changes such as pigmentation and induration, the number of active ulcers, and ulcer duration. The improvements in VCSS scores is significant and indicates that VenoValve patients who had severe CVI pre-surgery, now have mild CVI or the complete absence of disease at one-year post surgery. The five VenoValve patients that are one-year post surgery have now completed the first-in-man, clinical study.

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On March 4, 2020, Dr. Jorge Hernando Ulloa, the Primary Investigator for the Company’s study in Colombia presented then current VenoValve data at the 32nd Annual American Venous Forum meeting on Amelia Island, Florida. Across all 11 patients that have received VenoValves and when comparing pre-operative levels to data recorded at their most recent office visits, Reflux, VCSS Scores, and VAS scores have improved 51%, 61%, and 65% respectively. That includes one patient who is currently occluded, and whose VenoValve is currently not functioning as intended. VenoValve safety incidences have been minor and included one (1) fluid pocket (which was aspirated), intolerance from Coumadin anticoagulation therapy, and two (2) minor wound infections (treated with antibiotics). Dr. Ulloa’s presentation was awarded as the top presentation of the American Venous Forum conference.

Next steps for the VenoValve include the continued monitoring of the remaining six VenoValve patients in Colombia, the completion of a series of functional tests mandated by the FDA which are necessary for the filing of an IDE application with the FDA, and approval of the IDE application by the FDA to begin the U.S. pivotal trial.

CoreoGraft

Background

Heart disease is the leading cause of death among men and women in the U.S. accounting for about 1 in every 4 deaths. Coronary heart disease is the most common type of heart disease, killing over 370,000 people each year. Coronary heart disease occurs when arteries around the heart become blocked or occluded, in most cases by plaque. Although balloon angioplasty with or without cardiac stents have become the norm if one or two arteries are blocked, coronary artery bypass surgery remains the treatment of choice for patients with multiple blocked arteries. Approximately 200,000 coronary artery bypass graft (“CABG”) surgeries take place each year in the U.S. In the U.S., CABG surgeries are the most commonly performed cardiac procedure. CABG surgeries alone account for 55% of all cardiac surgeries, and CABG surgeries when combined with valve replacement surgeries account for approximately 62% of all cardiac surgeries. The next largest category accounts for 10% of cardiac surgeries. The number of CABG surgeries are expected to increase as the population continues to age. On average, three grafts are used for each CABG surgery.

Although CABG surgeries are invasive, improved surgical techniques over the years have lowered the fatality rate from CABG surgeries to between 1% and 3% prior to discharge from the hospital. Arteries around heart are accessed via an incision along the sternum known as a sternotomy. Once the incision is made, the sternum (chest) is divided (“cracked”) to access the heart and its surrounding arteries.

CABG surgery is relatively safe and effective. In most instances, doctors prefer to use the left internal mammary artery (“LIMA”), an artery running inside the ribcage and close to the sternum, to re-vascularize the left side of the heart. Use of the LIMA to revascularize the left descending coronary artery (known as the “widow maker”) has become the gold standard for revascularizing the left side of the heart during CABG surgeries. For the right side of the heart, and where additional grafts are needed on the left side, the current standard of care is to harvest the saphenous vein from the patient’s leg to be dissected into pieces and used as bypass grafts around the heart. Unfortunately, saphenous vein grafts (“SVGs”) are not nearly as effective as the LIMA for revascularizing the heart. In fact, SVGs continue to be the weak link for CABG surgeries.

The saphenous vein harvest procedure is itself invasive. Either a long incision is made along the inner leg of the patient to harvest the vein, or the saphenous vein is extracted endoscopically. Regardless of the type of bypass procedure, bypass graft harvest remains an invasive and complication prone aspect of the CABG procedure. Present standard-of-care complications are described in recent published reports in major medical journals. The percentage of complications from the harvest procedure can be as high as 24%. This is mainly due to non-healing of the saphenous wound or development of infection in the area of the saphenous vein harvest site.

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While the LIMA is known for excellent short term and long term patency rates, studies indicate that between 10% and 40% percent of SVGs that are used as conduits for CABG surgeries fail within the first year after the CABG surgery. A significant percentage fail within the first 30 days. At 10 years, the SVGs failure rate can be as high as 75%. When a graft fails, it becomes blocked or occluded, depriving the heart of blood flow. Mortality during the first year after bypass graft failure is very high, between 5% and 9%. For purposes of comparison, a 3% threshold is considered to be a high cardiac risk. In fact, a relatively recent study in Denmark has reported that mortality rates at 8 to 10 years after CABG surgery are as high as 60% to 80%. While a life expectancy of 8 to 10 years following CABG surgery may have been acceptable in the past, expectations have changed and with people now generally living longer, additional focus is now being placed on extending life expectancies following CABG surgeries.

Researchers have determined that there are two main causes of SVGs failure: size mismatch, and a thickening of the interior of the SVGs that begins immediately following the harvest procedure. Size mismatch occurs because the diameter of SVGs is often significantly larger than the diameter of the coronary arteries around the heart. This size mismatch causes flow disturbances, leading to graft thromboses and graft failure. The thickening of the cell walls of SVGs occur when a layer of endothelial cells on the inner surface of the SVGs are disturbed beginning at the harvesting procedure, starting a chain reaction which causes the cells to thicken and the inside of the graft to narrow, resulting in blood clots and graft failure.

The Opportunity

The CoreoGraft is a bovine based off the shelf conduit that could potentially be used to revascularize the heart, instead of harvesting the saphenous vein from the patient’s leg. In addition to avoiding the invasive and painful saphenous vein graft (“SVG”) harvest process, HJLI’s CoreoGraft closely matches the size of the coronary arteries, eliminating graft failures that occur due to size mismatch. In addition, with no graft harvest needed, the CoreoGraft could also reduce or eliminate the inner thickening that burdens and leads to failure of the SVGs.

In addition to providing a potential alternative to SVGs, the CoreoGraft could be used when making grafts from the patients’ own arteries and veins is not an option. For example, patients with significant arterial and vascular disease often do not have suitable vessels to be used as grafts. For other patients, such as women who have undergone radiation treatment for breast cancer and have a higher incidence of heart disease, using the LIMA, an artery running inside the ribcage and close to the sternum, to re-vascularize the left side of the heart may not be an option if it was damaged by the radiation. Another example are patients undergoing a second CABG surgery. Due in large part to early SVG failures, patients may need a second CABG surgery. If the SVG was used for the first CABG surgery, the patient may have insufficient veins to harvest. While the CoreoGraft may start out as a product for patients with no other options, if the CoreoGraft establishes good short term and long term patency rates, it could become the graft of choice for all CABG patients in addition to the LIMA.

Clinical Status

In January of 2020, we announced the results of a six month, nine sheep, animal feasibility study for the CoreoGraft. Bypasses were accomplished by attaching the CoreoGrafts from the ascending aorta to the left anterior descending artery, and surgeries were preformed both on-pump and off-pump. Partners for the feasibility study included the Texas Heart Institute, and American Preclinical Services.

Test subjects were evaluated via angiograms and flow monitors during the study, and a full pathology examination of the CoreoGrafts and the surrounding tissue was performed post necropsy.

The results from the feasibility study demonstrated that the CoreoGrafts remained patent (open) and fully functional at 30, 90, and 180 day intervals after implantation. In addition, pathology examinations of the grafts and surrounding tissue at the conclusion of the study showed no signs of thrombosis, infection, aneurysmal degeneration, changes in the lumen, or other problems that are known to plague and lead to failure of SVGs.

In addition to exceptional patency, pathology examinations indicated full endothelialization for grafts implanted for 180 days both throughout the CoreoGrafts and into the left anterior descending arteries. Endothelium is a layer of endothelial cells that naturally exist throughout healthy veins and arteries that acts as a barrier between blood and the surrounding tissue, which helps promote the smooth passage of blood. Endothelium are known to produce a variety anti-clotting and other positive characteristics that are essential to healthy veins and arteries. The presence of full endothelialization within the longer term CoreoGrafts indicates that the graft is being accepted and assimilated in a manner similar to natural healthy veins and arteries that exist throughout the vascular system and is an indication of long-term biocompatibility.

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Since we believe the results of the CoreoGraft feasibility study were positive, HJLI will now explore the possibility of conducting a first-in-man study outside of the U.S., where the CoreoGrafts would be implanted and tested in human subjects.

Recent Developments

On May 22, 2020, we executed a non-binding letter of intent to merge the Company with Catheter Precision, Inc., (“Catheter Precision”) a private medical device company focused on cardiovascular diseases, including heart arrythmias. Catheter Precision has developed a software imaging system called VIVO™, an initial version of which is FDA cleared and CE marked, that produces a 3-D virtual image of the heart on a computer monitor for the purpose of accurately identifying and targeting the anatomical location of ventricular arrhythmias for catheter ablation therapy. We are currently in the preliminary stages of our due diligence review of Catheter Precision and only recently began negotiating the terms and definitive documentation surrounding the merger, including the amount of merger consideration (though it has been agreed that the consideration payable by us will not include a cash component). Accordingly, we cannot provide any assurance that we will effect a merger transaction with Catheter Precision or, if we are able to consummate such a transaction, that the terms of any such merger transaction will be favorable to our stockholders. See “Risk Factors” beginning on page 8 of this prospectus for further discussion surrounding the non-binding letter of intent and the transactions contemplated thereby. This offering is not conditioned on the consummation of the merger, which we expect will require, among other things, a vote by the stockholders of the Company to approve.

Our Competitive Strengths

We believe we will offer the cardiovascular device market a compelling value proposition with the launch of our two product candidates, if approved, for the following reasons:

●	We have extensive experience of proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of our biologic tissue devices. We believe that our patents, which cover certain aspects of our devices and the processing methods of biologic valvular tissue as a “bioprosthetic” device, may provide an advantage over potential competitors.
●	We operate a 14,507 square foot manufacturing facility in Irvine, California. Our facility is designed expressly for the manufacture of Class III tissue based implantable medical devices and is equipped for research and development, prototype fabrication, current good manufacturing practices, or cGMP, and manufacturing and shipping for Class III medical devices, including biologic cardiovascular devices.
●	We have attracted senior executives who are experienced in research and development and who have worked on over 50 medical devices that have received FDA approval or CE marking. We also have the advantage of an experienced board of directors and scientific advisory board who will provide guidance as we move towards market launch.

Risks Associated with Our Business

Our business is subject to many significant risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these risks, together with the risks set forth under the section entitled “Risk Factors” and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our common stock. If any of the risks discussed in this prospectus actually occur, our business, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:

●	Failure to obtain FDA approval to commercially sell our product candidates in a timely manner or at all;

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●	Whether surgeons and patients in our target markets accept our product candidates, if approved;
●	The expected growth of our business and our operations, and the capital resources needed to progress our business plan;
●	Failure to scale up of the manufacturing process of our product candidates in a timely manner, or at all;
●	Failure to manufacture our product candidates at a competitive price;
●	Our ability to retain and recruit key personnel, including the development of a sales and marketing infrastructure;
●	Reliance on third party suppliers for certain components of our product candidates;
●	Reliance on third parties to commercialize and distribute our product candidates in the United States and internationally;
●	Changes in external competitive market factors;
●	Uncertainties in generating sustained revenue or achieving profitability;
●	Unanticipated working capital or other cash requirements;
●	Changes in FDA regulations, including testing procedures, of medical devices and related promotional and marketing activities;
●	Our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing;
●	Our ability to obtain and maintain intellectual property protection for our product candidates;
●	Our ability to regain compliance with the continued listing requirements of the Nasdaq Capital Market or otherwise maintain the listing of our securities on the Nasdaq Capital Market; and
●	Changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the medical device industry.

Intellectual Property

We possess an extensive proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of biologic devices. This includes FDA compliant quality control and assurance programs, proprietary tissue processing technologies demonstrated to eliminate recipient immune responses, trusted relationship with abattoir suppliers, and a combination of tissue preservation and gamma irradiation that enhances device functions and guarantees sterility. We have filed patent applications for our VenoValve product and Implantable Vein Frame with the U.S. Patent and Trademark Office though there is no assurance that patents will be issued. We have several proprietary processes for manufacturing our CoreoGraft product and are also are working on intellectual property protection.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

●	being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;
●	an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;
●	reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and
●	exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We chose to “opt out” of this provision. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year following the fifth anniversary of the completion of our initial public offering, (ii) the first fiscal year after our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Corporate Information

We were incorporated in Delaware on December 22, 1999. Our principal executive offices are located at 70 Doppler, Irvine, California, 92618, and our telephone number is (949) 261-2900. Our corporate website address is www.hancockjaffe.com. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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The Offering

Securities offered by us:

12,500,000 Units, with each Unit consisting of one (1) Share and one (1) Warrant to purchase one (1) share of common stock. Each Warrant will have an exercise price of $0.32 per share, will be exercisable beginning on the effective date of our stockholders’ approval of either an increase in the number of our authorized shares of common stock or a reverse stock split, in either case in an amount sufficient to permit the exercise in full of the Warrants, and will expire on the seventh anniversary of the original issuance date. We do not have a sufficient number of authorized shares to permit exercise of the Warrants. In the event that we are unable to effect an increase in our authorized shares of common stock or a reverse split, in either case in an amount sufficient to permit the exercise in full of the Warrants, the Warrants will not be exercisable and therefore have no value. In no event will the Warrants have any cash value other than in connection with a fundamental transaction as described therein.

Offering Price:	Public offering price of $0.32 per Unit.

Common Stock outstanding prior to this offering:	23,949,333 shares as of July 17, 2020.

Common Stock to be outstanding after this offering:	36,449,333 shares (assuming no exercise of the underwriters’ over-allotment option) (or 48,949,333 shares if the Warrants sold in this offering are exercised in full).

Use of proceeds:

The net proceeds from our sale of securities in this offering will be approximately $3.2 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We currently expect to use the net proceeds for the continued development of our two lead products, VenoValve and the CoreoGraft, and for general corporate purposes, including working capital. However, as described in “Recent Developments,” we have entered into a non-binding letter of intent to merge the Company with Catheter Precision which enables us to conduct due diligence and negotiate the terms and conditions of a definitive merger agreement and which also includes an exclusivity period (through July 15, 2020). In the event that the merger is consummated, it is possible that a portion of the proceeds may be utilized to conduct the business retained by us following such merger, but we currently do not have any binding agreement in place that would require us or Catheter Precision to engage in a transaction (in no event do we expect to use the proceeds as consideration for the merger with Catheter Precision). See “Use of Proceeds.”

Concurrent private placement offering:	Concurrently with the offering of securities pursuant to this prospectus, we are conducting a separate private placement transaction of shares of Series C Convertible Preferred Stock and unregistered warrants to purchase common stock with certain accredited investors.

Risk Factors:	This investment involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should consider carefully before making an investment decision.

Market and Trading Symbol:	Our shares of common stock are traded on the Nasdaq Capital Market under the symbol “HJLI” and certain of our warrants are traded on the Nasdaq Capital Market under the symbol “HJLIW.” There is no established trading market for the Warrants being offered and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

The number of shares of our common stock to be outstanding after this offering is based on 23,949,333 shares of our common stock outstanding as of July 17, 2020 and excludes as of such date:

●	2,342,207 shares of our common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $4.54 per share;
●	10,951,810 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.30;
●	2,671,597 additional shares of our common stock reserved for future issuance under our equity incentive plan;
●	no exercise of the underwriters’ option to purchase additional Shares and/or Warrants;
●	750,000 shares of common stock that may be issued upon exercise of the underwriters’ warrants;
●	Shares that may be issued upon conversion or exercise of the securities that we expect to issue in a concurrent private placement; and
●	Shares that may be issued in connection with a merger transaction with Catheter Precision.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares that will be outstanding after this offering, assumes no exercise by the underwriters of their option to purchase additional securities.

7

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, including our financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. The occurrence of any of the following risks could have a material and adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and stock price.

Risks Related to our Business and Strategy

We have incurred significant losses since our inception, expect to incur significant losses in the future and may never achieve or sustain profitability.

We have historically incurred substantial net losses, including net losses of $7,625,397, $13,042,709, $7,791,469 and $3,387,490 for the years ended December 31, 2019, 2018, 2017 and 2016, respectively. As a result of our historical losses, we had an accumulated deficit of $56,187,925 as of December 31, 2019 and $57,347,683 as of March 31, 2020. Our losses have resulted primarily from costs related to general and administrative expenses relating to our operations, as well as our research programs and the development of our product candidates. Currently, we are not generating revenue from operations, and we expect to incur losses for the foreseeable future as we seek to obtain regulatory approval for our product candidates. Additionally, we expect that our general and administrative expenses are higher than they would otherwise be due to the additional operational and reporting costs associated with being a public company as well as the projected expansion of our operations. We do not expect to generate significant revenue until any of our product candidates are licensed or sold, if ever. We may never generate significant revenue or become profitable. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Our failure to achieve and subsequently sustain profitability could harm our business, financial condition, results of operations and cash flows.

We currently depend entirely on the successful and timely regulatory approval and commercialization of our two product candidates, which may not receive regulatory approval or, if any of our product candidates do receive regulatory approval, we may not be able to successfully commercialize them.

We currently have two lead product candidates (the CoreoGraft and the VenoValve) and our business presently depends entirely on our ability to license and/or sell our products to larger medical device companies. In order for our product candidates to succeed the products need to be approved by regulatory authorities, which may never happen. Our product candidates are based on technologies that have not been used previously in the manner we propose. Market acceptance of our product candidates will largely depend on our ability to demonstrate their relative safety, efficacy, cost-effectiveness and ease of use. We may not be able to successfully develop and commercialize our product candidates. If we fail to do so, we will not be able to generate substantial revenues, if any.

We are subject to rigorous and extensive regulation by the FDA in the United States and by comparable agencies in other jurisdictions, including the European Medicines Agency, or EMA, in the European Union, or EU. Our product candidates are currently in development and we have not received FDA approval for our product candidates. Our product candidates may not be marketed in the United States until they have been approved by the FDA and may not be marketed in other jurisdictions until they have received approval from the appropriate foreign regulatory agencies. Each product candidate requires significant research, development, preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval.

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Obtaining regulatory approval requires substantial time, effort and financial resources, and we may not be able to obtain approval of any of our product candidates on a timely basis, or at all. The number, size, design and focus of preclinical and clinical trials that will be required for approval by the FDA, the EMA or any other foreign regulatory agency varies depending on the device, the disease or condition that the product candidates are designed to address and the regulations applicable to any particular products. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or preclude regulatory approval. The FDA, the EMA and other foreign regulatory agencies can delay, limit or deny approval of a product for many reasons, including, but not limited to:

●	a product candidate may not be shown to be safe or effective;
●	the clinical and other benefits of a product candidate may not outweigh its safety risks;
●	clinical trial results may be negative or inconclusive, or adverse medical events may occur during a clinical trial;
●	the results of clinical trials may not meet the level of statistical significance required by regulatory agencies for approval;
●	regulatory agencies may interpret data from pre-clinical and clinical trials in different ways than we do;
●	regulatory agencies may not approve the manufacturing process or determine that the manufacturing is not in accordance with current good manufacturing practices, or cGMPs;
●	a product candidate may fail to comply with regulatory requirements; and/or
●	regulatory agencies might change their approval policies or adopt new regulations.

If our product candidates are not approved at all or quickly enough to provide net revenues to defray our operating expenses, our business, financial condition, operating results and prospects could be harmed.

If we are unable to successfully raise additional capital, our future clinical trials and product development could be limited and our long-term viability may be threatened.

We have experienced negative operating cash flows since our inception and have funded our operations primarily from proceeds received from sales of our capital stock, the issuance of the convertible and non-convertible notes, and the sale of our products to larger medical device companies. We will need to seek additional funds in the future through equity or debt financings, or strategic alliances with third parties, either alone or in combination with equity financings to complete our product development initiatives including any additional products that we may seek to develop through merger, acquisition, or otherwise. These financings could result in substantial dilution to the holders of our common stock, or require contractual or other restrictions on our operations or on alternatives that may be available to us. If we raise additional funds by issuing debt securities, these debt securities could impose significant restrictions on our operations. Any such required financing may not be available in amounts or on terms acceptable to us, and the failure to procure such required financing could have a material and adverse effect on our business, financial condition and results of operations, or threaten our ability to continue as a going concern.

Our present and future capital requirements will be significant and will depend on many factors, including:

●	the progress and results of our development efforts for our product candidates;
●	the costs, timing and outcome of regulatory review of our product candidates;
●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;
●	the effect of competing technological and market developments;
●	market acceptance of our product candidates;
●	the rate of progress in establishing coverage and reimbursement arrangements with domestic and international commercial third-party payors and government payors;
●	the ability to achieve revenue growth and improve gross margins; and
●	legal, accounting, insurance and other professional and business-related costs.

We may not be able to acquire additional funds on acceptable terms, or at all. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets or delay, reduce the scope of or eliminate some or all of our development programs.

If we do not have, or are not able to obtain, sufficient funds, we may be required to delay development or commercialization of our product candidates. We also may have to reduce the resources devoted to our product candidates or cease operations. Any of these factors could harm our operating results.

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The COVID-19 pandemic has significantly negatively impacted our business.

The COVID-19 pandemic has disrupted the global economy and has negatively impacted large populations including people and businesses that may be directly or indirectly involved with the operation of our Company and the manufacturing, development, and testing of our product candidates. The full scope and economic impact of COVID-19 is still unknown and there are many risks from COVID-19 that could generally and negatively impact economies and healthcare providers in the countries where we do business, the medical device industry as a whole, and development stage, pre-revenue companies such as HJLI. At this time, we have identified the following COVID-19 related risks that we believe have a greater likelihood of negatively impacting our company specific, including, but not limited to:

●	Federal, State and local shelter-in-place directives which limit our employees from accessing our facility to manufacture, develop and test our product candidates;
●	Travel restrictions and quarantine requirements which prevent us from initiating and continuing animal studies and patient trials both inside and outside of the United States;
●	The burden on hospitals and medical personnel resulting in the cancellation of non-essential medical procedures such as surgical procedures needed to implant our product candidates for pre-clinical and clinical trials;
●	Delays in the procurement of certain supplies and equipment that are needed to develop and test our product candidates;
●	Erosion of the capital markets which make it more difficult to obtain the financing that we need to fund and continue our operations; and
●	Potential back-log at regulatory agencies such as the FDA which may result in delays in obtaining regulatory approvals.

As a result of our current lack of financial liquidity, the Company has concluded there is substantial doubt regarding our ability to continue as a going concern.

Our lack of sufficient liquidity could make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain and our public stock price generally. As a result of this, the Company has concluded there is substantial doubt regarding our ability to continue as a going concern. Accordingly, the report of our independent registered accounting firm that accompanies our audited financial statements for the year ended December 31, 2019 contains going concern qualifications, which discuss substantial doubt regarding our ability to continue as a going concern over the next twelve months from the issuance of our Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 18, 2020 (the “Form 10-K”), meaning that we may be unable to continue in operation for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations.

In order to continue as a going concern, we will need to, among other things, achieve positive cash flow from operations and, if necessary, seek additional capital resources to satisfy our cash needs. Our plans to achieve positive cash flow include engaging in offerings of equity and debt securities and negotiating up-front and milestone payments on our product candidates and royalties from sales of our product candidates that secure regulatory approval and any milestone payments associated with such approved product candidates. Our failure to obtain additional capital would have an adverse effect on our financial position, results of operations, cash flows, and business prospects, and ultimately on our ability to continue as a going concern.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report financial results or prevent fraud. If we identify a material weakness in our internal control over financial reporting, our ability to meet our reporting obligations and the trading price of our stock could be negatively affected.

As described in our Quarterly Report on Form 10-Q filed with the SEC on June 8, 2020, in connection with our issuance of warrants in the February 2020 Offering, we identified a material weakness in our internal control over financial reporting with regard to our failure to record an associated derivative liability on a timely basis. This deficiency did not result in the revision of any of our issued financial statements. If we are unable to remediate this material weakness, or if we do not have these controls operating effectively for a sufficient amount of time, management may conclude that we did not maintain effective internal control over financial reporting as of December 31, 2020.

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Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We regularly review and update our internal controls, disclosure controls and procedures, and corporate governance policies. In addition, we are required under the Sarbanes-Oxley Act of 2002 to report annually on our internal control over financial reporting. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Accordingly, a material weakness increases the risk that the financial information we report contains material errors.

While we are in the process of developing a detailed plan for remediation of the material weakness, including developing and maintaining a transition process for new finance executives to review existing critical accounting policies and judgments, we can offer no assurance that our remediation plan will ultimately have the intended effects. Any failure to maintain such internal controls could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations or may lose confidence in our reported financial information. Likewise, if our financial statements are not filed on a timely basis as required by the SEC and The Nasdaq Stock Market, we could face severe consequences from those authorities. In either case, it could result in a material adverse effect on our business or have a negative effect on the trading price of our common stock. Further, if we fail to remedy this deficiency (or any other future deficiencies) or maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of those controls.

Further, in the future, if we cannot conclude that we have effective internal control over our financial reporting, investors could lose confidence in the reliability of our financial statements, which could lead to a decline in our stock price. Failure to comply with reporting requirements could also subject us to sanctions and/or investigations by the SEC, The Nasdaq Stock Market or other regulatory authorities.

We may never be able to generate sufficient revenue from the commercialization of our product candidates to achieve and maintain profitability.

Our ability to operate profitably in the future will depend upon, among other items, our ability to (i) fully develop our product candidates, (ii) scale up our business and operational structure, (iii) obtain regulatory approval of our product candidates from the FDA, (iv) market and sell our product candidates to larger medical device companies, (v) successfully gain market acceptance of our product candidates, and (vi) obtain sufficient and on-time supply of components from our third-party suppliers. If our product candidates are never successfully commercialized, we may never receive a return on our investments in product development, regulatory compliance, manufacturing and quality assurance, which may cause us to fail to generate revenue and gain economies of scale from such investments.

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We utilize one domestic and one international third-party suppliers for porcine and bovine tissue for our two product candidates and the loss of one or both of these suppliers could have an adverse impact on our business.

We rely on one domestic and one international third-party vendors to supply porcine and bovine tissue for our two product candidates. Our ability to supply our current and future product candidates, if approved, commercially depends, in part, on our ability to obtain this porcine and bovine tissue in accordance with our specifications and with regulatory requirements and in sufficient quantities to meet demand. Our ability to obtain porcine and bovine tissue may be affected by matters outside our control, including that these suppliers may cancel our arrangements on short notice or have disruptions to their operations.

If we are required to establish additional or replacement suppliers for the porcine and bovine tissue, it may not be accomplished quickly and our operations could be disrupted. Even if we are able to find replacement suppliers, the replacement suppliers may need to be qualified and may require additional regulatory authority approval, which could result in further delay. In the event of a supply disruption, our product inventories may be insufficient to supply our customers and the development of any future product candidates would be delayed, limited or prevented, which could have an adverse impact on our business.

We depend upon third-party suppliers for certain components of our product candidates, making us vulnerable to supply problems and price fluctuations, which could harm our business.

We rely on a number of third-party suppliers to provide certain components of our product candidates. We do not have long-term supply agreements with most of our suppliers, and, in many cases, we purchase goods on a purchase order basis. Our suppliers may encounter problems for a variety of reasons, including unanticipated demand from larger customers, failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction, quality or yield problems and environmental factors, any of which could delay or impede their ability to meet our demand. Our reliance on these third-party suppliers also subjects us to other risks that could harm our business, including:

●	interruption of supply resulting from modifications to, or discontinuation of, a supplier’s operations;
●	delays in product shipments resulting from defects, reliability issues or changes in components from suppliers;
●	price fluctuations due to a lack of long-term supply arrangements for key components with our suppliers;
●	errors in manufacturing components, which could negatively impact the effectiveness or safety of our product candidates or cause delays in shipment of our product candidates;
●	discontinued production of components, which could significantly delay our production and sales and impair operating margins;
●	inability to obtain adequate supplies in a timely manner or on commercially reasonable terms;
●	difficulty locating and qualifying alternative suppliers, especially with respect to our sole-source supplies;
●	delays in production and sales caused by switching components, which may require product redesign and/or new regulatory submissions;
●	delays due to evaluation and testing of devices from alternative suppliers and corresponding regulatory qualifications;
●	non-timely delivery of components due to our suppliers supplying products for a range of customers;
●	the failure of our suppliers to comply with strictly enforced regulatory requirements, which could result in disruption of supply or increased expenses; and
●	inability of suppliers to fulfill orders and meet requirements due to financial hardships.

In addition, there are a limited number of suppliers and third-party manufacturers that operate under the FDA’s Quality System Regulation, or QSR, requirements, maintain certifications from the International Organization for Standardization that are recognized as harmonized standards in the European Economic Area, or EEA, and that have the necessary expertise and capacity to supply components for our product candidates. As a result, it may be difficult for us to locate manufacturers for our anticipated future needs, and our anticipated growth may strain the ability of our current suppliers to deliver products, materials and components to us. If we are unable to arrange for third-party manufacturing of components for our product candidates, or to do so on commercially reasonable terms, we may not be able to complete development of, market and sell our current or new product candidates. Further, any supply interruption from our suppliers or failure to obtain additional suppliers for any of the components used in our product candidates would limit our ability to manufacture our product candidates. Failure to meet these commitments could result in legal action by our customers, loss of customers or harm to our ability to attract new customers, any of which could have a material and adverse effect on our business, financial condition, results of operations and growth.

12

If we successfully develop our product candidates and are unable to sell or license them to larger medical device companies, we may have to demonstrate to surgeons and hospitals the merits of our product candidates to facilitate adoption of our product candidates.

Surgeons continue to play a significant role in determining the devices used in the operating room and in assisting in obtaining approval by the relevant value analysis committee, or VAC. Educating surgeons on the benefits of our product candidates will require a significant commitment by a marketing team and sales organization. Surgeons and hospitals may be slow to change their practices because of familiarity with existing devices and/or treatments, perceived risks arising from the use of new devices, lack of experience using new devices, lack of clinical data supporting the benefits of such devices or the cost of new devices. There may never be widespread adoption of our product candidates by surgeons and hospitals. If surgeons and hospitals are not adequately educated about the advantages of our product candidates incorporating our technology, as compared to surgical methods which do not incorporate such technology, we may face challenges in obtaining approval by the relevant VAC, and we will not achieve significantly greater market acceptance of our product candidates, gain momentum in our sales activities, significantly grow our market share or grow our revenue and our business and financial condition will be adversely affected.

If larger medical device companies purchase or license any of our product candidates and they are unable to convince hospital facilities to approve the use of our product candidates, we may be unable to generate a substantial royalty income from our products.

In the United States, in order for surgeons to use our product candidates, the hospital facilities where these surgeons treat patients will typically require that the product candidates receive approval from the facility’s VAC. VACs typically review the comparative effectiveness and cost of medical devices used in the facility. The makeup and evaluation processes for VACs vary considerably, and it can be a lengthy, costly and time-consuming effort to obtain approval by the relevant VAC. For example, even if the purchasers or licensees of our product candidates have an agreement with a hospital system for purchase of our products, in most cases, they must obtain VAC approval by each hospital within the system to sell at that particular hospital. Additionally, hospitals typically require separate VAC approval for each specialty in which our product is used, which may result in multiple VAC approval processes within the same hospital even if such product has already been approved for use by a different specialty group. VAC approval is often needed for each different product to be used by the surgeons in that specialty. In addition, hospital facilities and group purchasing organizations, or GPOs, which manage purchasing for multiple facilities, may also require the purchasers of licensees of our products to enter into a purchasing agreement and satisfy numerous elements of their administrative procurement process, which can also be a lengthy, costly and time-consuming effort. If our purchasers/licensees do not receive access to hospital facilities in a timely manner, or at all, via these VAC and purchasing contract processes, or otherwise, or if they are unable to secure contracts on commercially reasonable terms in a timely manner, or at all, their operating costs will increase, their sales may decrease and their operating results may be harmed.

We operate in a very competitive market environment and if we are unable to compete successfully against our potential competitors, our sales and operating results may be negatively affected.

The medical device industry is intensely competitive and subject to rapid and significant technological change, as well as the introduction of new products or other market activities of industry participants. Our ability to compete successfully will depend on our ability to develop future product candidates that reach the market in a timely manner, are well adopted by customers and receive adequate coverage and reimbursement from third-party payors.

We have numerous potential competitors, many of whom have substantially greater name recognition, commercial infrastructure and financial, technical and personnel resources than us. Our potential competitors develop and patent competing products or processes earlier than we can or obtain regulatory clearance or approvals for competing products more rapidly than we can, which could impair our ability to develop and commercialize similar products or processes. Additionally, our potential competitors may, in the future, develop medical devices that render our product candidates obsolete or uneconomical.

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Many of our current and potential competitors are publicly traded, or are divisions of publicly-traded, major medical device or technology companies that enjoy several competitive advantages. We face a challenge overcoming the long-standing preferences of some specialists for using the products of our larger, more established competitors. Specialists who have completed many successful procedures using the products made by these competitors may be reluctant to try new products from a source with which they are less familiar. If these specialists do not try and subsequently adopt our product candidates, we may be unable to generate sufficient revenue or growth. In addition, many of our competitors enjoy other advantages such as:

●	greater financial resources for marketing and aggressive discounting;
●	large and established sales, marketing and distribution networks with greater reach in both domestic and international markets;
●	significantly greater brand recognition;
●	established business and financial relationships with specialists, referring physicians, hospitals and medical schools;
●	greater existing market share in our markets;
●	greater resources devoted to research and development of competing products and greater capacity to allocate additional resources;
●	greater experience in obtaining and maintaining regulatory clearances and approvals for new products and product enhancements;
●	products supported by long-term clinical data;
●	more expansive patent portfolios and other intellectual property rights; and
●	broader product portfolios affording them greater ability to cross-sell their products or to incentivize hospitals or surgeons to use their products.

Our competitors may seek to obtain agreements, exclusive or otherwise, with the same partners or licensees that we intend to approach in order to develop and market our product candidates. In addition, our competitors may be able to meet these requirements and develop products that are comparable or superior to our product candidates or that would render our product candidates obsolete or non-competitive.

Our long-term growth depends on our ability to develop and commercialize additional product candidates.

The medical device industry is highly competitive and subject to rapid change and technological advancements. Therefore, it is important to our business that we continue to enhance our product candidate offerings and introduce new product candidates (this could include, potentially, any products acquired through and following a merger transaction with Catheter Precision). Developing new product candidates is expensive and time-consuming. Even if we are successful in developing additional product candidates, the success of any new product candidates or enhancements to existing product candidates will depend on several factors, including our ability to:

●	properly identify and anticipate surgeon and patient needs;
●	develop and introduce new product candidates or enhancements in a timely manner;
●	develop an effective and dedicated sales and marketing team;
●	avoid infringing upon the intellectual property rights of third-parties;
●	demonstrate, if required, the safety and efficacy of new product candidates with data from preclinical studies and clinical trials;
●	obtain the necessary regulatory clearances or approvals for new product candidates or enhancements;
●	be fully FDA-compliant with marketing of new product candidates or modified product candidates;
●	provide adequate training to potential users of our product candidates; and
●	receive adequate coverage and reimbursement for procedures performed with our product candidates.

If we are unsuccessful in developing and commercializing additional devices in other areas, our ability to increase our revenue may be impaired.

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New technologies, techniques or products could emerge that might offer better combinations of price and performance than the products and services that we plan to offer. Existing markets for surgical devices are characterized by rapid technological change and innovation. It is critical to our success that we anticipate changes in technology and customer requirements and physician, hospital and healthcare provider practices. It is also important that we successfully introduce new, enhanced and competitive product candidates to meet our prospective customers’ needs on a timely and cost-effective basis. At the same time, however, we must carefully manage our introduction of new product candidates. If potential customers believe that such product candidates will offer enhanced features or be sold for a more attractive price, they may delay purchases until such product candidates are available. We may also continue to offer older obsolete products as we transition to new product candidates, and we may not have sufficient experience managing transitions. If we do not successfully innovate and introduce new technology into our anticipated product lines or successfully manage the transitions of our technology to new product offerings, our revenue, results of operations and business could be adversely impacted.

Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, industry standards, distribution reach or customer requirements. We anticipate that we will face strong competition in the future as current or future competitors develop new or improved product candidates and as new companies enter the market with novel technologies.

If we are unable to produce an adequate supply of our product candidates for use in our current and planned clinical trials or for commercialization because of our limited manufacturing resources or our facility is damaged or becomes inoperable, our regulatory, development and commercialization efforts may be delayed.

Our manufacturing resources for our product candidates are limited. We currently manufacture our product candidates for our research and development purposes at our manufacturing facility in Irvine, California. If our existing manufacturing facility experiences a disruption, we would have no other means of manufacturing our product candidates until we are able to restore the manufacturing capability at our current facility or develop alternative manufacturing facilities. Additionally, any damage to or destruction of our facilities or our equipment, prolonged power outage or contamination at our facilities would significantly impair our ability to produce our product candidates and prepare our product candidates for clinical trials.

Additionally, in order to produce our product candidates in the quantities that will be required for commercialization, we will have to increase or “scale up” our production process over the current level of production. We may encounter difficulties in scaling up our production, including issues involving yields, controlling and anticipating costs, quality control and assurance, supply and shortages of qualified personnel. If our scaled-up production process is not efficient or results in a product that does not meet quality or other standards, we may be unable to meet market demand and our revenues, business and financial prospects would be adversely affected. Further, third parties with whom we may develop relationships may not have the ability to produce the quantities of the materials we may require for clinical trials or commercial sales or may be unable to do so at prices that allow us to price our products competitively.

Our facility and equipment would be costly to replace and could require substantial lead time to repair or replace. The facility may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire, vandalism and power outages, which may render it difficult to operate our business for some period of time. While we have taken precautions to safeguard our facilities, any inability to operate our business during such periods could lead to the loss of customers or harm to our reputation. We also possess insurance for damage to our property and the disruption of our business, but this insurance may not be sufficient to cover all of our potential losses and this insurance may not continue to be available to us on acceptable terms, or at all.

We currently have no sales and marketing infrastructure and if we are unable to successfully sell and/or license our product candidates to larger medical device companies, we may be unable to commercialize our product candidates on our own, if approved, and may never generate sufficient revenue to achieve or sustain profitability.

In order to commercialize products that are approved by regulatory agencies, our current business model is to license or sell our product candidates to large medical device companies. We may not be able to enter into license or sale agreements on acceptable terms or at all, which would leave us unable to progress our current business plan. Our ability to reach a definitive agreement for collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If we are unable to maintain or reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of our product candidates, reduce or delay development programs, delay potential commercialization of our product candidates or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense.

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Moreover, even if we are able to maintain and/or enter into such collaborations, such collaborations may pose a number of risks, including the following:

●	collaborators may not perform their obligations as expected;
●	disagreements with collaborators might cause delays or termination of the research, development or commercialization of our product candidates, might lead to additional responsibilities for us with respect to such devices, or might result in litigation or arbitration, any of which would be time-consuming and expensive;
●	collaborators could independently develop or be associated with products that compete directly or indirectly with our product candidates;
●	collaborators could have significant discretion in determining the efforts and resources that they will apply to our arrangements with them, and thus we may have limited or no control over the sales, marketing and distribution activities;
●	should any of our product candidates achieve regulatory approval, a collaborator with marketing and distribution rights to our product candidates may not commit sufficient resources to the marketing and distribution of such product candidates;
●	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;
●	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and
●	collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to either find alternative collaborators (which we may be unable to do) or raise additional capital to pursue further development or commercialization of our product candidates on our own.

Our business would be materially or perhaps significantly harmed if any of the foregoing or similar risks comes to pass with respect to our key collaborations.

If it becomes necessary for us to establish a sales and marketing infrastructure, we may not realize a positive return on this investment. We would have to compete with established and well-funded medical device companies to recruit, hire, train and retain sales and marketing personnel. Once hired, the training process is lengthy because it requires significant education of new sales representatives to achieve the level of clinical competency with our products expected by specialists. Upon completion of the training, we expect our sales representatives would typically require lead time in the field to grow their network of accounts and achieve the productivity levels we expect them to reach in any individual territory. If we are unable to attract, motivate, develop and retain a sufficient number of qualified sales personnel, or if our sales representatives do not achieve the productivity levels in the time period we expect them to reach, our revenue will not grow at the rate we expect and our business, results of operations and financial condition will suffer. Also, to the extent we hire sales personnel from our competitors, we may be required to wait until applicable non-competition provisions have expired before deploying such personnel in restricted territories or incur costs to relocate personnel outside of such territories. Any of these risks may adversely affect our ability to increase sales of our product candidates. If we are unable to expand our sales and marketing capabilities, we may not be able to effectively commercialize our product candidates, which would adversely affect our business, results of operations and financial condition.

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Product liability lawsuits against us could cause us to incur substantial liabilities, limit sales of our existing product candidates and limit commercialization of any products that we may develop.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution, and sale of medical devices. This risk exists even if a device is cleared or approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority. Manufacturing and marketing of our commercial devices and clinical testing of our product candidates under development, may expose us to product liability and other tort claims. Furthermore, surgeons may misuse our product candidates or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our product candidates are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Regardless of the merit or eventual outcome, product liability claims may result in:

●	significant litigation costs;
●	decreased demand for our product candidates and any product candidates that we may develop;
●	damage to our reputation;
●	withdrawal of clinical trial participants;
●	substantial monetary awards to trial participants, patients or other claimants;
●	loss of revenue; and
●	the inability to commercialize any product candidates that we may develop.

Although we intend to maintain liability insurance, the coverage limits of our insurance policies may not be adequate, and one or more successful claims brought against us may have a material adverse effect on our business and results of operations. If we are unable to obtain insurance in the future at an acceptable cost or on acceptable terms with adequate coverage, we will be exposed to significant liabilities.

The loss of our executive officers or our inability to attract and retain qualified personnel may adversely affect our business, financial conditions and results of operations.

Our business and operations depend to a significant degree on the skills, efforts and continued services of our executive officers who have critical industry experience and relationships. Although we have entered into employment agreements with our executive officers, they may terminate their employment with us at any time. Accordingly, these executive officers may not remain associated with us. The efforts of these persons will be critical to us as we continue to develop our product candidates and business. We do not carry key person life insurance on any of our management, which would leave our company uncompensated for the loss of any of our executive officers.

Further, competition for highly-skilled and qualified personnel is intense. As such, our future viability and ability to achieve sales and profit will also depend on our ability to attract, train, retain and motivate highly qualified personnel in the diverse areas required for continuing our operations. If we were to lose the services one or more of our current executive officers or if we are unable to attract, hire and retain qualified personnel, we may experience difficulties in competing effectively, developing and commercializing our products and implementing our business strategies, which could have a material adverse effect on our business, operations and financial condition.

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Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

As of December 31, 2019 and 2018, we had available federal and state net operating loss carryforwards, or NOLs, of approximately $26.1 and $17.4 million, respectively. Pre-2018 federal and state NOLs carryovers may be carried forward for twenty years and begin to expire in 2029. Under the Tax Act, post-2017 federal NOLs can be carried forward indefinitely and the annual limit of deduction equals 80% of taxable income. As of December 31, 2019, we also had federal research and development tax credit carryforwards of approximately $0.2 million which begin to expire in 2027. In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” (generally defined as a cumulative change in equity ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period) may be subject to limitations on its ability to utilize its NOLs and certain credit carryforwards to offset future taxable income and taxes. We are currently analyzing the tax impacts of any potential ownership changes on our federal NOLs and credit carryforwards. Future changes in our stock ownership, including this or future offerings, the transactions contemplated by the non-binding letter of intent with Catheter Precision, as well as other changes that may be outside of our control, could result in ownership changes and could negatively impact our ability to utilize our NOLs. Our NOLs and credit carryforwards may also be limited under similar provisions of state law. We have recorded a full valuation allowance related to our NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future tax benefits of such assets.

While we have entered into a non-binding letter of intent with Catheter Precision and have entered into exclusive negotiations for a merger therewith, we cannot assure you that the transactions contemplated by our non-binding letter of intent will be consummated or, that if such transactions are consummated, they will be accretive to stockholder value.

On June 1, 2020, we entered into a non-binding letter of intent with Catheter Precision pursuant to which we agreed to explore a merger transaction with Catheter Precision. However, the non-binding letter of intent did not include material terms to any potential transaction with Catheter Precision and there is no guarantee that we will agree to terms or definitive documentation with Catheter Precision in order to effect the proposed merger transaction. Further, even if we are able to agree to terms with Catheter Precision for a merger transaction, there is no guarantee that the terms will be favorable to our stockholders, that the transaction will be completed in the time frame or in the manner currently anticipated or that we will recognize the anticipated benefits of the transaction.

We may engage in future acquisitions or strategic transactions, including the transaction with Catheter Precision, which may require us to seek additional financing or financial commitments, increase our expenses and/or present significant distractions to our management.

As described herein, we have recently entered into a non-binding letter of intent to merge the Company with Catheter Precision which enables us to conduct due diligence and negotiate the terms of a definitive merger agreement. In the event we engage in an acquisition or strategic transaction, we may need to acquire additional financing (particularly, if the acquired entity is not cash flow positive or does not have significant cash on hand). Obtaining financing through the issuance or sale of additional equity and/or debt securities, if possible, may not be at favorable terms and may result in additional dilution to our current stockholders. Additionally, any such transaction may require us to incur non-recurring or other charges, may increase our near and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, an acquisition or strategic transaction may entail numerous operational and financial risks, including the risks outlined above and additionally:

●	exposure to unknown liabilities;
●	disruption of our business and diversion of our management’s time and attention in order to develop acquired products or technologies;
●	higher than expected acquisition and integration costs;
●	write-downs of assets or goodwill or impairment charges;
●	increased amortization expenses;
●	difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;
●	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and
●	inability to retain key employees of any acquired businesses.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, and any transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects.

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Risks Related to Regulatory Approval and Other Governmental Regulations

Our business and product candidates are subject to extensive governmental regulation and oversight, and our failure to comply with applicable regulatory requirements could harm our business.

Our product candidates and operations are subject to extensive regulation in the United States by the FDA and by regulatory agencies in other countries where we anticipate conducting business activities. The FDA regulates the development, testing, manufacturing, labeling, storage, record-keeping, promotion, marketing, sales, distribution and post-market support and reporting of medical devices in the United States. The regulations to which we are subject are complex and may become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales.

In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, a company must, among other things, apply for and obtain Institutional Review Board, or IRB, approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an IDE application. Our product candidates are considered significant risk devices requiring IDE approval prior to investigational use. We may not be able to obtain FDA and/or IRB approval to undertake clinical trials in the United States for any new devices we intend to market in the United States in the future. If we obtain such approvals, we may not be able to conduct studies which comply with the IDE and other regulations governing clinical investigations or the data from any such trials may not support clearance or approval of the investigational device. Failure to obtain such approvals or to comply with such regulations could have a material adverse effect on our business, financial condition and results of operations. It is uncertain whether clinical trials will meet desired endpoints, produce meaningful or useful data and be free of unexpected adverse effects, or that the FDA will accept the validity of foreign clinical study data, and such uncertainty could preclude or delay market clearance or authorizations resulting in significant financial costs and reduced revenue.

Our product candidates may be subject to extensive governmental regulation in foreign jurisdictions, such as the EEA, and our failure to comply with applicable requirements could cause our business, results of operations and financial condition to suffer.

In the EEA, our product candidates will need to comply with the Essential Requirements set forth in Medical Device Regulation. Compliance with these requirements is a prerequisite to be able to affix the CE mark to a product, without which a product cannot be marketed or sold in the EEA. To demonstrate compliance with the Essential Requirements and obtain the right to affix the CE mark to our product candidates, we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. The conformity assessment procedure requires the intervention of a Notified Body, which is an organization designated by a competent authority of an EEA country to conduct conformity assessments. The Notified Body would audit and examine the Technical File and the quality system for the manufacture, design and final inspection of our products. The Notified Body issues a CE Certificate of Conformity following successful completion of a conformity assessment procedure and quality management system audit conducted in relation to the medical device and its manufacturer and their conformity with the Essential Requirements. This Certificate entitles the manufacturer to affix the CE mark to its medical products after having prepared and signed a related EC Declaration of Conformity.

As a general rule, demonstration of conformity of medical products and their manufacturers with the Essential Requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use and that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device (e.g., product labeling and instructions for use) are supported by suitable evidence. This assessment must be based on clinical data, which can be obtained from (1) clinical studies conducted on the devices being assessed, (2) scientific literature from similar devices whose equivalence with the assessed device can be demonstrated or (3) both clinical studies and scientific literature. However, the pre-approval and post-market clinical requirements are much more rigorous. The conduct of clinical studies in the EEA is governed by detailed regulatory obligations. These may include the requirement of prior authorization by the competent authorities of the country in which the study takes place and the requirement to obtain a positive opinion from a competent Ethics Committee. This process can be expensive and time-consuming.

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The FDA regulatory approval, clearance and license process is complex, time-consuming and unpredictable.

In the United States, our product candidates are expected to be regulated as medical devices. Before our medical device product candidates can be marketed in the United States, we must submit, and the FDA must approve a PMA application. For the PMA approval process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. In addition, modifications to products that are approved through a PMA application generally need FDA approval. The time required to obtain approval, clearance or license by the FDA to market a new therapy is unpredictable but typically takes many years and depends upon many factors, including the substantial discretion of the FDA.

Our product candidates could fail to receive regulatory approval, clearance or license for many reasons, including the following:

●	the FDA may disagree with the design or implementation of our clinical trials or study endpoints;
●	we may be unable to demonstrate to the satisfaction of the FDA that our product candidates are safe and effective for their proposed indications or that our product candidates provide significant clinical benefits;
●	the results of our clinical trials may not meet the level of statistical significance required by the FDA for approval, clearance or license or may not support approval of a label that could command a price sufficient for us to be profitable;
●	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;
●	the opportunity for bias in the clinical trials as a result of the open-label design may not be adequately handled and may cause our trial to fail;
●	our product candidates may be subject to an FDA advisory committee review, which may be requested at the sole discretion of the FDA, and which may result in unexpected delays or hurdles to approval;
●	the FDA may determine that the manufacturing processes at our facilities or facilities of third-party manufacturers with which we contract for clinical and commercial supplies are inadequate; and
●	the approval, clearance or license policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

Even if we were to obtain approval, clearance or license, the FDA may grant approval, clearance or license contingent on the performance of costly post-marketing clinical trials, or may approve our product candidates with a label that does not include the labeling claims necessary or desirable for successful commercialization of our product candidates. Any of the above could materially harm our product candidates’ commercial prospects.

Even if our product candidates are approved by regulatory authorities, if we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our product candidates, our product candidates could be subject to restrictions or withdrawal from the market.

The manufacturing processes, post-approval clinical data and promotional activities of any product candidate for which we or our collaborators obtain marketing approval will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of our product candidates is granted in the United States, the approval may be subject to limitations on the indicated uses for which the product candidates may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or effectiveness of the product. Later discovery of previously unknown and unanticipated problems with our product candidates, including but not limited to unanticipated severity or frequency of adverse events, delays or problems with the manufacturer or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such product candidates or manufacturing processes, withdrawal of the product candidates from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

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Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for us to obtain regulatory clearances or approvals for our product candidates or to manufacture, market or distribute our product candidates after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in the U.S. Congress that could significantly change the statutory provisions governing the regulation of medical devices or the reimbursement thereof. In addition, the FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our product candidates. For example, as part of the Food and Drug Administration Safety and Innovation Act, or FDASIA, Congress reauthorized the Medical Device User Fee Amendments with various FDA performance goal commitments and enacted several “Medical Device Regulatory Improvements” and miscellaneous reforms, which are further intended to clarify and improve medical device regulation both pre- and post-clearance or approval. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to manufacture, market or distribute our product candidates or future products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

●	additional testing prior to obtaining clearance or approval;
●	changes to manufacturing methods;
●	recall, replacement or discontinuance of our systems or future products; or
●	additional record keeping.

Any of these changes could require substantial time and cost and could harm our business and our financial results.

The highly publicized PIP scandal (use of non-medical grade silicone in breast implants) in 2010 led to publishing the first version of EU Medical Device Regulation (MDR) by European Commission in 2012. After 347 amendments by European Parliament in 2014, followed by various versions, the final version of the new EU Medical Device Regulation (MDR 2017/745) was published on May 5, 2017. The official entry to force of the MDR started on May 26, 2017 with the transition period of 3 years. The date of application of all existing and new medical devices under MDR is May 26, 2020; however, Notified Bodies are currently not accepted any new CE Mark applications under MDD (Medical Device Directives). All existing MDD CE certificates become void on May 26, 2024. EU requires that all existing and new medical device undergo assessment under MDR as if they are new product application.

The changes from EU Medical Device Directives (MDD) to Medical Device Regulation (MDR) are significant, with stricter clinical requirements and post-market surveillance, shift from pre-approval to Life-cycle approach, centralized EUDAMED database for public transparency (e.g. Periodic Safety Update Reports) and device registration, more device specific requirements (e.g. Common Specifications), legal liability for defective devices, etc. The QMS audit under MDR will be much more rigorous, including audits and assessment of suppliers and device testing. In addition, EU MDR introduces new stakeholders participating during the application review process, which will result in a longer and more burdensome assessment of our new products. The new stakeholders will include Medical Device Coordination Group (MDCG) established by Member States and Expert Panels appointed by European Union.

Further, under the FDA’s Medical Device Reporting or MDR regulations, we are required to report to the FDA any incident in which our product candidates may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Any adverse event involving our products could result in future voluntary corrective actions, such as product actions or customer notifications, or regulatory authority actions, such as inspection, mandatory recall or other enforcement action. Repeated product malfunctions may result in a voluntary or involuntary product recall, which could divert managerial and financial resources, impair our ability to manufacture our product candidates in a cost-effective and timely manner and have an adverse effect on our reputation, financial condition and operating results.

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Moreover, depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new approvals or clearances for the device before we may market or distribute the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our product candidates, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties, withdrawals or clearances or approvals or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our product candidates in the future.

We are required to report certain malfunctions, deaths and serious injuries associated with our product candidate once approved by regulatory bodies, which can result in voluntary corrective actions or agency enforcement actions.

All manufacturers marketing medical devices in the EEA are legally bound to report incidents involving devices they produce or sell to the regulatory agency, or competent authority, in whose jurisdiction the incident occurred. Under the EU Medical Devices Directive (Directive 93/42/EEC), an incident is defined as any malfunction or deterioration in the characteristics and/or performance of a device, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient, or user or of other persons or to a serious deterioration in their state of health. In addition, under the EU MDR, the manufacturers are obligated to publish Periodic Safety Update Report (annually for high risk devices) which will be uploaded to EUDAMED and require conformity assessment by Notified Bodies.

Malfunction or misuse of our product candidates could result in future voluntary corrective actions, such as recalls, including corrections (e.g., customer notifications), or agency action, such as inspection or enforcement actions. If malfunctions or misuse do occur, we may be unable to correct the malfunctions adequately or prevent further malfunctions or misuse, in which case we may need to cease manufacture and distribution of the affected products, initiate voluntary recalls, and redesign the products or the instructions for use for those products. Regulatory authorities may also take actions against us, such as ordering recalls, imposing fines, or seizing the affected products. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, may distract management from operating our business, and may harm our business, results of operations and financial condition.

We are subject to federal, state and foreign healthcare laws and regulations, and a finding of failure to comply with such laws and regulations could have a material and adverse effect on our business.

Our operations are, and will continue to be, directly and indirectly affected by various federal, state or foreign healthcare laws, including, but not limited to, those described below. These laws include:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Violations of the federal Anti-kickback Statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000, imprisonment of up to five years, civil penalties under the Civil Monetary Penalties Law of up to $50,000 for each violation, plus three times the remuneration involved, civil penalties under the federal False Claims Act of up to $11,000 for each claim submitted, plus three times the amounts paid for such claims and exclusion from participation in the Medicare and Medicaid programs;
●	the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other federal third-party payors that are false or fraudulent. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the False Claims Act, the government may impose penalties of not less than $5,500 and not more than $11,000, plus three times the amount of the damages that the government sustains due to the submission of a false claim and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

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●	the federal Civil Monetary Penalties Law, which prohibits, among other things, offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier;
●	HIPAA, as amended by the HITECH Act, and their respective implementing regulations, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information. Failure to comply with the HIPAA privacy and security standards can result in civil monetary penalties up to $50,000 per violation, not to exceed $1.5 million per calendar year for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. State attorneys general can bring a civil action to enjoin a HIPAA violation or to obtain statutory damages up to $25,000 per violation on behalf of residents of his or her state. HIPAA also imposes criminal penalties for fraud against any healthcare benefit program and for obtaining money or property from a healthcare benefit program through false pretenses and provides for broad prosecutorial subpoena authority and authorizes certain property forfeiture upon conviction of a federal healthcare offense. Significantly, the HIPAA provisions apply not only to federal programs, but also to private health benefit programs. HIPAA also broadened the authority of the U.S. Office of Inspector General of the U.S. Department of Health and Human Services to exclude participants from federal healthcare programs;
●	the federal physician sunshine requirements under the Patient Protection and Affordable Care Act, or PPACA, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, which is defined broadly to include other healthcare providers and teaching hospitals and ownership and investment interests held by physicians and their immediate family members. Manufacturers are required to submit reports to CMS by the 90th day of each calendar year. Failure to submit the required information may result in civil monetary penalties up to an aggregate of $150,000 per year (and up to an aggregate of $1 million per year for “knowing failures”) for all payments, transfers of value or ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws or regulations; and
●	analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third- party payor, including commercial insurers; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Any failure by us to ensure that our employees and agents comply with applicable state and foreign laws and regulations could result in substantial penalties or restrictions on our ability to conduct business in those jurisdictions, and our results of operations and financial condition could be materially and adversely affected.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under such laws, it is possible that some of our business activities, including our relationships with surgeons and other healthcare providers, some of whom recommend, purchase and/or prescribe our product candidates, and our distributors, could be subject to challenge under one or more of such laws.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us now or in the future, we may be subject to penalties, including civil and criminal penalties, damages, fines, disgorgement, exclusion from governmental health care programs and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

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Regulatory healthcare reform measures and other legislative changes may have a material and adverse effect on business, results of operations and financial condition.

FDA regulations and guidance are often revised or reinterpreted by FDA and such actions may significantly affect our business and our product candidates. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times for our product candidates. Delays in receipt of, or failure to receive, regulatory approvals for our product candidates would have a material and adverse effect on our business, results of operations and financial condition.

In March 2010, the PPACA was signed into law. Certain elements of the PPACA, including comparative effectiveness research, an independent payment advisory board and payment system reforms, including shared savings pilots and other provisions, may significantly affect the payment for, and the availability of, healthcare services and result in fundamental changes to federal healthcare reimbursement programs, any of which may materially affect numerous aspects of our business, results of operations and financial condition.

In addition, other legislative changes have been proposed and adopted in the United States since the PPACA was enacted. On August 2, 2011, the Budget Control Act of 2011 created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect on April 1, 2013, and will remain in effect through 2024 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012, or the ATRA, was signed into law which further reduced Medicare payments to certain providers, including hospitals.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates, if approved, and services or additional pricing pressures.

Our relationships with physician consultants, owners and investors could be subject to additional scrutiny from regulatory enforcement authorities and could subject us to possible administrative, civil or criminal sanctions.

Federal and state laws and regulations impose restrictions on our relationships with physicians who are consultants, owners and investors. We may enter into consulting agreements, license agreements and other agreements with physicians in which we provide cash as compensation. We have or may have other written and oral arrangements with physicians, including for research and development grants and for other purposes as well.

We could be adversely affected if regulatory agencies were to interpret our financial relationships with these physicians, who may be in a position to influence the ordering of and use of our product candidates for which governmental reimbursement may be available, as being in violation of applicable laws. If our relationships with physicians are found to be in violation of the laws and regulations that apply to us, we may be required to restructure the arrangements and could be subject to administrative, civil and criminal penalties, including exclusion from participation in government healthcare programs, imprisonment, and the curtailment or restructuring of our operations, any of which could negatively impact our ability to operate our business and our results of operations.

Our company and many of our collaborators and potential collaborators are required to comply with the Federal Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act and implementing regulation affecting the transmission, security and privacy of health information, and failure to comply could result in significant penalties.

Numerous federal and state laws and regulations, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, govern the collection, dissemination, security, use and confidentiality of health information that identifies specific patients. HIPAA and the HITECH Act require our surgeon and hospital customers and potential customers to comply with certain standards for the use and disclosure of health information within their companies and with third parties. The Privacy Standards and Security Standards under HIPAA establish a set of standards for the protection of individually identifiable health information by health plans, health care clearinghouses and certain health care providers, referred to as Covered Entities, and the business associates with whom Covered Entities enter into service relationships pursuant to which individually identifiable health information may be exchanged. Notably, whereas HIPAA previously directly regulated only these Covered Entities, the HITECH Act makes certain of HIPAA’s privacy and security standards also directly applicable to Covered Entities’ business associates. As a result, both Covered Entities and business associates are now subject to significant civil and criminal penalties for failure to comply with Privacy Standards and Security Standards.

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HIPAA requires Covered Entities (like many of our customers and potential customers) and business associates to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. The HITECH Act expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides for civil monetary penalties for HIPAA violations. The HITECH Act also increased the civil and criminal penalties that may be imposed against Covered Entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

Any new legislation or regulation in the area of privacy and security of personal information, including personal health information, could also adversely affect our business operations. If we do not comply with existing or new applicable federal or state laws and regulations related to patient health information, we could be subject to criminal or civil sanctions and any resulting liability could adversely affect our financial condition.

In addition, countries around the world have passed or are considering legislation that would impose data breach notification requirements and/or require that companies adopt specific data security requirements. If we experience a data breach that triggers one or more of these laws, we may be subject to breach notification obligations, civil liability and litigation, all of which could also generate negative publicity and have a negative impact on our business.

Consolidation in the healthcare industry could lead to demands for price concessions or to the exclusion of some suppliers such as us from certain markets, which could have an adverse effect on our business, results of operations or financial condition.

Because healthcare costs have risen significantly over the past decade, numerous initiatives and reforms initiated by legislators, regulators and third-party payors to curb these costs have resulted in a consolidation trend in the healthcare industry to aggregate purchasing power. As the healthcare industry consolidates, competition to provide products and services to industry participants has become and will continue to become more intense. This in turn has resulted and will likely continue to result in greater pricing pressures and the exclusion of certain suppliers, including us, from important market segments as GPOs, independent delivery networks and large single accounts continue to use their market power to consolidate purchasing decisions for hospitals. We expect that market demand, government regulation, third-party coverage and reimbursement policies and societal pressures will continue to change the worldwide healthcare industry, resulting in further business consolidations and alliances among our customers, which may reduce competition, exert further downward pressure on the prices of our product candidates and may adversely impact our business, results of operations or financial condition.

If coverage and reimbursement from third-party payors for procedures using our product candidates significantly decline, surgeons, hospitals and other healthcare providers may be reluctant to use our product candidates and our sales may decline.

In the United States, healthcare providers who may purchase our product candidates, if approved, will generally rely on third-party payors, principally Medicare, Medicaid and private health insurance plans, to pay for all or a portion of the cost of our product candidates in the procedures in which they are employed. Because there is often no separate reimbursement for instruments and supplies used in surgical procedures, the additional cost associated with the use of our product candidates can impact the profit margin of the hospital or surgery center where the surgery is performed. Some of our target customers may be unwilling to adopt our product candidates in light of the additional associated cost. Further, any decline in the amount payors are willing to reimburse our customers for the procedures using our product candidates may make it difficult for existing customers to continue using, or adopt, our products and could create additional pricing pressure for us. We may be unable to sell our product candidates, if approved, on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement.

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To contain costs of new technologies, governmental healthcare programs and third-party payors are increasingly scrutinizing new and even existing treatments by requiring extensive evidence of favorable clinical outcomes. Surgeons, hospitals and other healthcare providers may not purchase our product candidates if they do not receive satisfactory reimbursement from these third-party payors for the cost of the procedures using our product candidates.

In addition to uncertainties surrounding coverage policies, there are periodic changes to reimbursement. Third-party payors regularly update reimbursement amounts and also from time to time revise the methodologies used to determine reimbursement amounts. This includes annual updates to payments to physicians, hospitals and ambulatory surgery centers for procedures during which our products are used. Because the cost of our product candidates generally will be recovered by the healthcare provider as part of the payment for performing a procedure and not separately reimbursed, these updates could directly impact the demand for our products. An example of payment updates is the Medicare program’s updates to hospital and physician payments, which are done on an annual basis using a prescribed statutory formula. With respect to physician payments, in the past, when the application of the formula resulted in lower payment, Congress has passed interim legislation to prevent the reductions. In April 2015, however, the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, was signed into law, which repealed and replaced the statutory formula for Medicare payment adjustments to physicians. MACRA provides a permanent end to the annual interim legislative updates that had previously been necessary to delay or prevent significant reductions to payments under the Medicare Physician Fee Schedule. MACRA extended existing payment rates through June 30, 2015, with a 0.5% update for July 1, 2015 through December 31, 2015, and for each calendar year through 2019, after which there will be a 0% annual update each year through 2025. In addition, MACRA requires the establishment of the Merit-Based Incentive Payment System, beginning in 2019, under which physicians may receive performance-based payment incentives or payment reductions based on their performance with respect to clinical quality, resource use, clinical improvement activities and meaningful use of electronic health records. MACRA also requires Centers for Medicare & Medicaid Services, or CMS, beginning in 2019, to provide incentive payments for physicians and other eligible professionals that participate in alternative payment models, such as accountable care organizations, that emphasize quality and value over the traditional volume-based fee-for-service model. It is unclear what impact, if any, MACRA will have on our business and operating results, but any resulting decrease in payment may result in reduced demand for our products.

Moreover, some healthcare providers in the United States have adopted or are considering a managed care system in which the providers contract to provide comprehensive healthcare for a fixed cost per person. Healthcare providers may attempt to control costs by authorizing fewer surgical procedures or by requiring the use of the least expensive devices available. Additionally, as a result of reform of the U.S. healthcare system, changes in reimbursement policies or healthcare cost containment initiatives may limit or restrict coverage and reimbursement for our product candidates and cause our revenue to decline.

Outside of the United States, reimbursement systems vary significantly by country. Many foreign markets have government-managed healthcare systems that govern reimbursement for laparoscopic procedures. Additionally, some foreign reimbursement systems provide for limited payments in a given period and therefore result in extended payment periods. If adequate levels of reimbursement from third-party payors outside of the United States are not obtained, international sales of our product candidates, if approved, may decline.

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We are currently, and in the future may be, subject to various governmental regulations related to the manufacturing of our product candidates, and we may incur significant expenses to comply with, experience delays in our product commercialization as a result of, and be subject to material sanctions if we or our contract manufacturers violate these regulations.

Our manufacturing processes and facility are required to comply with the FDA’s QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage, and shipping of our product candidates. Although we believe we are compliant with the QSRs, the FDA enforces the QSR through periodic announced or unannounced inspections of manufacturing facilities. We have been, and anticipate in the future being, subject to such inspections, as well as to inspections by other federal and state regulatory agencies. We are required to register our manufacturing facility with the FDA and list all devices that are manufactured. We also operate an International Organization for Standards, or ISO, 13485 certified facility and annual audits are required to maintain that certification. The suppliers of our components are also required to comply with the QSR and are subject to inspections. We have limited ability to ensure that any such third-party manufacturers will take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. Failure to comply with applicable FDA requirements, or later discovery of previously unknown problems with our products or manufacturing processes, including our failure or the failure of one of our third-party manufacturers to take satisfactory corrective action in response to an adverse QSR inspection, can result in, among other things:

●	administrative or judicially imposed sanctions;
●	injunctions or the imposition of civil penalties;
●	recall or seizure of our product candidates;
●	total or partial suspension of production or distribution;
●	the FDA’s refusal to grant future clearance or pre-market approval for our product candidates;
●	withdrawal or suspension of marketing clearances or approvals;
●	clinical holds;
●	warning letters;
●	refusal to permit the import or export of our product candidates; and
●	criminal prosecution of us or our employees.

Any of these actions, in combination or alone, could prevent us from marketing, distributing, or selling our products and would likely harm our business. In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by us. Regulatory agencies in other countries have similar authority to recall devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert management attention and financial resources, could expose us to product liability or other claims, including contractual claims from parties to whom we sold products and harm our reputation with customers. A recall involving any of our product candidates would be particularly harmful to our business and financial results and, even if we remedied a particular problem, would have a lasting negative effect on our reputation and demand for our products.

Risks Related to Our Intellectual Property

If we are unable to adequately protect our proprietary technology or maintain issued patents that are sufficient to protect our product candidates, others could compete against us more directly, which could harm our business, financial condition and results of operations.

Our success may depend in part on our success in obtaining and maintaining issued patents and other intellectual property rights in the United States and elsewhere and protecting our proprietary technologies. If we do not adequately protect our intellectual property and proprietary technologies, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

We have filed patent applications for our VenoValve product and Implantable Vein Frame Two product with the U.S. Patent and Trademark Office but there are no assurances that patents will be issued. We also are working on new developments for our CoreoGraft product and expect to be filing for patent protection on that product as well.

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Our patents may not have, or our pending patent applications that mature into issued patents may not include, claims with a scope sufficient to protect our products, any additional features we develop for our current products or any new products. Other parties may have developed technologies that may be related or competitive to our products, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position. The patent positions of medical device companies, including our patent position, may involve complex legal and factual questions, and, therefore, the scope, validity and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, invalidated or circumvented. Proceedings challenging our patents could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that we may own may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to commercialize our implant systems.

Furthermore, though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors may also be able to design around our patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, suppliers, vendors, former employees and current employees. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries. If any of these developments were to occur, they each could have a negative impact on our business and competitive position.

Our ability to enforce our patent rights depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

In addition, proceedings to enforce or defend our patents could put our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Such proceedings could also provoke third parties to assert claims against us, including that some or all of the claims in one or more of our patents are invalid or otherwise unenforceable. If any of our patents covering our products are invalidated or found unenforceable, our financial position and results of operations could be negatively impacted. In addition, if a court found that valid, enforceable patents held by third parties covered one or more of our products, our financial position and results of operations could be harmed.

We rely upon unpatented trade secrets, unpatented know-how and continuing technological innovation to develop and maintain our competitive position, which we will seek to protect, in part, by entering into confidentiality agreements with our employees and our collaborators and consultants. We also have agreements with our employees and selected consultants that obligate them to assign their inventions to us and have non-compete agreements with some, but not all, of our consultants. It is possible that technology relevant to our business will be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees and consultants who are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could otherwise become known or be independently discovered by our competitors.

Obtaining and maintaining our patent protection depends on compliance with various procedures, document submission requirements, fee payments and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. Patent and Trademark Office, or USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payments such as maintenance and annuity fee payments and other provisions during the patent procurement process as well as over the life span of an issued patent. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

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We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our technology.

Our success will depend in part on our ability to operate without infringing the intellectual property and proprietary rights of third parties. Our business, product candidates and methods could infringe the patents or other intellectual property rights of third parties.

The medical device industry is characterized by frequent and extensive litigation regarding patents and other intellectual property rights. Many medical device companies with substantially greater resources than us have employed intellectual property litigation as a way to gain a competitive advantage. We may become involved in litigation, interference proceedings, oppositions, reexamination, protest or other potentially adverse intellectual property proceedings as a result of alleged infringement by us of the rights of others or as a result of priority of invention disputes with third parties, either in the United States or internationally. We may also become a party to patent infringement claims and litigation or interference proceedings declared by the USPTO to determine the priority of inventions. Third parties may also challenge the validity of any of our issued patents and we may initiate proceedings to enforce our patent rights and prevent others from infringing on our intellectual property rights. Any claims relating to the infringement of third-party proprietary rights or proprietary determinations, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, diversion of our management’s attention and resources, or entrance into royalty or license agreements that are not advantageous to us. In any of these circumstances, we may need to spend significant amounts of money, time and effort defending our position. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material and adverse effect on us. If we are unable to avoid infringing the intellectual property rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of intellectual property in court or redesign our product candidates.

Our collaborations with outside scientists and consultants may be subject to restriction and change.

We work with scientists at academic and other institutions, and consultants who assist us in our research, development, and regulatory efforts, including the members of our medical advisory board. These scientists and consultants have provided, and we expect that they will continue to provide, valuable advice on our programs. These scientists and consultants are not our employees, may have other commitments that would limit their future availability to us and typically will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, we will be unable to prevent them from establishing competing businesses or developing competing products. For example, if a key scientist acting as a principal investigator in any of our clinical trials identifies a potential product or compound that is more scientifically interesting to his or her professional interests, his or her availability to remain involved in our clinical trials could be restricted or eliminated.

We have entered into or intend to enter into non-competition agreements with certain of our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. However, under current law, we may be unable to enforce these agreements against certain of our employees and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. If we cannot enforce our employees’ non-compete agreements, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks or names. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with potential customers in our markets of interest. In addition, third parties may register trademarks similar and identical to our trademarks in foreign jurisdictions, and may in the future file for registration of such trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we were not successful in challenging such third-party rights, we may not be able to use these trademarks to market our products in those countries. In any case, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business, results of operations and financial condition may be adversely affected.

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Risks Related to this Offering and Ownership of Our Securities

You will be unable to exercise the Warrants and they may have no value under certain circumstances.

We currently do not have authorized shares available to permit exercise of the Warrants. Therefore, such warrants will not be exercisable until we obtain stockholder approval to either increase the number of authorized shares of common stock or effect a reverse stock split, in either case in an amount sufficient to permit exercise in full of the Warrants. If we are unable to obtain such stockholder approval, the Warrants will have no value and will expire. In no event may the Warrants be net cash settled.

If you purchase securities in this offering, you may incur immediate and substantial dilution in the book value of your shares.

The combined public offering price per Share and related Warrant is substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the sale of 12,500,000 Units in this offering, at a public offering price of $0.32 Unit, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and attributing no value to the Warrants sold in this offering, purchasers of our common stock in this offering will incur immediate dilution of  $0.22 per share in the net tangible book value of the common stock they acquire. In the event that you exercise your Warrants, you may experience additional dilution to the extent that the exercise price of the Warrants is higher than the tangible book value per share of our common stock. For a further description of the dilution that investors in this offering may experience, see “Dilution.” In addition, to the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, including, potentially, in the planned concurrent private placement offering or as a result of the possible merger transaction with Catheter Precision, you may experience further dilution.

We have broad discretion in the use of the net proceeds we receive from this offering, including to use such proceeds to finance the business operations of any acquired or merged company, and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the net proceeds appropriately. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, including the possibility that the proceeds are used to support any products or product candidates acquired in any transaction with Catheter Precision, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest our net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Future sales or issuances of substantial amounts of our common stock, including, potentially, in the planned concurrent private placement or as a result of the merger transaction with Catheter Precision, could adversely affect the market price of our common stock.

As disclosed elsewhere in this prospectus, we are contemplating a concurrent private placement transaction for shares of convertible preferred stock and warrants to purchase common stock. Additionally, we are also contemplating a potential merger transaction with Catheter Precision. Assuming we receive the necessary stockholder approval to increase our available authorized but unissued shares, we will issue (or reserve for issuance) shares of our common stock in connection with the proposed concurrent private placement transaction. Further, in the event that the proposed merger transaction with Catheter Precision is completed, we would expect to issue a significant number of shares of our common stock to the stockholders of Catheter Precision. Additionally, we may elect to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional shares are issued in connection with the proposed concurrent private placement transaction or proposed merger transaction or additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.

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There is no public market for the Warrants being offered in this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active trading market, the liquidity of the Warrants will be limited.

The market price of our securities may be highly volatile.

The trading price of our securities is likely to be volatile and could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;
●	actual or anticipated fluctuations in our financial condition and operating results;
●	changes in financial or operational estimates or projections;
●	the development status of our product candidates and when our product candidates receive regulatory approval if at all;
●	our execution of our sales and marketing, manufacturing and other aspects of our business plan;
●	performance of third parties on whom we rely to manufacture our product candidate components and product candidates, including their ability to comply with regulatory requirements;
●	the results of our preclinical studies and clinical trials;
●	results of operations that vary from those of our competitors and the expectations of securities analysts and investors;
●	our announcement of significant contracts, acquisitions or capital commitments;
●	announcements by our competitors of competing products or other initiatives;
●	announcements by third parties of significant claims or proceedings against us;
●	regulatory and reimbursement developments in the United States and internationally;
●	future sales of our common stock;
●	product liability claims;
●	healthcare reform measures in the United States;
●	additions or departures of key personnel; and
●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of medical device companies like ours, in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the issuer. These market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our common stock.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements, minimum stockholders’ equity requirement or the minimum closing bid price requirement, Nasdaq may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq Marketplace Rules, but our common stock may not be listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with the Nasdaq Marketplace Rules.

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On October 14, 2019, we received notice from The NASDAQ Stock Market (“Nasdaq”) indicating that, because the closing bid price for the Company’s common stock had fallen below $1.00 per share for 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq Capital Market under Rule 5550(a)(2) of Nasdaq Listing Rules. Nasdaq’s notice has no immediate effect on the listing of the Company’s common stock on the Nasdaq Capital Market. Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has been provided an initial compliance period of 180 calendar days, or until April 13, 2020, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days prior to April 13, 2020. If we are unable to resolve the situation to allow for continued listing on the Nasdaq Capital Market, this will result in a de-listing of our common stock.

Additionally, as of December 31, 2019, our stockholders’ equity is $1.0 million and the Company no longer complies with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market under Rule 5550(a)(2) of Nasdaq Listing Rules. On March 20, 2020, the Company received notice that it no longer met the equity requirement for continued listing set forth under Listing Rule 5550(b)(1), and on April 14, 2020, Staff notified the Company that since it no longer met Nasdaq’s continued listing requirements it had determined to delist the Company’s securities.

On April 21, 2020, the Company requested a hearing to appeal the Nasdaq’s decision to delist its common stock. The hearing was held on May 21, 2020, and on June 8, 2020 the Company received notice that The Nasdaq Hearings Panel had granted its request for continued listing on The Nasdaq Stock Market, subject to the certain conditions. Those conditions include that on or about July 31, 2020, the Company will have issued public disclosure that it has regained compliance with the minimum $2.5 million shareholder equity requirement of Listing Rule 5550(b)(1), and, in order to fully comply with the terms of the exception, the Company must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq Stock Market. In the event the Company is unable to do so, its securities may be delisted from The Nasdaq Stock Market.

We will need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and can be expected to dilute current stockholders’ ownership interests.

Taking into account the closing of this offering and the closing of the proposed concurrent private placement offering, we will still need to raise additional capital in the future, including, potentially, to remain listed on Nasdaq. Such additional capital may not be available on reasonable terms or at all. Any future issuance of our equity or equity-backed securities may dilute then-current stockholders’ ownership percentages. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and we may be delisted from Nasdaq.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes, restricted stock, stock options and warrants, which may adversely impact our financial condition.

You may experience dilution of your ownership interests because of the future issuance of additional shares of common stock.

Any future issuance of our equity or equity-backed securities, including, potentially, the issuance of securities in connection with the proposed concurrent private placement offering and any proposed merger transaction, may dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity. As stated above, we intend to conduct additional rounds of financing in the future and we may need to raise additional capital through public or private offerings of our common stock or other securities that are convertible into or exercisable for our common stock. We may also issue securities in connection with hiring or retaining employees and consultants (including stock options issued under an equity incentive plan), as payment to providers of goods and services, in connection with future acquisitions or for other business purposes. Our Board of Directors may at any time authorize the issuance of additional common stock without stockholder approval, subject only to the total number of authorized common shares set forth in our articles of incorporation. The terms of equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Also, the future issuance of any such additional shares of common stock or other securities may create downward pressure on the trading price of the common stock. There can be no assurance that any such future issuances will not be at a price (or exercise prices) below the price at which shares of the common stock are then traded on Nasdaq or other then-applicable over-the-counter quotation system or exchange.

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We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. We may remain an emerging growth company until as late as December 2023 (the fiscal year-end following the fifth anniversary of the completion of our initial public offering), though we may cease to be an emerging growth company earlier under certain circumstances, including (1) if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30, in which case we would cease to be an emerging growth company as of the following December 31, or (2) if our gross revenue exceeds $1.07 billion in any fiscal year. Emerging growth companies may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors could find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, which could make it more difficult for you to change management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. These provisions include, but are not limited to:

●	a classified board of directors so that not all directors are elected at one time;
●	a prohibition on stockholder action through written consent;
●	no cumulative voting in the election of directors;
●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director;
●	a requirement that special meetings of the stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors;
●	an advance notice requirement for stockholder proposals and nominations;
●	the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine; and
●	a requirement of approval of not less than 66 2/3% of all outstanding shares of our capital stock entitled to vote to amend any bylaws by stockholder action, or to amend specific provisions of our amended and restated certificate of incorporation.

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In addition, the Delaware General Corporate Law, or DGCL, prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person who, together with its affiliates, owns, or within the last three years has owned, 15% or more of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, the DGCL may discourage, delay or prevent a change in control of our company.

Furthermore, our amended and restated certificate of incorporation specifies that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for most legal actions involving actions brought against us by stockholders. We believe this provision benefits us by providing increased consistency in the application of the DGCL by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against our directors and officers.

The Company has used almost all of its unreserved, authorized shares.

The Company has used almost all of its unreserved authorized shares and will need shareholder approval to increase the number of authorized shares or to conduct a reverse stock split. The Company’s certificate of incorporation currently requires shareholder approval of not less than 66 2/3% of all outstanding shares of capital stock entitled to vote in order to increase the number of authorized shares and to approve a reverse stock split. There are no assurances that shareholder approval will be obtained. In the event that shareholder approval is not obtained, the Company will be unable to raise additional capital through the issuance of shares of common stock to fund its future operations.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, and any future loan arrangements we enter into may contain, terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

●	Failure to obtain FDA approval to commercially sell our product candidates in a timely manner or at all;
●	Whether surgeons and patients in our target markets accept our product candidates, if approved;
●	The expected growth of our business and our operations, and the capital resources needed to progress our business plan;
●	Failure to scale up of the manufacturing process of our product candidates in a timely manner, or at all;
●	Failure to manufacture our product candidates at a competitive price;
●	Our ability to retain and recruit key personnel, including the development of a sales and marketing infrastructure;
●	Reliance on third party suppliers for certain components of our product candidates;
●	Reliance on third parties to commercialize and distribute our product candidates in the United States and internationally;
●	Changes in external competitive market factors;
●	Uncertainties in generating sustained revenue or achieving profitability;
●	Unanticipated working capital or other cash requirements;
●	Changes in FDA regulations, including testing procedures, of medical devices and related promotional and marketing activities;
●	Our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing;
●	Our ability to obtain and maintain intellectual property protection for our product candidates;
●	Our ability to regain compliance with the continued listing requirements of the Nasdaq Capital Market or otherwise maintain the listing of our securities on the Nasdaq Capital Market; and
●	Changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the medical device industry.

You should read this prospectus, including the section titled “Risk Factors,” and the documents that we reference elsewhere in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.

Industry and Market Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market opportunity and market size, is based on information from various sources, including independent industry publications. In presenting this information, we have also made assumptions based on such data and other similar sources, and on our knowledge of, and our experience to date in, the markets for our products. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications that is included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $3.2 million based on the sale of 12,500,000 Units at a public offering price of $0.32 per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants. If the underwriters exercise their option in full to purchase 1,875,000 Shares and/or Warrants to purchase up to an aggregate of 1,875,000 shares of common stock, we estimate that the net proceeds of this offering, will be approximately $3.7 million.

We currently intend to use the net proceeds to us from this offering primarily for the continued development of our two lead products, VenoValve and the CoreoGraft, and for general corporate purposes, including working capital. We expect that approximately 60% of the proceeds from this offering will be used for research and development and approximately 40% of the proceeds from this offering will be used for working capital purposes. This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve.The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from clinical trials and any unforeseen cash needs. Accordingly, we will have broad discretion over the uses of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

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DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our Board of Directors, after its taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Any dividends that may be declared or paid on our common stock, must also be paid in the same consideration or manner, as the case may be, on our shares of preferred stock, if any.

37

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock began trading on Nasdaq under the symbol “HJLI” on May 31, 2018. Our warrants issued as part of the units consisting of one share of common stock and one warrant to purchase commons stock sold to the public through the initial public offering began trading on Nasdaq under the symbol “HJLIW” on May 31, 2018.

Holders of Record

On July 17, 2020, the closing price per share of our common stock and listed warrants were $0.399 and $0.125, respectively as reported on The Nasdaq Capital Market and we had approximately 79 stockholders of record and 1 listed warrant holder of record. On July 17, 2020 there were 23,949,333 shares of our common stock issued and outstanding and 1,725,000 shares of common stock issuable upon exercise of listed warrants issued and outstanding. In addition, we believe that a significant number of beneficial owners of our common stock and listed warrants hold their shares in street name.

Securities Authorized for Issuance under Equity Compensation Plan

The following is information as of December 31, 2019 about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all equity compensation plans in effect as of that date.

Plan Category	Number of securities to issued upon exercise of outstanding options and restricted stock units	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,537,367	$4.54	2,671,597
Equity compensation plans not approved by security holders	-	-	-
	2,537,367	$4.54	2,671,597

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CAPITALIZATION

The following table sets forth our capitalization assumed as of March 31, 2020:

●	on an actual basis; and

●

on an as-adjusted basis, giving effect to this offering of 12,500,000 Units at a public offering price of $0.32 per Unit, after deducting underwriting commissions and estimated offering expenses payable by us.

The as-adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” our audited and unaudited financial statements and the related notes appearing elsewhere in this prospectus.

	Actual	As Adjusted
		(unaudited)
Cash	$720,131	$3,910,131
Stockholder’s Equity
Common Stock, par value $0.00001 per share (50,000,000 shares authorized; 19,231,857 shares issued and outstanding, actual; 29,231,857 shares issued and outstanding, as adjusted)	$192	$317
Additional paid-in capital	$57,332,868	$60,522,743
Accumulated deficit	$(57,347,683)	$(57,347,683)
Total Stockholders’ Equity (Deficiency)	$(14,623)	$3,175,377
Total Capitalization	$(14,623)	$3,175,377

The number of shares of our common stock to be outstanding after this offering is based on 19,231,857 shares of our common stock outstanding as of March 31, 2020 and excludes as of such date:

●	2,342,207 shares of our common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $4.54 per share;
●	10,951,810 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.30;
●	2,671,597 additional shares of our common stock reserved for future issuance under our equity incentive plan;
●	no exercise of the underwriters’ option to purchase additional Shares and/or Warrants;
●	750,000 shares of common stock that may be issued upon exercise of the underwriters’ warrants;
●	Shares that may be issued upon conversion or exercise of the securities that we expect to issue in a concurrent private placement; and
●	Shares that may be issued in connection with a merger transaction with Catheter Precision.

A $0.10 increase in the public offering price of $0.32 per Unit would increase each of: additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $1.1 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. There can be no assurance of any such increase in the public offering price.

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DILUTION

Purchasers of Units in this offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of March 31, 2020 was approximately $(15,000), or $0.001 per share of our common stock. Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock.

Dilution per share of common stock equals the difference between the amount paid by purchasers of common stock in this offering (ascribing no value to the Warrants) and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale by us of 12,500,000 Units at a public offering price of $0.32 per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2020 would have been approximately $3,175,000, or approximately $0.10 per share. This represents an immediate increase in net tangible book value of $0.10 per share to existing stockholders and an immediate decrease in net tangible book value of  $0.22 per share to new investors purchasing Units in this offering, attributing none of the combined public offering price to the Warrants offered hereby. The following table illustrates this per share dilution:

Combined public offering price per Share and related Warrant	$0.32
Net tangible book value per share as of March 31, 2020, before giving effect to this offering	$0.001
Increase in net tangible book value per share attributed to existing investors	$0.10
As adjusted net tangible book value per share after giving effect to this offering	$0.10
Dilution to net tangible book value per share to new investors in this offering	$0.22

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of Shares and related Warrants sold in this offering and other terms of this offering determined at pricing. Each $0.10 increase or decrease in the public offering price of $0.32 per share, would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by $0.03 and dilution per share to new investors purchasing shares of common stock in this offering by $0.07, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional shares of our common stock, our pro forma as adjusted net tangible book value per share after this offering would be $0.11, representing an immediate increase in pro forma as adjusted net tangible book value per share of $0.11 to existing stockholders and immediate dilution in pro forma as adjusted net tangible book value per share of $0.21 to new investors purchasing shares of common stock in this offering, at a public offering price of $0.32 per Unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding after this offering is based on 19,231,857 shares of our common stock outstanding as of March 31, 2020 and excludes as of such date:

●	2,342,207 shares of our common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $4.54 per share;
●	10,951,810 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.30;
●	2,671,597 additional shares of our common stock reserved for future issuance under our equity incentive plan;
●	no exercise of the underwriters’ option to purchase additional Shares and/or Warrants;
●	750,000 shares of common stock that may be issued upon exercise of the underwriters’ warrants;
●	Shares that may be issued upon conversion or exercise of the securities that we expect to issue in a concurrent private placement; and
●	Shares that may be issued in connection with a merger transaction with Catheter Precision.

40

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis is based on, and should be read in conjunction with our financial statements, which are included elsewhere in this prospectus. Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risk, uncertainties and other factors. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions or variations. Actual results could differ materially because of the factors discussed in “Risk Factors” elsewhere in this prospectus, and other factors that we may not know.

Overview

Hancock Jaffe Laboratories, Inc. is a medical device company developing tissue-based solutions that are designed to be life sustaining or life enhancing for patients with cardiovascular disease, and peripheral arterial and venous disease. The Company’s products are being developed to address large unmet medical needs by either offering treatments where none currently exist or by substantially increasing the current standards of care. Our two lead products are: the VenoValve®, a porcine based device to be surgically implanted in the deep venous system of the leg to treat a debilitating condition called chronic venous insufficiency; and the CoreoGraft®, a bovine based conduit to be used to revascularize the heart during coronary artery bypass graft surgeries. Both of our current products are being developed for approval by the FDA. We currently receive tissue for our products from one domestic supplier and one international supplier. Our current business model is to license, sell, or enter into strategic alliances with large medical device companies with respect to our products, either prior to or after FDA approval. Our current senior management team has been affiliated with more than 80 products that have received FDA approval or CE marking. We currently lease a 14,507 sq. ft. manufacturing facility in Irvine, California, where we manufacture products for our clinical trials and which has previously been FDA certified for commercial manufacturing of product.

Each of our product candidates will be required to successfully complete significant clinical trials to demonstrate the safety and efficacy of the product candidate before it will be able to be approved by the FDA. The completion of these clinical trials will require a significant amount of capital and the hiring of additional personnel.

We are in the process of developing the following bioprosthetic implantable devices for peripheral vascular and cardiovascular disease:

VenoValve

The VenoValve is a porcine based valve developed at HJLI to be implanted in the deep vein system of the leg to treat a condition known as Chronic Venous Insufficiency. CVI occurs when the valves in the veins of the leg fail, causing blood to flow backwards and pool in the lower leg and ankle. The backwards flow of the blood is called reflux. Reflux results in increased pressure in the veins of the leg, known as venous hypertension. Venous hypertension leads to swelling, discoloration, severe pain, and open sores called venous ulcers. By reducing reflux, and lowering venous hypertension, the VenoValve has the potential to reduce or eliminate the symptoms of deep venous, severe CVI, including venous leg ulcers. The VenoValve is designed to be surgically implanted into the patient on an outpatient basis via a 5 to 6 inch incision in the upper thigh.

There are presently no FDA approved medical devices to address valvular incompetence, or effective treatments for deep venous CVI. Current treatment options include compression garments, or constant leg elevation. These treatments are ineffective, as they attempt to alleviate the symptoms of CVI without addressing the underlying causes of the disease. In addition, compliance with compression garments and leg elevation is extremely low, especially among the elderly. Valve transplants from other parts of the body have been attempted, but with very-poor results. Many attempts to create substitute valves have also failed, usually resulting in early thromboses. The premise behind the VenoValve is that by reducing the underlying causes of CVI, reflux and venous hypertension, the debilitating symptoms of CVI will decrease, resulting in improvement in the quality of the lives of CVI sufferers.

There are approximately 2.4 million people in the U.S. that suffer from deep venous CVI due to valvular incompetence. The average person with a venous ulcer spends 30,000 per year on wound care, resulting in $30 billion of direct medical costs. For those venous ulcers that do heal, there is a 20% to 40% recurrence rate within one year.

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VenoValve Clinical Status

After consultation with the FDA, as a precursor to the U.S. pivotal trial, we are conducting a small first-in-man study for the VenoValve in Colombia. The first phase of the first-in-man Colombian trial included 10 patients. In addition to providing safety and efficacy data, the purpose of the first-in-man study is to provide proof of concept, and to provide valuable feedback to make any necessary product modifications or adjustments to our surgical implantation procedures for the VenoValve prior to conducting the U.S. pivotal trial. In December of 2018, we received regulatory approval from Instituto Nacional de Vigilancia de Medicamentos y Alimentos (“INVIMA”), the Colombian equivalent of the FDA. On February 19, 2019, we announced that the first VenoValve was successfully implanted in a patient in Bogota. Between April of 2019 and December of 2019, we successfully implanted VenoValves in 9 additional patients, completing the implantations for the first phase of the Colombian first-in-man study. Overall, VenoValves have been implanted in 11 patients in Colombia. Endpoints for the VenoValve first-in-man study include reflux, measured by doppler, a VCSS score used by the clinician to measure disease severity, and a VAS score used by the patient to measure pain.

On April 28, 2020, we released our latest data from the first-in-man Colombia VenoValve trial. For the first five patients to receive VenoValves, who are all now one-year post VenoValve surgeries, CVI has significantly improved in all five patients when compared to pre-surgery levels. On average, Venous Clinical Severity Scores have improved 72% for the five patients. VCSS scores are commonly used to objectively assess outcomes in the treatment of venous disease, and include ten characteristics including pain, inflammation, skin changes such as pigmentation and induration, the number of active ulcers, and ulcer duration. The improvements in VCSS scores is significant and indicates that VenoValve patients who had severe CVI pre-surgery, now have mild CVI or the complete absence of disease at one-year post surgery. The five VenoValve patients that are one-year post surgery have now completed the first-in-man, clinical study.

On March 4, 2020, Dr. Jorge Hernando Ulloa, the Primary Investigator for the Company’s study in Colombia presented then current VenoValve data at the 32nd Annual American Venous Forum meeting on Amelia Island, Florida. Across all 11 patients that have received VenoValves and when comparing pre-operative levels to data recorded at their most recent office visits, Reflux, VCSS Scores, and VAS scores have improved 51%, 61%, and 65% respectively. That includes one patient who is currently occluded, and whose VenoValve is currently not functioning as intended. VenoValve safety incidences have been minor and included one (1) fluid pocket (which was aspirated), intolerance from Coumadin anticoagulation therapy, and two (2) minor wound infections (treated with antibiotics). Dr. Ulloa’s presentation was awarded as the top presentation of the American Venous Forum conference.

Next steps for the VenoValve include the continued monitoring of the remaining six VenoValve patients in Colombia, the completion of a series of functional tests mandated by the U.S. Food and Drug Administration (“FDA”) which are necessary for the filing of an IDE application with the FDA, and approval of the IDE application by the FDA to begin the U.S. pivotal trial.

CoreoGraft

The CoreoGraft is a bovine based off the shelf conduit that could potentially be used to revascularize the heart, instead of harvesting the saphenous vein from the patient’s leg. In addition to avoiding the invasive and painful saphenous vein graft harvest process, HJLI’s CoreoGraft closely matches the size of the coronary arteries, eliminating graft failures that occur due to size mismatch. In addition, with no graft harvest needed, the CoreoGraft could also reduce or eliminate the inner thickening that burdens and leads to failure of SVGs.

In addition to providing an alternative to SVGs, the CoreoGraft could be used when making grafts from the patients’ own arteries and veins is not an option. For example, patients with significant arterial and vascular disease often do not have suitable vessels to be used as grafts. For other patients, such as women who have undergone radiation treatment for breast cancer and have a higher incidence of heart disease, using the left internal mammary artery (“LIMA”), an artery running inside the ribcage and close to the sternum, to re-vascularize the left side of the heart, may not be an option if it was damaged by the radiation. Another example are patients undergoing a second CABG surgery. Due in large part to early SVG failures, patients may need a second CABG surgery. If the SVG was used for the first CABG surgery, the patient may have insufficient veins to harvest. While the CoreoGraft may start out as a product for patients with no other options, if the CoreoGraft establishes good short term and long term patency rates, it could become the graft of choice for all CABG patients in addition to the LIMA.

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CoreoGraft Clinical Status

In January of 2020, we announced the results of a six month, nine sheep, animal feasibility study for the CoreoGraft. Bypasses were accomplished by attaching the CoreoGrafts from the ascending aorta to the left anterior descending artery, and surgeries were preformed both on-pump and off-pump. Partners for the feasibility study included the Texas Heart Institute, and American Preclinical Services.

Test subjects were evaluated via angiograms and flow monitors during the study, and a full pathology examination of the CoreoGrafts and the surrounding tissue was performed post necropsy.

The results from the feasibility study demonstrated that the CoreoGrafts remained patent (open) and fully functional at 30, 90, and 180 day intervals after implantation. In addition, pathology examinations of the grafts and surrounding tissue at the conclusion of the study showed no signs of thrombosis, infection, aneurysmal degeneration, changes in the lumen, or other problems that are known to plague and lead to failure of SVGs.

In addition to exceptional patency, pathology examinations indicated full endothelialization for grafts implanted for 180 days both throughout the CoreoGrafts and into the left anterior descending arteries. Endothelium is a layer of endothelial cells that naturally exist throughout healthy veins and arteries that acts as a barrier between blood and the surrounding tissue, which helps promote the smooth passage of blood. Endothelium are known to produce a variety anti-clotting and other positive characteristics that are essential to healthy veins and arteries. The presence of full endothelialization within the longer term CoreoGrafts indicates that the graft is being accepted and assimilated in a manner similar to natural healthy veins and arteries that exist throughout the vascular system and is an indication of long-term biocompatibility.

Since we believe the results of the CoreoGraft feasibility study were positive, HJLI will now explore the possibility of conducting a first-in-man study outside of the U.S., where the CoreoGrafts would be implanted and tested in human subjects.

Comparison of the three months ended March 31, 2020 and 2019

The following table represents selected items in our statements of operations for the three months ended March 31, 2020 and 2019:

	For the Three Months Ended
	March 31,
	2020	2019
Revenues:
Royalty income	$-	$31,243
Total Revenues	-	31,243
Cost of revenues	-	-
Gross Profit	-	31,243

Selling, general and administrative expenses	997,896	1,300,571
Research and development expenses	510,624	313,013
Loss from Operations	(1,508,520)	(1,582,341)

Other Expense (Income):
Interest expense (income), net	(2,633)	(8,615)
Change in fair value of derivative liabilities	(346,129)	-
Total Other Expense (Income)	(348,762)	(8,615)

Net Loss	$(1,159,758)	$(1,573,726)

Net Loss Per Basic and Diluted Common Share:	$(0.06)	$(0.13)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	18,431,537	12,267,446

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Overview

We reported net losses of $1,159,758 and $1,573,726 for the three months ended March 31, 2020 and 2019, respectively, representing a decrease in net loss of $413,968, or 26%, resulting primarily from a decrease in operating expenses of $73,821.

Revenues

Revenue earned during the three months ended March 31, 2019 was $31,243 and consisted entirely of royalty income earned pursuant to the terms of our March 2016 asset sale agreement with LeMaitre Vascular, Inc., which three-year term ended on March 18, 2019. With the agreement reaching the end of its term in 2019, there was not any similar revenue in 2020.

As a developmental stage Company, our revenue, if any, is expected to be diminutive and dependent on our ability to commercialize our product candidates.

Selling, General and Administrative Expenses

For the three months ended March 31, 2020, selling, general and administrative expenses decreased by $302,675 or 23%, to $997,896 from $ 1,300,571 for the three months ended March 31, 2019. The decrease is primarily due to decreases of approximately $99,000 in legal and professional fees primarily in connection to our litigations, $135,000 in consulting and outside services due mainly to lower costs to support investor relations and lower recruiting costs as the Company was not actively recruiting in 2020 as it was in 2019. Other general and administrative expenses were $66,000 lower in 2020 mainly due to travel expenses being $42,000 lower in 2020 because the human trial study in the 2019 period required travel.

Research and Development Expenses

For the three months ended March 31, 2020, research and development expenses increased by $197,611 or 63%, to $510,624 from $313,013 for the three months ended March 31, 2019. The increase is primarily due to increases of $78,000 in compensation and related costs due to a larger team, $61,000 in consulting related to support for our IDE submission, and $70,000 for tissue samples and other lab costs associated with research and development activities.

Interest Income

Interest income of $2,633 and $8,615 was earned during the three months ended March 31, 2020 and 2019, respectively.

Change in Fair Value of Derivative Liability

For the quarter ended March 31, 2020, we recorded a gain on the change in fair value of derivative liabilities of $346,129. Our derivative liabilities are related to warrants issued in connection with our February 2020 Offering.

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Comparison of the year ended December 31, 2019 to the year ended December 31, 2018

Financial Highlights

We reported net losses of $7,625,397 and $13,042,709 for the years ended December 31, 2019 and 2018, respectively, representing a decrease in net loss of $5,417,312 or 42%, resulting from a decrease in amortization of debt discount of $6,562,736 (see below), a decrease in operating expenses of $603,969, a decrease of $348,076 in interest expense, net, partially offset by a decrease in the gain on extinguishment of convertible note payable of $1,481,317 (see below), an increase in the loss on impairment of $269,187 (see below), a decrease in the gain on the change in fair value of derivative liabilities of $191,656 (see below) and a decrease of gross profit of $155,309.

Revenues

Revenues earned during the year ended December 31, 2019 decreased by $155,309 to $31,243 from $186,552 for the year ended December 31, 2018 as royalty income and contract research – related party decreased by $84,909 and $70,400, respectively. Royalty income was earned pursuant to the terms of our March 2016 asset sale agreement with LeMaitre Vascular, Inc., which three-year term ended on March 18, 2019. Since March 18, 2019, we no longer generate royalty revenue and we do not expect to generate any other royalty revenues until one of our product candidates secure regulatory approval and is licensed or otherwise marketed, if ever. The contract research revenue is related to research and development services performed pursuant to a Development and Manufacturing Agreement dated April 1, 2016 (the “HJLA Agreement”) with Hancock Jaffe Laboratory Aesthetics, Inc. (“HJLA”) and no research and development services were performed during 2019.

As a developmental stage company, our revenue, if any, is expected to be diminutive and dependent on our ability to commercialize our product candidates.

Selling, General and Administrative Expenses

For the year ended December 31, 2019, selling, general and administrative expenses decreased by $1,571,340 or 24%, to $4,911,613 from $6,482,953 for the year ended December 31, 2018. The decrease is primarily due to a decrease of approximately $980,000 in non-cash stock compensation expense from fewer awards in 2019 of common stock and warrants to consultants and stock options and restricted stock units to employees and directors, decrease in severance expenses of $300,000 from the accrual in 2018 for the termination of the prior CFO, decrease in salaries and benefits of approximately $551,000 as certain personnel focused on research and development activities in 2019 (which is recorded as a research and development expense), partially offset by an increase of approximately $179,000 in insurance expenses primarily in D&O insurance from being a public company during the full year of 2019 as compared to being a private company for the first five months of 2018 and an increase in D&O premiums in 2019.

Research and Development Expenses

For the year ended December 31, 2019, research and development expenses increased by $967,371 or 78%, to $2,206,120 from $1,238,749 for the year ended December 31, 2018. The increase is primarily due to increased salaries and benefits expenses of $690,000 as certain personnel focused on research and development activities in 2019 and increased supplies, consulting, packaging and outside services of $240,000 associated with research and development activities supporting the first-in-human trials for the VenoValve occurring in Columbia, which started in February 2019, along with an increase of $66,000 in preclinical animal studies.

Interest (Income) Expense, Net

For the year ended December 31, 2019, interest (income) expense, net decreased by $348,076 or 117%, to $49,915 in interest income, net from $298,161 in interest expense, net for the year ended December 31, 2018, due to the conversion of the convertible notes issued during the period from June 2017 through January 2018 (“Notes”) into shares of our common stock upon the consummation of our IPO on June 4, 2018. On this date, principal and interest totaling $5,778,145 owed in connection with the Notes were converted into 1,650,537 shares of our common stock at a conversion price of $3.50 per share. Interest income of $50,848 and $25,219 was earned during the year ended December 31, 2019 and 2018, respectively.

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Net Gain on Extinguishment of Convertible Notes Payable

During the year ended December 31, 2018, we recognized non-cash gain on the extinguishment of convertible notes payable of $1,481,317. On February 28, 2018, the Notes were amended such that the maturity date was extended to May 15, 2018, the warrants issued in connection with the convertible notes issued in 2017 became exercisable for the number of shares of common stock equal to 100% of the total shares issuable upon conversion and the warrants issued in connection with the convertible notes issued in 2018 became exercisable for the number of shares of common stock equal to 75% of the total shares issuable upon the conversion. The amendment of the Notes was deemed to be a debt extinguishment. Since the Notes were converted on June 4, 2018 into common stock in connection with the Company’s IPO, there was no extinguishment of convertible notes payable in the year ended December 31, 2019.

Amortization of Debt Discount

During the year ended December 31, 2018, we recognized non-cash amortization of debt discount expense of $6,562,736 related to the embedded conversion option in the Notes as well as the warrants issued with the Notes. Since the Notes were converted on June 4, 2018 into common stock in connection with the Company’s IPO, there was no amortization of debt discount in the year ended December 31, 2019.

Change in Fair Value of Derivative Liability

For the year ended December 31, 2018, we recorded a gain on the change in fair value of derivative liabilities of $191,656. The derivative liabilities are related to warrants issued in connection with our Series A preferred stock and Series B preferred stock financings during the period of 2016 to 2017 (“Preferred Stock”), plus warrants issued in connection with the Notes, as well as the embedded conversion options in the Notes. Since the Notes and Preferred Stock were converted on June 4, 2018 into common stock in connection with the Company’s IPO, there was no change in fair value of derivative liabilities in the year ended December 31, 2019.

Loss on Impairment

On May 10, 2013, the Company purchased United States Patent 7,815,677, “lntraparietal Aortic Valve Reinforcement Device and a Reinforced Biological Aortic Valve” from Leman Cardiovascular, S.A, which protects the critical design components and function relationships unique to the Company’s bio-prosthetic heart valve (“BHV”). The BHV is a bioprosthetic, pig heart valve designed to function like a native heart valve and early clinical testing has demonstrated that the BHV may be suitable for the pediatric population, as it accommodates for the growth concomitant with the patient. In accordance with Accounting Standards Codification 360-10 - Impairment of Long-Lived and Disposable Assets, the Company is required to test for impairment if certain criteria are present. The Company determined during the fourth quarter 2019 that based on limited R&D resources that are currently devoted to the development of the VenoValve and CoreoGraft products, it unlikely to continue the development of the BHV in the near future. Therefore, the Company recorded an impairment loss of $588,822, equal to the remaining unamortized value of the BHV as of December 31, 2019.

On April 1, 2016, the Company acquired the exclusive rights to develop and manufacture a derma filler product for which HJLA holds a patent, for aggregate consideration of $445,200. The right to provide development and manufacturing services to HJLA expires on December 31, 2025. In accordance with Accounting Standards Codification 360-10 - Impairment of Long-Lived and Disposable Assets, the Company is required to test for impairment if certain criteria are present. The Company determined during the fourth quarter 2018 that based on limited R&D resources that are devoted to new product development, it will cease R&D activities with respect to this technology once the remaining contract research and development activities totaling $33,000 are completed. Therefore, based on the expectation that without continued research and development it is highly unlikely that the Company will manufacture derma-fill for HJLA, the Company recorded an impairment loss of $319,635, equal to the remaining unamortized value as of December 31, 2018.

Deemed Dividend

We recorded a deemed dividend of $3,310,001 for the year ended December 31, 2018. The deemed dividend for the year ended December 31, 2018 resulted primarily from the 8% cumulative dividend on the Preferred Stock. Since the Preferred Stock were converted on June 4, 2018 into common stock in connection with the Company’s IPO, there was no deemed dividend in the year ended December 31, 2019.

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Liquidity and Capital Resources

We have incurred losses since inception and negative cash flows from operating activities for the three months ended March 31, 2020. As of March 31, 2020, we had an accumulated deficit of $57,347,683. Since inception, we have funded our operations primarily through our IPO, private placements of equity and convertible debt securities as well as modest revenues from royalties, contract research and sales of the ProCol Vascular Bioprosthesis. To-date in 2020, we have closed three financings providing aggregate gross proceeds of $2,983,000.

As of June 26, 2020, we had a cash balance of $1,558,554 and restricted cash balance of $810,055. Giving effect to the expected net proceeds of this offering, our cash balance would increase to $4,749,000 and giving effect to the expected net proceeds upon closing of the concurrent private placement, our cash balance would increase to $6,094,000.

We measure our liquidity in a variety of ways, including the following:

	March 31, 2020	December 31, 2019
	(unaudited)
Cash	$720,131	$1,307,231
Restricted Cash	810,055	810,055
Working capital (deficiency)	(1,412,686)	(452,434)

Based upon our cash and working capital as of March 31, 2020, and based on our cash and working capital upon completion of this offering and the concurrent private placement, we will require additional capital resources in order to meet our obligations as they become due within one year after the date of this prospectus and sustain operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

We will require significant amounts of additional capital to continue to fund our operations and complete our research and development activities. If we are not able to obtain additional cash resources, we will not be able to continue operations. We will continue seeking additional financing sources to meet our working capital requirements, to make continued investment in research and development and to make capital expenditures needed for us to maintain and expand our business. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, or if we expend capital on projects that are not successful, our ability to continue to support our business growth, continue research and to respond to business challenges could be significantly limited, or we may have to cease our operations. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.

The COVID-19 pandemic has disrupted the global economy and has negatively impacted large populations including people and businesses that may be directly or indirectly involved with the operation of our Company and the manufacturing, development, and testing of our product candidates. The full scope and economic impact of COVID-19 is still unknown and there are many risks from the COVID-19 that could generally and negatively impact economies and healthcare providers in the countries where we do business, the medical device industry as a whole, and development stage, pre-revenue companies such as HJLI. At this time, we have identified the following COVID-19 related risks that we believe have a greater likelihood of negatively impacting our company specific, including, but not limited to:

●	Federal, State and local shelter-in-place directives which limit our employees from accessing our facility to manufacture, develop and test our product candidates;
●	Travel restrictions and quarantine requirements which prevent us from initiating and continuing animal studies and patient trials both inside and outside of the United States;
●	The burden on hospitals and medical personnel resulting in the cancellation of non-essential medical procedures such as surgical procedures needed to implant our product candidates for pre-clinical and clinical trials;
●	Delays in the procurement of certain supplies and equipment that are needed to develop and test our product candidates;
●	Erosion of the capital markets which make it more difficult to obtain the financing that we need to fund and continue our operations; and
●	Potential back-log at regulatory agencies such as the FDA which may result in delays in obtaining regulatory approvals.

Off-Balance Sheet Arrangements

None.

Contractual Obligations

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, we are not required to provide the information requested by paragraph (a)(5) of this Item.

Critical Accounting Policies and Estimates

For a description of our critical accounting policies, see Note 4 – Significant Accounting Policies in Part 1, Item 1 of our financial statements for the quarter ended March 31, 2020 herein.

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BUSINESS

Overview

Hancock Jaffe Laboratories, Inc. is a medical device company developing tissue based solutions that are designed to be life sustaining or life enhancing for patients with cardiovascular disease, and peripheral arterial and venous disease. The Company’s products are being developed to address large unmet medical needs by either offering treatments where none currently exist or by substantially increasing the current standards of care. Our two lead products are: the VenoValve®, a porcine based device to be surgically implanted in the deep venous system of the leg to treat a debilitating condition called chronic venous insufficiency (“CVI”); and the CoreoGraft®, a bovine based conduit to be used to revascularize the heart during coronary artery bypass graft (“CABG”) surgeries. Both of our current products are being developed for approval by the U.S. Food and Drug Administration (“FDA”). We currently receive tissue for our products from one domestic supplier and one international supplier. Our current business model is to license, sell, or enter into strategic alliances with large medical device companies with respect to our products, either prior to or after FDA approval. Our current senior management team has been affiliated with more than 80 products that have received FDA approval or CE marking. We currently lease a 14,507 sq. ft. manufacturing facility in Irvine, California, where we manufacture products for our clinical trials and which has previously been FDA certified for commercial manufacturing of product.

Each of our product candidates will be required to successfully complete significant clinical trials to demonstrate the safety and efficacy of the product candidate before it will be able to be approved by the FDA. The completion of these clinical trials will require a significant amount of capital and the hiring of additional personnel.

Our Products

VenoValve

Background

Chronic venous disease (“CVD”) is the world’s most prevalent chronic disease. CVD is generally classified using a standardized system known as CEAP (clinical, etiological, anatomical, and pathophysiological). The CEAP system consists of seven clinical classifications (C0 to C6) with C5 to C6 being the most severe cases of CVD.

Chronic Venous Insufficiency (“CVI”) is a subset of CVD and is generally used to describe patients with C4 to C6 CVD. CVI is a condition that affects the venous system of the leg causing pain, swelling, edema, skin changes, and ulcerations. The venous vasculature of the human leg includes the superficial venous system, the deep vein system, and the perforator system which connects the superficial veins and deep veins. In order for blood to return to the heart from the foot, ankle, and lower leg, the calf muscle pushes the blood up the veins of the leg and through a series of one-way valves. Each valve is supposed to open as blood passes through, and then close as blood moves up the leg to the next valve. CVI has two primary causes: obstruction, which occurs when a blood clot in the veins of the leg hardens and prevents the free flow of blood; and valvular incompetence which is usually the result of injury to the valves from blood clots, which occurs when the one-way valves in the leg do not close as they should, causing blood to flow in the wrong direction (reflux) and to pool in the lower leg, resulting in increased venous pressure (venous hypertension). CVI can occur in the superficial vein system, the deep vein system, or in both. The initial version of the VenoValve is being developed to treat CVI resulting from valvular incompetence in the deep vein system of the leg.

Estimates indicate that approximately 4.8 million people in the U.S. have C5 to C6 CVI including patients that develop venous leg ulcers from CVI (C6 patients). Over one million new severe cases of CVI occur each year in the U.S., mostly from patients who have experienced a deep vein thrombosis (blood clot). Of those patients suffering from severe CVI, approximately 55% (2.4 million) have reflux in the deep vein system, or both the deep vein system and the superficial vein system. The average patient seeking treatment of a venous ulcer spends as much as $30,000 a year on wound care, and the total direct medical costs from venous ulcer sufferers in the U.S. has been estimated to exceed $38 billion a year. Aside from the direct medical costs, severe CVI sufferers experience a significantly reduced quality of life. Daily activities such as preparing meals, housework, and personal hygiene (washing and bathing) become difficult due to reduced mobility. For many severe CVI sufferers, intense pain, which frequently occurs at night, prevents patients from getting adequate sleep. Severe CVI sufferers are known to miss about 40% more work days than the average worker. A high percentage of venous ulcer patients also experience severe itching, leg swelling, and an odorous discharge. Wound dressing changes which occur several times a week can be extremely painful. In addition, venous ulcers are very difficult to heal, and a significant percentage of venous ulcers remain unhealed for more than a year. Even if healed, recurrence rates for venous ulcers are known to be high (20% to 40%) within the first year.

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The Opportunity

The VenoValve is a porcine based valve developed at HJLI to be implanted in the deep vein system of the leg to treat CVI. CVI occurs when the valves in the veins of the leg fail, causing blood to flow backwards and pool in the lower leg and ankle. The backwards flow of the blood is called reflux. Reflux results in increased pressure in the veins of the leg, known as venous hypertension. Venous hypertension leads to swelling, discoloration, severe pain, and open sores called venous ulcers. By reducing reflux, and lowering venous hypertension, the VenoValve has the potential to reduce or eliminate the symptoms of deep venous, severe CVI, including venous leg ulcers. The VenoValve is designed to be surgically implanted into the patient on an outpatient basis via a 5 to 6 inch incision in the upper thigh.

There are presently no FDA approved medical devices to address valvular incompetence, or effective treatments for deep venous CVI. Current treatment options include compression garments, or constant leg elevation. These treatments are generally ineffective, as they attempt to alleviate the symptoms of CVI without addressing the underlying causes of the disease. In addition, we believe that compliance with compression garments and leg elevation is extremely low, especially among the elderly. Valve transplants from other parts of the body have been attempted, but with very-poor results. Many attempts to create substitute valves have also failed, usually resulting in early thromboses. The premise behind the VenoValve is that by reducing the underlying causes of CVI, reflux and venous hypertension, the debilitating symptoms of CVI will decrease, resulting in improvement in the quality of the lives of CVI sufferers.

There are approximately 2.4 million people in the U.S. that suffer from deep venous CVI due to valvular incompetence. The average person with a venous ulcer spends approximately $30,000 per year on wound care, resulting in approximately $30 billion of direct medical costs. For those venous ulcers that do heal, there is a 20% to 40% recurrence rate within one year.

VenoValve Clinical Status

After consultation with the FDA, as a precursor to the U.S. pivotal trial, we are conducting a small first-in-man study for the VenoValve in Colombia. The first phase of the first-in-man Colombian trial included 10 patients. In addition to providing safety and efficacy data, the purpose of the first-in-man study is to provide proof of concept, and to provide valuable feedback to make any necessary product modifications or adjustments to our surgical implantation procedures for the VenoValve prior to conducting the U.S. pivotal trial. In December of 2018, we received regulatory approval from Instituto Nacional de Vigilancia de Medicamentos y Alimentos (“INVIMA”), the Colombian equivalent of the FDA. On February 19, 2019, we announced that the first VenoValve was successfully implanted in a patient in Bogota. Between April of 2019 and December of 2019, we successfully implanted VenoValves in 9 additional patients, completing the implantations for the first phase of the Colombian first-in-man study. Overall, VenoValves have been implanted in 11 patients in Colombia. Endpoints for the VenoValve first-in-man study include reflux, measured by doppler, a VCSS score used by the clinician to measure disease severity, and a VAS score used by the patient to measure pain.

On April 28, 2020, we released our latest data from the first-in-man Colombia VenoValve trial. For the first five patients to receive VenoValves, who are all now one-year post VenoValve surgeries, CVI has significantly improved in all five patients when compared to pre-surgery levels. On average, Venous Clinical Severity Scores (“VCSSs”) have improved 72% for the five patients. VCSS scores are commonly used to objectively assess outcomes in the treatment of venous disease, and include ten characteristics including pain, inflammation, skin changes such as pigmentation and induration, the number of active ulcers, and ulcer duration. The improvements in VCSS scores is significant and indicates that VenoValve patients who had severe CVI pre-surgery, now have mild CVI or the complete absence of disease at one-year post surgery. The five VenoValve patients that are one-year post surgery have now completed the first-in-man, clinical study.

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On March 4, 2020, Dr. Jorge Hernando Ulloa, the Primary Investigator for the Company’s study in Colombia presented then current VenoValve data at the 32nd Annual American Venous Forum meeting on Amelia Island, Florida. Across all 11 patients that have received VenoValves and when comparing pre-operative levels to data recorded at their most recent office visits, Reflux, VCSS Scores, and VAS scores have improved 51%, 61%, and 65% respectively. That includes one patient who is currently occluded, and whose VenoValve is currently not functioning as intended. VenoValve safety incidences have been minor and included one (1) fluid pocket (which was aspirated), intolerance from Coumadin anticoagulation therapy, and two (2) minor wound infections (treated with antibiotics). Dr. Ulloa’s presentation was awarded as the top presentation of the American Venous Forum conference.

Next steps for the VenoValve include the continued monitoring of the remaining six VenoValve patients in Colombia, the completion of a series of functional tests mandated by the FDA which are necessary for the filing of an IDE application with the FDA, and approval of the IDE application by the FDA to begin the U.S. pivotal trial.

CoreoGraft

Background

Heart disease is the leading cause of death among men and women in the U.S. accounting for about 1 in every 4 deaths. Coronary heart disease is the most common type of heart disease, killing over 370,000 people each year. Coronary heart disease occurs when arteries around the heart become blocked or occluded, in most cases by plaque. Although balloon angioplasty with or without cardiac stents have become the norm if one or two arteries are blocked, coronary artery bypass surgery remains the treatment of choice for patients with multiple blocked arteries. Approximately 200,000 coronary artery bypass graft (“CABG”) surgeries take place each year in the U.S. In the U.S., CABG surgeries are the most commonly performed cardiac procedure. CABG surgeries alone account for 55% of all cardiac surgeries, and CABG surgeries when combined with valve replacement surgeries account for approximately 62% of all cardiac surgeries. The next largest category accounts for 10% of cardiac surgeries. The number of CABG surgeries are expected to increase as the population continues to age. On average, three grafts are used for each CABG surgery.

Although CABG surgeries are invasive, improved surgical techniques over the years have lowered the fatality rate from CABG surgeries to between 1% and 3% prior to discharge from the hospital. Arteries around heart are accessed via an incision along the sternum known as a sternotomy. Once the incision is made, the sternum (chest) is divided (“cracked”) to access the heart and its surrounding arteries.

CABG surgery is relatively safe and effective. In most instances, doctors prefer to use the left internal mammary artery (“LIMA”), an artery running inside the ribcage and close to the sternum, to re-vascularize the left side of the heart. Use of the LIMA to revascularize the left descending coronary artery (known as the “widow maker”) has become the gold standard for revascularizing the left side of the heart during CABG surgeries. For the right side of the heart, and where additional grafts are needed on the left side, the current standard of care is to harvest the saphenous vein from the patient’s leg to be dissected into pieces and used as bypass grafts around the heart. Unfortunately, saphenous vein grafts (“SVGs”) are not nearly as effective as the LIMA for revascularizing the heart. In fact, SVGs continue to be the weak link for CABG surgeries.

The saphenous vein harvest procedure is itself invasive. Either a long incision is made along the inner leg of the patient to harvest the vein, or the saphenous vein is extracted endoscopically. Regardless of the type of bypass procedure, bypass graft harvest remains an invasive and complication prone aspect of the CABG procedure. Present standard-of-care complications are described in recent published reports in major medical journals. The percentage of complications from the harvest procedure can be as high as 24%. This is mainly due to non-healing of the saphenous wound or development of infection in the area of the saphenous vein harvest site.

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While the LIMA is known for excellent short term and long term patency rates, studies indicate that between 10% and 40% percent of SVGs that are used as conduits for CABG surgeries fail within the first year after the CABG surgery. A significant percentage fail within the first 30 days. At 10 years, the SVGs failure rate can be as high as 75%. When a graft fails, it becomes blocked or occluded, depriving the heart of blood flow. Mortality during the first year after bypass graft failure is very high, between 5% and 9%. For purposes of comparison, a 3% threshold is considered to be a high cardiac risk. In fact, a relatively recent study in Denmark has reported that mortality rates at 8 to 10 years after CABG surgery are as high as 60% to 80%. While a life expectancy of 8 to 10 years following CABG surgery may have been acceptable in the past, expectations have changed and with people now generally living longer, additional focus is now being placed on extending life expectancies following CABG surgeries.

Researchers have determined that there are two main causes of SVGs failure: size mismatch, and a thickening of the interior of the SVGs that begins immediately following the harvest procedure. Size mismatch occurs because the diameter of SVGs is often significantly larger than the diameter of the coronary arteries around the heart. This size mismatch causes flow disturbances, leading to graft thromboses and graft failure. The thickening of the cell walls of SVGs occur when a layer of endothelial cells on the inner surface of the SVGs are disturbed beginning at the harvesting procedure, starting a chain reaction which causes the cells to thicken and the inside of the graft to narrow, resulting in blood clots and graft failure.

The Opportunity

The CoreoGraft is a bovine based off the shelf conduit that could potentially be used to revascularize the heart, instead of harvesting the saphenous vein from the patient’s leg. In addition to avoiding the invasive and painful saphenous vein graft (“SVG”) harvest process, HJLI’s CoreoGraft closely matches the size of the coronary arteries, eliminating graft failures that occur due to size mismatch. In addition, with no graft harvest needed, the CoreoGraft could also reduce or eliminate the inner thickening that burdens and leads to failure of the SVGs.

In addition to providing a potential alternative to SVGs, the CoreoGraft could be used when making grafts from the patients’ own arteries and veins is not an option. For example, patients with significant arterial and vascular disease often do not have suitable vessels to be used as grafts. For other patients, such as women who have undergone radiation treatment for breast cancer and have a higher incidence of heart disease, using the LIMA, an artery running inside the ribcage and close to the sternum, to re-vascularize the left side of the heart may not be an option if it was damaged by the radiation. Another example are patients undergoing a second CABG surgery. Due in large part to early SVG failures, patients may need a second CABG surgery. If the SVG was used for the first CABG surgery, the patient may have insufficient veins to harvest. While the CoreoGraft may start out as a product for patients with no other options, if the CoreoGraft establishes good short term and long term patency rates, it could become the graft of choice for all CABG patients in addition to the LIMA.

CoreoGraft Clinical Status

In January of 2020, we announced the results of a six month, nine sheep, animal feasibility study for the CoreoGraft. Bypasses were accomplished by attaching the CoreoGrafts from the ascending aorta to the left anterior descending artery, and surgeries were preformed both on-pump and off-pump. Partners for the feasibility study included the Texas Heart Institute, and American Preclinical Services.

Test subjects were evaluated via angiograms and flow monitors during the study, and a full pathology examination of the CoreoGrafts and the surrounding tissue was performed post necropsy.

The results from the feasibility study demonstrated that the CoreoGrafts remained patent (open) and fully functional at 30, 90, and 180 day intervals after implantation. In addition, pathology examinations of the grafts and surrounding tissue at the conclusion of the study showed no signs of thrombosis, infection, aneurysmal degeneration, changes in the lumen, or other problems that are known to plague and lead to failure of SVGs.

In addition to exceptional patency, pathology examinations indicated full endothelialization for grafts implanted for 180 days both throughout the CoreoGrafts and into the left anterior descending arteries. Endothelium is a layer of endothelial cells that naturally exist throughout healthy veins and arteries that acts as a barrier between blood and the surrounding tissue, which helps promote the smooth passage of blood. Endothelium are known to produce a variety anti-clotting and other positive characteristics that are essential to healthy veins and arteries. The presence of full endothelialization within the longer term CoreoGrafts indicates that the graft is being accepted and assimilated in a manner similar to natural healthy veins and arteries that exist throughout the vascular system and is an indication of long-term biocompatibility.

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Since we believe the results of the CoreoGraft feasibility study were positive, HJLI will now explore the possibility of conducting a first-in-man study outside of the U.S., where the CoreoGrafts would be implanted and tested in human subjects.

Government Regulation

Our product candidates and our operations are subject to extensive regulation by the FDA, and other federal and state authorities in the United States, as well as comparable authorities in foreign jurisdictions. Our product candidates are subject to regulation as medical devices in the United States under the Federal Food Drug and Cosmetic Act (“FFDCA”), as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FFDCA.

FDA Pre-market Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) pre-market notification, or approval of a FDA Premarket Approval (“PMA”) application. Under the FFDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the FDA’s Quality System Regulation, or QSR, registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post market surveillance, patient registries and FDA guidance documents. While most Class I devices are exempt from the 510(k) pre-market notification requirement, manufacturers of most Class II devices are required to submit to the FDA a pre-market notification under Section 510(k) of the FFDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) pre-market notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA.

510(k) Marketing Clearance Pathway

The 510(k) clearance process is for proposed medical devices that are “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. Because each of our two lead products are unique, and we believe are not substantially equivalent to products already on the market, and because we believe that that the VenoValve and the CoreoGraft are Class III medical devices, we do not anticipate that the VenoValve or the CoreoGraft would be appropriate for 510(k) approval.

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PMA Approval Pathway

Class III devices require PMA approval before they can be marketed although some pre-amendment Class III devices for which FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If FDA accepts the application for review, it has 180 days under the FFDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR. The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval. Certain changes to an approved device, such as changes in manufacturing facilities, methods or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness. We believe that the VenoValve and the CoreoGraft will require the approval of a PMA.

Clinical Trials in Support of PMA

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s IDE regulations, which govern investigational device labeling, prohibit promotion of the investigational device and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. We believe that both the VenoValve and the CoreoGraft will require IDE applications prior to human testing in the United States.

An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval. In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects. During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

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Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include: establishing registration and device listing with the FDA; QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process; labeling regulations and FDA prohibitions against the promotion of investigational products, or “off-label” uses of cleared or approved products; requirements related to promotional activities; clearance or approval of product modifications that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices; medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur; correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FFDCA that may present a risk to health; the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and post-market surveillance activities and regulations.

Regulation Outside of the U.S.

Each country or territory outside of the U.S. has its own rules and regulations with respect to the manufacture, marketing and sale of medical devices. For example, in December of 2018, we received regulatory approval from Instituto Nacional de Vigilancia de Medicamentos y Alimentos (“INVIMA”), the Colombian equivalent of the U.S. Food and Drug Administration, for our first-in-human trial for the VenoValve in Colombia. At this time, other than the first-in-human trial in Colombia, we have not determined which countries outside of the U.S., if any, for which we will seek approval for our product candidates.

Our Competitive Strengths

We believe we will offer the cardiovascular device market a compelling value proposition with the launch of our two product candidates, if approved, for the following reasons:

●	We have extensive experience of proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of our biologic tissue devices. We believe that our patents, which cover certain aspects of our devices and the processing methods of biologic valvular tissue as a “bioprosthetic” device, may provide an advantage over potential competitors.
●	We operate a 14,507 square foot manufacturing facility in Irvine, California. Our facility is designed expressly for the manufacture of Class III tissue based implantable medical devices and is equipped for research and development, prototype fabrication, current good manufacturing practices, or cGMP, and manufacturing and shipping for Class III medical devices, including biologic cardiovascular devices.
●	We have attracted senior executives who are experienced in research and development and who have worked on over 50 medical devices that have received FDA approval or CE marking. We also have the advantage of an experienced board of directors and scientific advisory board who will provide guidance as we move towards market launch.

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Intellectual Property

We possess an extensive proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of biologic devices. This includes FDA compliant quality control and assurance programs, proprietary tissue processing technologies demonstrated to eliminate recipient immune responses, trusted relationship with abattoir suppliers, and a combination of tissue preservation and gamma irradiation that enhances device functions and guarantees sterility. We have filed patent applications for our VenoValve product and Implantable Vein Frame Two product with the U.S. Patent and Trademark Office though there is no assurance that patents will be issued. We also are working on new developments for our CoreoGraft product and expect to be filing for patent protection on that product as well.

Employees

As of July 17, 2020, we had 11 full-time employees. None of our employees are represented by a collective bargaining agreement, and we have never experienced any work stoppage. We believe we have good relations with our employees.

Properties and Facilities

We lease a 14,507 square foot manufacturing facility in Irvine, California. We renewed our lease on September 20, 2017, effective October 1, 2017, for five years with an option to extend the lease for an additional 60-month term at the end of lease term. Our facility is designed expressly for the manufacture of biologic vascular grafts and is equipped for research and development, prototype fabrication, cGMP manufacturing and shipping for Class III medical devices, including biologic cardiovascular devices. We believe that our facilities are sufficient for the near future as there is present capacity to manufacture up to 24,000 venous valves per year to meet potential market demands.

Legal Proceedings

From time to time we may be subject to litigation and arbitration claims incidental to its business. Such claims may not be covered by our insurance coverage, and even if they are, if claims against us are successful, they may exceed the limits of applicable insurance coverage.

On September 21, 2018, ATSCO, Inc., filed a complaint with the Superior Court seeking payment of $809,520 plus legal costs for disputed invoices to the Company dated from 2015 to June 30, 2018. The Company had entered into a Services and Material Supply Agreement (“Agreement”), dated March 4, 2016 for ATSCO to supply porcine and bovine tissue. The Company is disputing the amount owed and that the Agreement called for a fixed monthly fee regardless of whether tissue was delivered to the Company. On January 18, 2019, the Orange County Superior Court granted a Right to Attach Order and Order for Issuance of Writ of Attachment in the amount of $810,055. We contend at least $188,000 of the ATSCO claim relates to a wholly separate company, and over $500,000 of the claim is attributable to invoices sent without delivery of any tissue to the Company. The Company also believes it has numerous defenses and rights of setoff including without limitation: that ATSCO had an obligation to mitigate claimed damages, particularly when they were not delivering tissues; $188,000 of the amount that ATSCO is seeking are for invoices to Hancock Jaffe Laboratory Aesthetics, Inc. (in which the Company owns a minority interest of 28% and is not the obligation of the Company; the Company has a right of setoff against any amounts owed to ATSCO for 120,000 shares of the Company’s stock transferred to ATSCO’s principal and owner; the yields of the materials delivered by ATSCO to the Company was inferior; and the Agreement was constructively terminated. On March 26, 2019, ATSCO filed a First Amended Complaint with the Superior Court increasing its claim to $1,606,820 plus incidental damages and interest, on the basis of an alleged additional oral promise not alleged in its original Complaint. The Company recently deposed ATSCO’s sole owner and principal and believes that the merits of its key defenses have been buttressed and supported as a result. While the Company expects and intends to continue a vigorous defense, the Company and ATSCO have recently agreed to proceed with informal settlement discussions. The Company recorded the disputed invoices in accounts payable and as of March 31, 2020, the Company believes that it has fully accrued for the outstanding claim against the Company. Proceedings in the ATSCO litigation have been delayed due to court closures as a result of the COVID-19 pandemic. The Company has entered into new supply relationships with one domestic and one international company to supply porcine and bovine tissues.

On October 8, 2018, Gusrae Kaplan Nusbaum PLLC (“Gusrae”) filed a complaint with the Supreme Court of the State of New York seeking payment of $178,926 plus interest and legal costs for invoices to the Company dated from November 2016 to December 2017. In July 2016, the Company retained Gusrae to represent the Company in connection with certain specific matters. The Company believes that Gusrae has not applied all of the payments made by the Company along with billing irregularities and errors and is disputing the amount owed. The Company recorded the disputed invoices in accounts payable and as of March 31, 2020, the Company has fully accrued for the outstanding claim against the Company.

On July 9, 2020, the Company was served with a civil complaint filed in the Superior Court for the State of California, County of Orange by a former employee, Robert Rankin, who resigned his employment on or about March 30, 2020.  The case is entitled Rankin v. Hancock Jaffe Laboratories, Inc. et al., Case No. 30-2020-01146555-CU-WR-CJC and was filed on May 27, 2020. The complaint asserts several causes of action, including a cause of action for failure to timely pay Mr. Rankin’s accrued and unused vacation and three months’ severance under his July 16, 2018 employment agreement with the Company.  Mr. Rankin alleges that he was forced to resign, however, we believe that he did not give the Company notice or an opportunity to cure the allegations.  The complaint seeks, inter alia, back pay, unpaid wages, compensatory damages, punitive damages, attorneys’ fees, and costs. The Company intends to vigorously defend the claims, investigate the allegations, and assert counterclaims. Mr. Rankin resigned as the Company’s Chief Financial Officer, Secretary and Treasurer on March 30, 2020.

Corporate Information

We were incorporated in Delaware on December 22, 1999. Our principal executive offices are located at 70 Doppler, Irvine, California, 92618, and our telephone number is (949) 261-2900. Our corporate website address is www.hancockjaffe.com. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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MANAGEMENT

Listed below are the names of the directors and executive officers of the Company, their ages as of the date of this prospectus, their positions held and the year they commenced service with the Company

Name	Age	Position(s) Held	Year of Service Commencement
Robert A. Berman	57	Director, Chief Executive Officer	2018
Dr. Francis Duhay	59	Director	2018
Dr. Sanjay Shrivastava	53	Director	2018
Matthew M. Jenusaitis	59	Director	2019
Robert C. Gray	73	Director	2019
Marc H. Glickman, M.D.	71	Senior Vice President and Chief Medical Officer	2016
Craig Glynn	59	Interim Chief Financial Officer and Interim Treasurer	2020

Robert A. Berman has served as our Chief Executive Officer and a member of our board of directors since April 2018. From September 2017 to March 2018, Mr. Berman worked as an independent strategic business consultant. From September 2012 to July 2017, he served as the President, Chief Executive Officer, and a member of the board of directors of ITUS Corporation (now called Anixa Biosciences), a Nasdaq listed company, that develops a liquid biopsy technology for early cancer detection. Prior to ITUS Corporation, Mr. Berman was the Chief Executive Officer of VIZ Technologies, a start-up company which developed and licensed a beverage dispensing cap, and he was the founder of IP Dispute Resolution Corporation, a company focused on intellectual property licensing. From 2000 to March 2007, Mr. Berman was the Chief Operating Officer and General Counsel of Acacia Research Corporation, which was a publicly traded company engaged in the licensing and enforcement of patented technologies. Mr. Berman was a Director of Business Development at QVC where he developed and selected products for on-air sales and distribution. Mr. Berman started his career at the law firm of Blank Rome LLP. He has a Bachelor of Science in Entrepreneurial Management from the Wharton School of the University of Pennsylvania and holds a Juris Doctorate degree from the Northwestern University Pritzker School of Law, where he serves as an adjunct faculty member. We believe Mr. Berman is qualified to serve as a member of our board of directors because of his experience in broad variety of areas including healthcare, finance, acquisitions, marketing, compliance, turnarounds, and the development and licensing of emerging technologies.

Dr. Francis Duhay has served as member of our board of directors since October 2018. A trained cardiac and thoracic surgeon, has served the President and Chief Operating officer of Aegis Surgical Inc. and Atrius Inc., makers of cardiac accessory devices, since 2016, and as a Partner in K5_Ventures, an early stage venture fund since 2017. Dr. Duhay is the former Chief Medical Officer at Edwards Life Sciences, a world leader in heart valve products, where he led medical and clinical affairs for transcatheter and surgical heart valves. During his tenure at Edwards Life Sciences, from 2008 to 2016, Dr. Duhay led the preparation and submission, and ultimate regulatory approval, of two FDA Premarket Approval (PMA) applications for transcatheter and surgical heart valve therapies and was responsible for the design and execution of the applicable clinical trials. Dr. Duhay was also the Vice President and General Manager of the Ascendra™ transcatheter heart valve business unit at Edwards, where he grew the unit from sixteen to eighty employees and contributed to annual growth in sales from $3 million to $250 million. From 1998 to 2003, Dr. Duhay served as the Chief of the Department of Cardiothoracic Surgery and Cardiology at Kaiser Permanente. Dr. Duhay has also served as an industry representative and clinical expert, and a member of the working group for ISO 5840, the international quality standard for the design, development, and testing of heart valves. Dr. Duhay received his MBA from the University of Hawaii - Shidler College of Business and received his board certification for Cardiothoracic Surgery and General Surgery from the Duke University School of Medicine and from the University of California, San Francisco, respectively. We believe that Dr. Duhay is qualified to serve as a member of our board of directors because he is a trained cardiac and thoracic surgeon and former Chief Medical Officer at Edwards Life Sciences.

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Dr. Sanjay Shrivastava has served as a member of our board of directors since October 2018. He has been involved in developing, commercializing, evaluating, and acquiring medical devices for more than 18 years, including serving in Chief Executive Officer and board of director positions at several medical device start-ups, and leadership positions in research and development, business development, and marketing at BTG (from 2017 to 2018), Medtronic (2007 to 2017), Abbott Vascular (2003 to 2007), and Edwards Life Sciences (2000 to 2003). He is presently the Vice President of Marketing and Business Development at U.S. Vascular, LLC and a co-founder and board member of BlackSwan Vascular, Inc. While working as a vice president, upstream marketing and strategy at BTG, a medical device and specialty pharmaceutical company with annual revenue of about $800 million, Dr. Shrivastava worked on several acquisition and investment deals. At Medtronic, Dr. Shrivastava was the Director of Global Marketing for the Cardiac and Vascular Group where he helped build the embolization business, from its initiation to a substantial revenue with a very high CAGR over a period of six years. Dr. Shrivastava was a Manager of Research and Development for the peripheral vascular business at Abbott Vascular and a Principal Research and Development Engineer for Trans-Catheter heart valves at Edwards Life Sciences. Dr. Shrivastava received his Bachelor of Science in engineering at the Indian Institute of Technology, and his Doctorate of Philosophy in materials science and engineering from the University of Florida. We believe that Dr. Shrivastava is qualified to serve as a member of our board of directors because of having served in Chief Executive Officer and board of director positions at several medical device start-ups, and leadership positions in research and development, business development, and marketing at BTG, Medtronic, Abbott Vascular, and Edwards Life Sciences.

Matthew M. Jenusaitis has served as a member of our board of directors since September 2019. He has over 30 years of health care experience with an emphasis on building and selling companies that develop medical devices to treat vascular diseases. Since March 2015, Mr. Jenusaitis has been the Chief of Staff and Chief of Innovation and Transformation for the UC San Diego Health System. From June 2009 to March 2015, Mr. Jenusaitis was President and CEO of OCTANe Foundation for Innovation, a non-profit focused on the development of innovation in Orange County, CA. Over the course of his career, Mr. Jenusaitis has been on the board of directors of Pulsar Vascular (2008-2017), which was sold to Johnson and Johnson, Creagh Medical (2008-2015), which was sold to SurModics, and Precision Wire Components (2009-2014), which was sold to Creganna Medical. Mr. Jenusaitis was also a Senior Vice President at ev3 (April 2006 to July 2008), which was sold to Covidian and later purchased by Medtronics. In addition, Mr. Jenusaitis was the President of the Peripheral Division at Boston Scientific (July 2003 to August 2005) and was an Executive in Residence at Warburg Pincus (September 2005 to March 2006). Mr. Jenusaitis has an MBA from the University of California, Irvine, a Masters Degree in Biomedical Engineering from Arizona State University, and a Bachelors Degree in Chemical Engineering from Cornell University. We believe that Mr. Jenusaitis is qualified to serve as a member of our board of directors because of over 30 years of health care experience with an emphasis on building and selling companies that develop medical devices to treat vascular diseases and his prior board experiences.

Robert C. Gray has served as a member of our board of directors since September 2019. He had a 20-year career at Highmark, Inc., one of America’s largest health insurance organizations, which serves over 20 million subscribers, and includes Highmark Blue Cross Blue Shield Pennsylvania, Highmark Blue Cross Blue Shield Delaware, and Highmark Blue Cross Blue Shield West Virginia, which he retired from in 2008. While at Highmark, Mr. Gray helped increase revenues to $12.3 billion from $6.9 billion, and helped generate an operating gain of $375 million from an operating loss of $91 million. In addition to being the board chairman, Chief Executive Officer, and President of several of Highmark’s subsidiaries and affiliated companies, Mr. Gray was the Chief Financial Officer of Highmark’s parent company and was the primary contact to Highmark’s board of directors for Highmark’s audit, investment and compensation (incentive plans) committees. His many responsibilities at Highmark included rate setting and reimbursement negotiations. Following Highmark, Mr. Gray co-founded U.S. Holdings LLC (U.S. Implants LLC.), a national distributor of orthopedic implants, and has served as Vice President since 2009. Since 2011, Mr. Gray has also been self-employed as a strategy and financial consultant. Mr. Gray engaged in Postgraduate Studies at the University of North Carolina–Chapel Hill and has an undergraduate degree from Bucknell University. We believe that Mr. Gray is qualified to serve as a member of our board of directors because of his financial and medical reimbursement expertise having served as the Chief Financial Officer at Highmark, Inc., one of America’s largest health insurance organization.

Marc H. Glickman, M.D. has served as our Senior Vice President and Chief Medical Officer since May 2016 and served as member of our board of directors from July 2016 to August 2017. In 1981, Dr. Glickman started a vascular practice in Norfolk, Virginia. He established the first Vein Center in Virginia and also created a dialysis access center. He was employed by Sentara Health Care as director of Vascular Services until he retired in 2014. Dr. Glickman is a board certified vascular surgeon. Dr. Glickman received his Doctor of Medicine from Case Western Reserve, in Cleveland, Ohio and completed his residency at the University of Washington, Seattle. He is board certified in Vascular Surgery and was the past president of the Vascular Society of the Americas. He has served on the advisory boards of Possis Medical, Cohesion Technologies, Thoratec, GraftCath, Inc., TVA medical, Austin, Texas.

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Craig Glynn has served since as our Chief Financial Officer since April 2020. Mr. Glynn has more than thirty-five years of experience providing financial services to a variety of public and private companies, including in the role as Chief Financial Officer. In 2012, Mr. Glynn founded Edward Thomas Associates, a firm that provides public and private companies with accounting and finance services, including chief financial officer services. Mr. Glynn is a Managing Director of Edward Thomas Associates. Mr. Glynn has a proven record of success managing the financial aspects of dynamic organizations either as a member of the management team or in a consulting capacity. He started his career as an auditor with Deloitte and went on to be the CFO and Controller of several technology, manufacturing, and distribution companies. Mr. Glynn earned his BS and MS degrees in Accounting from California State University Northridge. He is a member of the American Institute of CPAs.

Family Relationships

There are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions. There are no family relationships between any of our directors or executive officers.

Certain Legal Proceedings

Except as set forth above, none of the Company’s directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of five members. Our directors hold office until the earlier of their death, incapacity, removal or resignation, or until their successors have been elected and qualified. Our board of directors does not have a formal policy on whether the roles of a Chief Executive Officer and Chairman of our board of directors should be separate. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis. Our bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Our amended and restated certificate of incorporation divides our board of directors into three classes, with staggered three-year terms, as follows:

Class I Directors (serving until the 2021 Annual Meeting of Stockholders, or until their earlier death, disability, resignation or removal):

Dr. Francis Duhay* and Dr. Sanjay Shrivastava*

Class II Directors (serving until the 2022 Annual Meeting of Stockholders, or until their earlier death, disability, resignation or removal):

Matthew M. Jenusaitis*, Robert A. Berman

Class III Director (serving until the 2020 Annual Meeting of Stockholders, or until his earlier death, disability, resignation or removal):

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Robert C. Gray*

(*) Independent Director.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized size of our board of directors is currently five members. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Director Independence

The Nasdaq Marketplace Rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of Dr. Duhay, Mr. Gray, Mr. Jenusaitis and Dr. Shrivastava is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board of directors also determined that Mr. Gray, Mr. Jenusaitis and Dr. Shrivastava will serve on our audit committee, Mr. Gray and Mr. Jenusaitis and Dr. Shrivastava will serve on our compensation committee, and Dr. Duhay, Mr. Jenusaitis and Dr. Shrivastava will serve on our nominating and corporate governance committee, and that each of the committees satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our board of directors has established three standing committees—audit, compensation, and nominating and corporate governance—each of which operates under a charter that has been approved by our board of directors. Prior to the completion of this offering, copies of each committee’s charter will be posted on the Investors section of our website, which is located at www.hancockjaffe.com. Each committee has the composition and responsibilities described below. Our board of directors may from time to time establish other committees.

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Audit Committee

Our audit committee consists of Mr. Gray, who is the Chairman of the committee, Dr. Shrivastava, and Mr. Jenusitus. Our board of directors has determined that each of the members of our audit committee satisfies the Nasdaq Marketplace Rules and SEC independence requirements. The functions of this committee include, among other things:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
●	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;
●	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;
●	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and
●	reviewing and evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

Our board of directors is in the process of determining whether either of Dr. Shrivastava and Dr. Duhay qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and meets the financial sophistication requirements of the Nasdaq Marketplace Rules. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compensation Committee

Our compensation committee consists of Dr. Shrivastava, who is the chair of the committee, Mr. Gray, and Mr. Jenusitus. Our board of directors has determined that each of the members of our compensation committee is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

●	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;
●	reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our Chief Executive Officers and our other executive officers;
●	reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;
●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
●	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and
●	preparing the report that the SEC requires in our annual proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. Duhay, who is the chair of the committee, Dr. Shrivastava, and Mr. Jenusitus. Our board of directors has determined that each of the members of this committee satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

●	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;
●	evaluating director performance on our board of directors and applicable committees of our board of directors and determining whether continued service on our board of directors is appropriate;
●	evaluating, nominating and recommending individuals for membership on our board of directors; and
●	evaluating nominations by stockholders of candidates for election to our board of directors.

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Code of Conduct

Our board of directors has adopted a written code of conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted on our website a current copy of the code and all disclosures that are required by law or Nasdaq Marketplace Rules concerning any amendments to, or waivers from, any provision of the code.

Board Leadership Structure

Our board of directors is free to select the Chairman of the board of directors and a Chief Executive Officer in a manner that it considers to be in the best interests of our company at the time of selection. Currently, Robert A. Berman serves as our Chief Executive Officer. The office of the Chairman of the board of directors is currently vacant. We currently believe that this leadership structure is in our best interests and strikes an appropriate balance between our Chief Executive Officer’s responsibility for the day-to-day management of our company and the Chairman of the board of directors’ responsibility to provide oversight, including setting the board of directors’ meeting agendas and presiding at executive sessions of the independent directors. Additionally, four of our five members of our board of directors have been deemed to be “independent” by the board of directors, which we believe provides sufficient independent oversight of our management. Our board of directors has not designated a lead independent director.

Our board of directors, as a whole and also at the committee level, plays an active role overseeing the overall management of our risks. Our Audit Committee reviews risks related to financial and operational items with our management and our independent registered public accounting firm. Our board of directors is in regular contact with our Chief Executive Officer, who reports directly to our board of directors and who supervises day-to-day risk management.

Role of Board in Risk Oversight Process

Our board of directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our board of directors has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of our company. Our board of directors focuses its oversight on the most significant risks facing us and on our processes to identify, prioritize, assess, manage and mitigate those risks. Our board of directors receives regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

Executive Compensation

The following table sets forth total compensation paid to our named executive officers for the years ended December 31, 2019 and 2018. Individuals we refer to as our “named executive officers” include our current Chief Executive Officer and both of our previous Co-Chief Executive Officers, our current and previous Chief Financial Officer and our two other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2019.

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Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Robert A. Berman	2019	400,000							15,285	(12)	415,285
Chief Executive Officer	2018	293,308	(1)		507,697	(8)			7,692	(13)	808,697
Benedict Broennimann, M.D. Former Co-Chief Executive Officer (2)	2018	120,000	(2)	-			-	-	120,000	(2)	240,000
Steven A. Cantor Former Co-Chief Executive Officer (3)	2018	71,539	(3)		-		-	-	4,892	(14)	76,431
Robert A. Rankin	2019	250,000							44,195	(15)	294,195
Chief Financial Officer, Secretary and Treasurer	2018	110,577	(4)		165,000	(9)			17,297	(16)	292,874
William R. Abbott Former Chief Financial Officer (5)	2018	173,077	(5)						150,991	(17)	324,068
Marc H. Glickman, M.D.	2019	322,115	(6)		49,095	(10)			50,814	(18)	422,024
Chief Medical Officer and Senior Vice President	2018	300,000		-	-		-	-	62,640	(19)	362,640
Chris Sarner Former Vice President Regulatory Affairs and Quality Assurance (7)	2019	212,885	(7)		87,000	(11)			47,457	(20)	347,342

(1)	Beginning March 30, 2018, Mr. Berman’s annual base salary rate under his employment agreement was $400,000. Amounts in this column for Mr. Berman reflect his base salary earned for 2018.

(2)	Dr. Broennimann served as our Co-Chief Executive Officer from August 2017 to April 2018. Dr. Broennimann’s annual base salary rate under his employment agreement was $360,000. On May 1, 2018, Dr. Broennimann entered into a Service Agreement to perform the role of Chief Medical Officer (Out of US) for a fee of $15,000 monthly. Amounts in this column for Dr. Broennimann reflect his base salary earned for 2018 as Co-Chief Executive Officer.

(3)	Mr. Cantor served as our Co-Chief Executive Officer from August 2017 until Mr. Cantor’s employment with the Company was terminated on March 20, 2018. Amounts in this column for Mr. Cantor reflect base salary earned for 2018.

(4)	Beginning July 16, 2018, Mr. Rankin’s annual base salary rate under his employment agreement was $250,000. Amounts in this column for Mr. Rankin reflect his base salary earned for 2018. Mr. Rankin resigned on March 30, 2020.

(5)	Mr. Abbott’s annual base salary rate under his employment agreement was $300,000. Mr. Abbott’s employment with the Company was terminated on July 20, 2018. Amounts in this column for Mr. Abbott reflect base salary earned for 2018.

(6)	Beginning July 26, 2019, Dr. Glickman’s annual base salary rate under his employment agreement dated July 26, 2019, which superseded his prior employment agreement, was $350,000. Amounts in this column for Dr. Glickman reflect his base salary earned for 2019.

(7)	Beginning January 2, 2019, Ms. Sarner’s annual base salary under her employment agreement was $225,000. Ms. Sarner resigned her employment with the Company effective December 2, 2019. Amounts in this column for Ms. Sarner reflect base salary earned for 2019.

(8)	Represents the grant date fair value of 1,080,207 stock options granted on September 24, 2018 pursuant to the terms of his Employment Agreement dated March 30, 2018, computed in accordance with FASB ASC Topic 718. The options vested 20% on the date of his Employment Agreement and the remaining 80% vests ratably on a monthly basis over the 24 months following the date of his Employment Agreement.

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(9)	Represents the grant date fair value of 150,000 stock options granted on July 16, 2018, computed in accordance with FASB ASC Topic 718. 50,000 options vest on the first anniversary of Mr. Rankin’s employment with the Company and the remaining 100,000 vest on a quarterly basis over the following two-year period.

(10)	Represents the grant date fair value of 180,000 stock options granted on July 26, 2019, computed in accordance with FASB ASC Topic 718. The options vest quarterly over a three year period. Also included is the fair value of his existing 184,500 options that were repriced from $10.00 per share to $2.00 per share in connection with entering the July 26, 2019 employment agreement.

(11)	Represents the grant date fair value of 150,000 stock options granted on January 7, 2019, computed in accordance with FASB ASC Topic 718. 50,000 options vest on the first anniversary of Ms. Sarner’s employment with the Company and the remaining 100,000 vest on a quarterly basis over the following two-year period.

(12)	Includes company paid healthcare of $1,285 and 401(k) match of $14,000.

(13)	Includes company paid 401(k) match of $7,692.

(14)	Includes company paid healthcare of $4,892.

(15)	Includes company paid healthcare of $31,695 and 401(k) match of $12,500.

(16)	Includes company paid healthcare of $12,490 and 401(k) match of $4,808.

(17)	Includes severance of $126,923 and company paid healthcare of $16,567 and 401(k) match of $7,500.

(18)	Includes company paid healthcare of $36,814 and 401(k) match of $14,000.

(19)	Includes company paid healthcare of $35,043, 401(k) match of $15,000 and relocation expense reimbursement of $12,597.

(20)	Includes company paid healthcare of $37,116 and 401(k) match of $10,341.

Employment Agreements

We have entered into various employment agreements with certain of our executive officers. Set forth below is a summary of many of the material provisions of such agreements, which summaries do not purport to contain all of the material terms and conditions of each such agreement. For purposes of the following employment agreements:

●	“Cause” generally means the executive’s (i) willful misconduct or gross negligence in the performance of his or her duties to us; (ii) willful failure to perform his or her duties to us or to follow the lawful directives of the Chief Executive Officer (other than as a result of death or disability); (iii) indictment for, conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude: (iv) repeated failure to cooperate in any audit or investigation of our business or financial practices; (v) performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of our property; or (vi) material breach of his or her employment agreement or any other material agreement with us or a material violation of our code of conduct or other written policy.
●	“Good reason” generally means, subject to certain notice requirements and cure rights, without the executive’s consent, (i) material diminution in his or her base salary or annual bonus opportunity; (ii) material diminution in his or her authority or duties (although a change in title will not constitute “good reason”), other than temporarily while physically or mentally incapacitated, as required by applicable law; (iii) relocation of his or her primary work location by more than 25 miles from its then current location; or (iv) a material breach by us of a material term of the employment agreement.
●	“Change of control” generally means (i) the acquisition, other than from us, by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than us or any subsidiary, affiliate (within the meaning of Rule 144 promulgated under the Securities Act) or employee benefit plan of ours, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; (ii) a reorganization, merger, consolidation or recapitalization of us, other than a transaction in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following such transaction is held by the persons who, immediately prior to the transaction, were the holders of our voting securities; or (iii) a complete liquidation or dissolution of us, or a sale of all or substantially all of our assets.

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Robert A. Berman

On March 30, 2018, we entered into an employment agreement with Robert A. Berman, our current Chief Executive Officer and director. Pursuant to the terms of his employment agreement, Mr. Berman’s base salary is $400,000, subject to annual review and adjustment at the discretion of our compensation committee, and he will be eligible for an annual year-end discretionary bonus of up to 50% of his base salary, subject to the achievement of key performance indicators, as determined by our compensation committee. The initial term of Mr. Berman’s employment agreement may be terminated at anytime with or without cause and with or without notice or for good reason thereunder.

Mr. Berman is entitled to participate in our employee benefit, pension and/or profit sharing plans, and we will pay certain health and dental premiums on his behalf. Mr. Berman’s employment agreement prohibits him from inducing, soliciting or entertaining any of our employees to leave our employ during the term of the agreement and for 12 months thereafter.

Pursuant to the terms of his employment agreement, Mr. Berman is entitled to severance in the event of certain terminations of employment. In the event Mr. Berman’s employment is terminated by us without cause and other than by reason of disability or he resigns for good reason, subject to his timely executing a release of claims in our favor and in addition to certain other accrued benefits, he is entitled to receive 6 month of base salary if termination occurred prior to the second anniversary of his employment or 12 months of continued base salary on and after the second anniversary of his employment (or 24 months if such termination occurs within 24 months following a change of control).

Robert A. Rankin

On July 16, 2018, the Company entered into an employment agreement with Mr. Rankin which provides for an annual base salary of $250,000 as well as standard employee insurance and other benefits. Pursuant to this agreement, Mr. Rankin is eligible for annual salary increases at the discretion of our board of directors as well as an annual year-end discretionary bonus of up to 30% of his base salary, subject to the achievement of key performance indicators, as determined by the board and the Chief Executive Officer of the Company in their sole discretion. In connection with his employment, Mr. Rankin received an initial equity grant of an option to purchase 150,000 options with 50,000 options vesting on July 16, 2019 and the remaining 100,000 vesting on a quarterly basis over the following two-year period.

Mr. Rankin’s employment agreement provides for severance payments in the event of termination without Cause or he resigns for Good Reason (as defined in the agreement), equal to three months of base salary for each year that he has been employed by the Company at the time of termination, up to a total of one year of his base salary, provided, that if such termination results from a Change of Control (as defined in the agreement), Mr. Rankin’s severance will not be less than six months of his base salary

Mr. Rankin’s employment with the Company is “at-will” and may be terminated at any time, with or without cause and with or without notice by either Mr. Rankin or the Company.

Effective March 30, 2020, Mr. Rankin resigned from the Company.

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Marc H. Glickman, M.D.

On July 22, 2016, we entered into an employment agreement with Marc H. Glickman, M.D., our Senior Vice President and Chief Medical Officer (the “Pre-existing Employment Agreement”). Pursuant to the terms of his Pre-existing Employment Agreement, Dr. Glickman’s base salary is $300,000, subject to annual review and adjustment at the discretion of our board of directors, and he will be eligible for an annual year-end discretionary bonus of up to 50% of his base salary, subject to the achievement of key performance indicators, as determined by our board of directors. In connection with his Pre-existing Employment Agreement, Dr. Glickman received an initial equity grant of an option to purchase up to 184,500 shares of our common stock with 20% of the shares vesting immediately and 80% vesting on a monthly basis over 24 months thereafter. The initial term of Dr. Glickman’s Pre-existing Employment Agreement ended on December 31, 2018 and was automatically extended for additional three-year terms.

On July 26, 2019, we entered into an employment agreement with Dr. Glickman (the “New Employment Agreement”) that supersedes the terms of the Pre-existing Employment Agreement. Pursuant to the terms of the New Employment Agreement, Dr. Glickman’s base salary is $350,000 per year, subject to annual review and adjustment at the discretion of the Board. In connection with entering into the New Employment Agreement, Dr. Glickman’s existing one hundred and eighty four thousand five hundred (184,500) options (“Existing Options”) to purchase Company common stock at ten dollars ($10.00) per share until October 1, 2026, were repriced to two dollars ($2.00) per share. Additionally, Dr. Glickman, in connection to the New Employment Agreement, was granted stock options for the right to purchase one hundred and eighty thousand (180,000) common stock at a price equal to two dollars ($2.00) per share exercisable until July 26, 2029, which shall vest quarterly over a three (3) year period.

Pursuant to the terms of the New Employment Agreement, Dr. Glickman is an at-will employee and is entitled to severance in the event of certain terminations of his employment. In the event that Dr. Glickman’s employment is terminated by the Company without Cause (as defined in the New Employment Agreement), other than by reason of Disability (as defined in the New Employment Agreement), or he resigns for Good Reason (as defined in the New Employment Agreement), subject to his timely executing a release of claims in favor of the Company and in addition to certain other accrued benefits, Dr. Glickman is entitled to receive three months of his base salary for each year that he has been employed by the Company at the time of termination, up to a total of one year of his base salary.

Chris Sarner

On November 7, 2018, we entered into an employment agreement with Chris Sarner, our Vice President Regulatory Affairs and Quality Assurance. Pursuant to the terms of her employment agreement, Ms. Sarner’s start date was January 2, 2019 and provides for an annual base salary of $225,000 as well as standard employee insurance and other benefits. Pursuant to this agreement, Ms. Sarner is eligible for annual salary increases at the discretion of our Chief Executive Officer. In connection with her employment, Ms. Sarner received an initial equity grant of an option to purchase 150,000 options with 50,000 options vesting on February 6, 2020 and the remaining 100,000 vesting on a quarterly basis over the following two-year period.

Ms. Sarner’s employment agreement provides for severance payments in the event of termination without Cause or she resigns for Good Reason (as defined in the agreement), equal to three months of base salary for each year that she has been employed by the Company at the time of termination, up to a total of one year of her base salary.

Ms. Sarner’s employment with the Company is “at-will”, and may be terminated at any time, with or without cause and with or without notice by either Ms. Sarner or the Company.

Effective December 2, 2019, Ms. Sarner resigned from the Company.

Potential Payments Upon Termination or Change-in-Control

 Pursuant to the terms of the employment agreements discussed above, we will pay severance in the event of certain terminations of employment. In the event employment is terminated by us without cause and other than by reason of disability or if the executive resigns for good reason, subject to his or her timely executing a release of claims in our favor and in addition to certain other accrued benefits, he or she is entitled to receive severance pursuant to the terms of his or her employment agreements discussed above.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2019.

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Robert A. Berman, Chief Executive Officer	972,186	(1)	108,021	(1)	N/A	$4.99	September 23, 2028
Robert A. Rankin Chief Financial Officer, Secretary and Treasurer	62,500	(2)	87,500	(2)	N/A	$2.98	July 15, 2028
Marc H. Glickman, M.D.	15,000	(3)	165,000	(3)	N/A	$2.00	July 25, 2029
Chief Medical Officer and Senior Vice President	184,500	(3)	-		N/A	$2.00	October 1, 2026

(1)	Options were granted on September 24, 2018, and vested 20% on the date of his Employment Agreement, March 30, 2018, and the remaining 80% vests ratably on a monthly basis over the 24 months following the date of his Employment Agreement.
(2)	Options were granted on July 16, 2018, and 50,000 options vested on the first anniversary of Mr. Rankin’s employment, July 16, 2019, with the Company and the remaining 100,000 vest on a quarterly basis over the following two-year period.
(3)	On July 26, 2019, the Company entered a new employment agreement with Dr. Glickman that superseded the terms of his existing employment agreement. In connection with entering into the new employment agreement, Dr. Glickman’s existing 184,500 options that were granted on October 1, 2016 were repriced from $10.00 to $2.00 per share. Additionally, on July 26, 2019, Dr. Glickman was granted 180,000 options at $2.00 per share vesting quarterly over a three-year period.

Employee Benefit Plans

Amended and Restated 2016 Omnibus Incentive Plan

On October 1, 2016, our board of directors and our stockholders adopted and approved the Hancock Jaffe Laboratories, Inc. 2016 Omnibus Incentive Plan, and, subsequently on April 26, 2018, our board of directors and our stockholders adopted and approved the Amended and Restated 2016 Omnibus Incentive Plan (“2016 Plan”). The principal features of the 2016 Plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2016 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Reserve

We have reserved 4,500,000 shares of our common stock for issuance under the 2016 Plan, plus an annual increase on each anniversary of April 26, 2018 equal to 3% of the total issued and outstanding shares of our common stock as of such anniversary (or such lesser number of shares as may be determined by our board of directors), all of which may be granted as incentive stock options under Code Section 422. The shares of common stock issuable under the 2016 Plan will consist of authorized and unissued shares, treasury shares or shares purchased on the open market or otherwise, all as determined by our company from time to time.

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If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2016 Plan and thereafter are forfeited to us, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of common stock available for grant under the 2016 Plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2016 Plan: (1) shares issued under the 2016 Plan repurchased or surrendered at no more than cost or pursuant to an option exchange program, (2) any award that is settled in cash rather than by issuance of shares of common stock, (3) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award or (4) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Administration

The 2016 Plan may be administered by our board of directors or our compensation committee. Our compensation committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted and the terms and conditions of such awards. Our board of directors also has the authority, subject to the terms of the 2016 Plan, to amend existing options (including to reduce the option’s exercise price), to institute an exchange program by which outstanding options may be surrendered in exchange for options that may have different exercise prices and terms, restricted stock, and/or cash or other property.

Eligibility

Awards may be granted under the 2016 Plan to officers, employees, directors, consultants and advisors of us and our affiliates. Incentive stock options may be granted only to employees of us or our subsidiaries.

Awards

The 2016 Plan permits the granting of any or all of the following types of awards:

●	Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. Our compensation committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. Our compensation committee sets exercise prices and terms and conditions, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless our compensation committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, our compensation committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed 10 years) and other conditions on exercise.
●	Stock Appreciation Rights. Our compensation committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2016 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by our compensation committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.
●	Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. Our compensation committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units, or RSUs, which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at our compensation committee’s discretion. The restrictions may be based on continuous service with us or the attainment of specified performance goals, as determined by our compensation committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by our compensation committee. Our compensation committee may also grant other types of equity or equity-based awards subject to the terms and conditions of the 2016 Plan and any other terms and conditions determined by our compensation committee.
●	Performance Awards. Our compensation committee may grant performance awards, which entitle participants to receive a payment from us, the amount of which is based on the attainment of performance goals established by our compensation committee over a specified award period. Performance awards may be denominated in shares of common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by our compensation committee. Cash-based performance awards include annual incentive awards.

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Clawback

All cash and equity awards granted under the 2016 plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies we adopted to implement such requirements and any other compensation recovery policies as we may adopt from time to time.

Change in Control

Under the 2016 Plan, in the event of a change in control (as defined in the 2016 Plan), outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that stockholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions and performance criteria applicable to the awards before the change in control, unless otherwise determined by our compensation committee. In connection with a change in control, outstanding stock options and SARs can be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option or SARs exercise price.

Subject to the terms and conditions of the applicable award agreements, awards granted to non-employee directors will fully vest on an accelerated basis, and any performance goals will be deemed to be satisfied at target. For awards granted to all other service providers, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

●	For awards that are not assumed, converted or replaced, the awards will vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.
●	For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms and conditions. In addition, the awards will vest if the award recipient has a separation from service within two years after a change in control by us other than for “cause” or by the award recipient for “good reason” (each as defined in the applicable award agreement). For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

Amendment and Termination of the 2016 Plan

Unless earlier terminated by our board of directors, the 2016 Plan will terminate, and no further awards may be granted, 10 years after October 1, 2016, the date on which it was approved by our stockholders. Our board of directors may amend, suspend or terminate the 2016 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2016 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

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Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation, which became effective upon the completion of our initial public offering, limits the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Consequently, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

●	any breach of their duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
●	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws also provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have obtained directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the indemnification provisions of our amended and restated bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is incorporated by reference as an exhibit to the registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and may be unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Director Compensation

The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. A substantial portion of each director’s annual retainer is in the form of equity. Under the Company’s nonemployee director compensation program members of the Board who are not also Company employees (“Non-Employee Directors”) are granted twenty thousand (20,000) options and restricted stock units (“RSUs”) worth up to twenty-five thousand dollars ($25,000) per annum (the “Annual Award”). A Non-Employee Director who is newly appointed to the Board other than in connection with an annual meeting of stockholders will generally receive a grant of sixty-thousand (60,000) options and RSUs worth up to seventy-five thousand dollars ($75,000) upon appointment (an “Initial Award”), which covers their compensation for their first three years of service. The Initial Award and Annual Award to Non-Employee Directors will vest as long as they remain directors in equal annual portions over three years following the date in which the award is granted.

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The table below shows the compensation paid to our non-employee directors during 2019 and 2018.

Name		Fees earned or paid in cash	Stock awards ($)		Option awards ($)		Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation($)	Total ($)
Francis Duhay,	2019	-	-		-		-	-	-	-
M.D.	2018		$57,491	(1)	$33,600	(2)				$91,091
Dr. Sanjay	2019	-	-		-		-	-	-	-
Shrivastava	2018		$57,491	(1)	$33,600	(2)				$91,091
Robert Gray	2019		$75,000	(3)	$7,800	(4)				$82,800
Matthew Jenusaitis	2019		$75,000	(3)	$7,800	(4)				$82,800
Yury Zhivilo	2019	-	-		-		-	-	-	-
Former Chairman of the BOD (5)	2018	-	-		-		-	-	-	-
Marcus Robins,	2019	-	-		-		-	-	-	-
Former Director (6)	2018		$57,491	(1)	$33,600	(2)				$91,091
Robert A. Anderson, Former Director	2018	-	-		$9,960	(7)	-	-	-	$9,960
Robert W. Doyle, Former Director	2018	-	-		$9,960	(7)	-	-		$9,960
Steven Girgenti, Former Director	2018	-	-		$9,000	(7)	-	-	-	$9,000

(1) Under the Company’s nonemployee director compensation program, Dr. Duhay and Dr. Shrivastava in connection with their appointment to the BOD on October 2, 2018 were each granted 29,183 Restricted Stock units on November 27, 2018, which based on the Company’s closing stock price on the grant date were valued at $1.97 per unit. These units vest in equal annual portions on the 10/2/2019, 10/2/2020 and 10/2/2021.

(2) Under the Company’s nonemployee director compensation program, Dr. Duhay and Dr. Shrivastava in connection with their appointment to the BOD on October 2, 2018 were each granted 60,000 options to purchase shares of our common stock on November 27, 2018 at an exercise price of $2.57 per share. The options were valued at $.56 per share as of the date of the grant. All of these options vest in equal quarterly portions over a 3 year period starting from October 2, 2018 and valued in accordance with FASB ASC Topic 718.

(3) Under the Company’s nonemployee director compensation program, Messrs. Gray and Jenusaitis in connection with their appointment to the BOD on September 13, 2019 were each granted 78,125 Restricted Stock units, which based on the Company’s closing stock price on the grant date were valued at $.96 per unit. These units vest in equal annual portions on the 9/13/2020, 9/13/2021 and 9/3/2022

(4) Under the Company’s nonemployee director compensation program, Messrs. Gray and Jenusaitis in connection with their appointment to the BOD on September 13, 2019 were each granted 60,000 options to purchase shares of our common stock at an exercise price of $2.00 per share. The options were valued at $.13 per share as of the date of the grant. All of these options vest in equal quarterly portions over a 3 year period starting from September 13, 2019 and valued in accordance with FASB ASC Topic 718.

(5) On May 23, 2019, Mr. Zhivilo resigned as chairman of the board of directors for the Company.

(6) In April 2019, Mr. Robins passed away.

(7) Messrs. Anderson, Doyle and Girgenti resigned as Directors on Oct 1, 2018. Effective upon their resignation, each resigning director received a grant of 10,000 options to purchase shares of our common stock at an exercise price of $2.90, the closing price of our common stock on October 1, 2018. The options were valued at $.50 per share as of the date of the grant. All of these options were vested in full as of the date of grant and valued in accordance with FASB ASC Topic 718. Per the Amended and Restated 2016 Omnibus Incentive Plan, the options that were awarded in prior years to the resigning directors and vested, would have to be exercised within 90 days of their resignation date or be forfeited As part of their resignation agreement, all options granted to the Directors before their resignation date were modified such that they can be exercised by the resigning directors for a 10 year period from their issuance dates. These options are treated as a modification and valued in accordance with FASB ASC Topic 718. The 40,000 options to purchase shares of our common stock issued to each of our former directors Robert Doyle, Robert Anderson, and Steven Girgenti in 2017 at an exercise price of $12.00 per share were valued at $.10 per share as of the date of the modification. The 3,000 options to purchase shares of our common stock issued to each of our former directors Robert Doyle and Robert Anderson in 2017 at an exercise price of $7.00 per share were valued at $.32 per share as of the date of the modification.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2018 to which we were a party in which (i) the amount involved exceeded or will exceed the lesser of (A) $120,000 or (B) one percent of our average total assets at year end for the last two completed fiscal years and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Executive Compensation.”

Biodyne

On April 26, 2018, the Company and Biodyne agreed to convert the remaining aggregate principal and accrued interests of the loan into shares of our common stock at a conversion price of $4.30 per share. We issued to Biodyne 120,405 shares of common stock for the conversion of the loan which carried $499,000 in aggregate principal and approximately $18,742 in accrued interests.

As of December 31, 2019, Biodyne owned 3,837,043 shares of our common stock, representing an ownership interest of approximately 21.0%. Yury Zhivilo, who resigned as chairman of our board of directors on May 23, 2019, is the majority shareholder of Biodyne.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the DGCL. Further, we intend to enter into indemnification agreements with each of our directors and officers, and we intend to purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. For further information, see “Executive Compensation—Limitations of Liability and Indemnification Matters.”

To the best of our knowledge, during the past two fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds the lesser of (A) $120,000 or (B) one percent of our average total assets at year end for the last two completed fiscal years, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Policies and Procedures for Related Party Transactions

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the ownership of our common stock as of the date of this prospectus with respect to: (i) each person known to us to be the beneficial owner of more than five percent of our common stock; (ii) all directors; (iii) all named executive officers; and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of common stock subject to options or warrants that are exercisable as of the date of this prospectus or are exercisable within 60 days of such date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Applicable percentage ownership is based on 23,949,333 shares of common stock outstanding as of July 17, 2020.

	Beneficial Ownership
Name and Address of Beneficial Owner (1)	Number of Shares	Percentage
5% Stockholders
Biodyne Holding, S.A.(2)	1,705,433	7.1%
Named Executive Officers and Directors
Robert A. Berman (3)	1,098,589	4.4%
Marc Glickman, M.D.(3)	244,500	1.0%
Craig Glynn	-
Francis Duhay, M.D. (3)	44,728	*
Dr. Sanjay Shrivastava (3)	35,000	*
Robert Gray(3)	15,750	*
Matthew Jenusaitis (3)	15,000	*
All directors and executive officers as a group (7 persons)	1,453,567	5.7%

* Represents beneficial ownership of less than 1%.

(1)	Except as otherwise noted below, the address for each person or entity listed in the table is c/o Hancock Jaffe Laboratories, Inc., 70 Doppler, Irvine, California 92618.
(2)	Based on Mr. Zhivilo’s public filings. Mr. Zhivilo is the controlling shareholder, President and director of Biodyne Holding, S.A., or Biodyne and was chairman of the board of directors for the Company until his resignation on May 23, 2019. The principal business address of Biodyne is 13 Rue de la Gare, 1100 Morges, Switzerland.
(3)	Includes shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of July 17, 2020.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

General

Our amended and restated certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.00001 per share. As of the date of this prospectus, we had 23,949,333 shares of common stock issued and outstanding and 1,725,000 shares of common stock issuable upon exercise of listed warrants issued and outstanding.

We are offering 12,500,000 Units consisting of an aggregate of 12,500,000 Shares and Warrants to purchase 12,500,000 shares of our common stock at a public offering price of $0.32 per Unit. No Units will be issued and the Shares and related Warrants will be issued separately.

The following description of our capital stock is not complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and by the relevant provisions of the Delaware General Corporation Law.

Common Stock

Under the terms of our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our board of directors from time to time may determine. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of such warrants.

Exercisability. The Warrants are exercisable on the date we file an amendment to our certificate of incorporation to reflect our stockholders’ approval of either an increase in the number of our authorized shares of common stock or a reverse stock split, in either case in an amount sufficient to permit the exercise in full of the Warrants and will expire on the date that is seven years after their original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice. In no event may the Warrants be net cash settled.

Stockholder Approval. We have agreed to hold a stockholders meeting (the “Stockholders Meeting”) in order to seek stockholder approval for an amendment to our certificate of incorporation to either (i) increase the number of shares of common stock we are authorized to issue or (ii) effect a reverse split of the common stock, in either case in an amount sufficient to permit the exercise in full of the Warrants in accordance with their terms. In the event that we are unable to obtain stockholder approval and effect an increase in our authorized shares of common stock or effect a reverse split of our common stock, the Warrants will not be exercisable and will have no value. In no event may the Warrants be net cash settled.

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Exercise Limitation. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The Warrants will have an exercise price of $0.32 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at the time a holder exercises its Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the Warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrant.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the Warrants being offered and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the warrant following such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Series C Convertible Preferred Stock

The following is a summary of the material terms of the Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Preferred Stock is qualified in its entirety by reference to the Certificate of Designations of the Series C Convertible Preferred Stock (the “Certificate of Designations”) setting forth the terms of the Series C Preferred Stock (the “Certificate of Designations”) and our amended certificate of incorporation.

Ranking. The Preferred Stock ranks senior to our common stock and any future preferred stock of the Company with respect to dividend rights and/or rights upon distributions or liquidation.

Dividends. The holders of the Preferred Stock are entitled to receive as dividends in kind at an annual rate equal to 8.0% of the per share purchase price of the Preferred Stock for each of the then outstanding shares of Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30-day months. Such dividends will begin to accrue and accumulate (to the extent not otherwise declared and paid as set forth above) on each share of Preferred Stock, from the date of issuance of such share of Preferred Stock.

Conversion. If at any time after the later of (i) the date that we file an amendment to our certificate of incorporation to reflect our stockholders’ approval of either an increase in the number of our authorized shares of common stock or a reverse stock split, in either case in an amount sufficient to permit the conversion in full of the Preferred Stock and exercise in full of the Private Warrants to be issued in the concurrent private placement described on the cover page of this prospectus, and (ii) the date of approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Company with respect to the transactions contemplated by the July Purchase Agreement, including the issuance of all of the shares of common stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”) and the shares of our common stock issuable upon the exercise of the Private Warrants (the “Private Warrant Shares”) in excess of 19.99% of the issued and outstanding common stock on the closing date of the concurrent private placement (collectively, a “Capital Event”), and subsequent to a Capital Event the Company (i) consummates a merger, or (ii) raises an aggregate of at least $8,000,000 in gross proceeds in a transaction or series of transactions within any twelve (12) month period, then the Company may force the automatic conversion of the Preferred Stock into the Conversion Shares.

Voting Rights. The holders of the Preferred Stock shall be entitled to vote on any matter submitted to the stockholders of the Company for a vote. One (1) share Preferred Stock shall carry the same voting rights as one (1) share of common stock.

Delaware Anti-Takeover Law and Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

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Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a publicly traded corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or
●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;
●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or
●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our amended and restated certificate of incorporation and amended and restated bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

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Stockholder Meetings

Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

Removal of Directors

Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or amended and bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Amendment Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock.

The provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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Elimination of Monetary Liability for Officers and Directors

Our amended and restated certificate of incorporation incorporates certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty. Our amended and restated certificate of incorporation also contains provisions to indemnify the directors and officers to the fullest extent permitted by the DGCL. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Exchange Listing

Our common stock is listed on the Nasdaq under the symbol “HJLI”. Certain of our warrants are listed on the Nasdaq under the symbol “HJLIW.”

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for our common stock and warrants is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Pl, Woodmere, New York 11598. VStock Transfer, LLC will also act as the Warrant Agent in connection with the Warrants.

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UNDERWRITING

We have entered into an underwriting agreement with Ladenburg Thalmann & Co. Inc., as the representative of the underwriters named below, or the representative, and the sole book-running manager of this offering. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite its name below.

Underwriters	Units
Ladenburg Thalmann & Co. Inc.	12,500,000
Total	12,500,000

A copy of the underwriting agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the underwriters that they propose to offer the Units directly to the public at the public offering price set forth on the cover page of this prospectus. Any securities sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.01536 per Unit, $0.01488 per Share and $0.00048 per Warrant.

The underwriting agreement provides that subject to the satisfaction or waiver by the representative of the conditions contained in the underwriting agreement, the underwriters are obligated to purchase and pay for all of the units offered by this prospectus.

No action has been taken by us or the underwriters that would permit a public offering of the Units, or the Shares, and Warrants to purchase common stock included in the Units, in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offered hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

	Per Unit(1)	Total
Public offering price	$0.32	$4,000,000
Underwriting discount to be paid to the underwriters by us	$0.0256	$320,000
Proceeds to us (before expenses) (2)	$0.2944	$3,680,000

(1)	The public offering price and underwriting discount corresponds to (i) a public offering price per Share of $0.31 and (ii) a public offering price per Warrant of $0.01.
(2)	We have granted a 45 day option to the underwriters to purchase an additional 1,875,000 Shares and/or additional Warrants to purchase up to an aggregate of 1,875,000 shares of common stock (up to 15% of the number of Shares and sold in this offering) at the public offering price per share of common stock and the public offering price per warrant set forth above less the underwriting discounts and commissions, solely to cover overallotments, if any.

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We estimate the total expenses payable by us for this offering to be approximately $816,000, which amount includes (i) an underwriting discount of $480,000 ($528,000 if the underwriters’ overallotment option is exercised in full) and (ii) reimbursement of the accountable expenses of the representative equal to $140,000, including the legal fees of the representative being paid by us, (iii) a management fee of $60,000, and (iv) other estimated company expenses of approximately $136,000, which includes legal, accounting and printing costs and various fees associated with the registration and listing of our shares.

The securities we are offering are being offered by the underwriters subject to certain conditions specified in the underwriting agreement.

Underwriter Warrants

Upon the closing of this offering, we have agreed to issue to the underwriter warrants, or the underwriter warrants, to purchase a number of shares of common stock equal to up to 6% of the total Shares sold in the initial closing of this public offering. The underwriter warrants will be exercisable at a per share exercise price equal to $0.40 per share (125% of the public offering price per Unit sold in this offering). The underwriter warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-1∕2-year period commencing six months after the effective date of the registration statement related to this offering.

The underwriter warrants and the shares of common stock underlying the underwriter warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the underwriter warrants or the securities underlying the underwriter warrants, nor will the underwriter engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriter warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the underwriter warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The underwriter warrants will provide for adjustment in the number and price of the underwriter warrants and the shares of common stock underlying such underwriter warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Overallotment Option

We have granted to the underwriters an option exercisable not later than forty-five (45) days after the date of this prospectus to purchase up to a number of additional shares of common stock and/or warrants to purchase shares of common stock not to exceed 15% of the number of shares of common stock sold in the this offering and/or 15% of the warrants sold in the this offering at the public offering price per share of common stock and the public offering price per warrant set forth on the cover page hereto less the underwriting discounts and commissions. The underwriters may exercise the option solely to cover overallotments, if any, made in connection with this offering. If any additional shares of common stock and/or warrants are purchased pursuant to the overallotment option, the underwriters will offer these shares of common stock and/or warrants on the same terms as those on which the other securities are being offered.

Determination of Offering Price

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “HJLI.” On July 17, 2020 the closing price of our common stock was $0.399 per share. We do not intend to apply for listing of the Warrants on any securities exchange or other trading system.

The public offering price of the securities offered by this prospectus will be determined by negotiation between us and the underwriters. Among the factors that will be considered in determining the public offering price of the securities:

●	our history and our prospects;
●	the industry in which we operate;
●	our past and present operating results;
●	the previous experience of our executive officers; and
●	the general condition of the securities markets at the time of this offering.

79

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock or warrants sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the shares of common stock sold in this offering can be resold at or above the public offering price.

Lock-up Agreements and Waivers

Our officers and directors have agreed with the representative to be subject to a lock-up period of ninety (90) days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for the earlier of (i) ninety (90) days following the closing date of this offering, and (ii) fifteen (15) days following the Stockholders Meeting, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing plans. The lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The representative may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Certain investors in this offering have agreed with the representative to enter into a lock-up and voting agreement whereby each such investor will be subject to a lock-up period through July 21, 2020. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. Additionally, such investors have agreed to vote all shares of common stock it beneficially owns on the closing date of this offering, including the Shares, with respect to any proposals presented to the stockholders of the Company. Additionally, certain investors that have agreed to enter into such lock-up and voting agreements will as consideration for their waiver of certain rights described in those certain Securities Purchase Agreements dated April 24, 2020, and June 1, 2020, be issued unregistered warrants substantially similar to the Warrants sold in this offering, except that such warrants will have a term of five (5) years, will have an exercise price equal to $0.37 per share (the most recent closing price of the common stock at the time that the Company entered into the underwriting agreement), and will carry piggy-back registration rights. The amount of shares of common stock underlying such warrants will be equal to the dollar amount subscribed by such investor in this offering and/or the concurrent private placement, multiplied by 1.5.

Other Relationships

Upon completion of this offering, in certain circumstances we have granted the representative a right of first refusal to act as sole bookrunner or exclusive placement agent in connection with any subsequent public or private offering of equity securities or other capital markets financing by us. This right of first refusal extends for 12 months from the closing date of this offering. The terms of any such engagement of the representative will be determined by separate agreement.

Pursuant to an agreement with Spartan Capital Securities LLC (“Spartan”), in connection with this offering and the concurrent private placement, we are obligated to pay to Spartan a six percent (6%) cash placement fee and a six percent (6%) warrant placement fee to the extent any prior investor introduced by Spartan, or any such investor’s affiliates, participates in this offering and/or the concurrent private placement.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in syndicate covering transactions stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares of common stock while this offering is in progress.
●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

80

In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we, nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act or to contribute to payments that the underwriters may be required to make for these liabilities.

Notice to Non-US Investors

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are “permitted clients”, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, with effect from and including the date on which the European Union Prospectus Directive, or the EU Prospectus Directive, was implemented in that Relevant Member State, or the Relevant Implementation Date, no offer of securities may be made to the public in that Relevant Member State other than:

1. to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

2. to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), subject to obtaining the prior consent of the representatives; or

3. in any other circumstances falling within Article 3(2) of the EU Prospectus Directive;

provided that no such offer of securities shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

81

In the case of any securities being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

82

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon by Ellenoff Grossman & Schole LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Pryor Cashman LLP, New York, New York

EXPERTS

The financial statements of Hancock Jaffe Laboratories, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in this prospectus and registration statement in reliance upon the report (which report includes an explanatory paragraph relating to our ability to continue as a going concern) of Marcum LLP, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

83

HANCOCK JAFFE LABORATORIES, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Hancock Jaffe Laboratories, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Hancock Jaffe Laboratories (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2015.

New York, NY
March 18, 2020

F-2

HANCOCK JAFFE LABORATORIES, INC.

BALANCE SHEETS

	December 31,
	2019	2018

Assets
Current Assets:
Cash and cash equivalents	$1,307,231	$2,740,645
Accounts receivable	-	32,022
Prepaid expenses and other current assets	116,647	64,306
Total Current Assets	1,423,878	2,836,973
Property and equipment, net	344,027	26,153
Restricted cash	810,055	-
Operating lease right-of-use assets, net	826,397	-
Intangible assets, net	-	666,467
Security deposits and other assets	29,843	29,843
Total Assets	$3,434,200	$3,559,436

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,221,189	$1,077,122
Accrued expenses and other current liabilities	333,438	412,871
Deferred revenue - related party	33,000	33,000
Current portion of operating lease liabilities	288,685	-
Total Current Liabilities	1,876,312	1,522,993
Long-term operating lease liabilities	567,948	-
Total Liabilities	2,444,260	1,522,993

Commitments and Contingencies (Note 9)

Stockholders’ Equity:
Preferred stock, par value $0.00001, 10,000,000 shares authorized: no shares issued or outstanding	-	-
Common stock, par value $0.00001, 50,000,000 shares authorized, 17,931,857 and 11,722,647 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	179	117
Additional paid-in capital	57,177,686	50,598,854
Accumulated deficit	(56,187,925)	(48,562,528)
Total Stockholders’ Equity	989,940	2,036,443
Total Liabilities and Stockholders’ Equity	$3,434,200	$3,559,436

The accompanying notes are an integral part of these financial statements.

F-3

HANCOCK JAFFE LABORATORIES, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2019	2018

Revenues:
Royalty income	$31,243	$116,152
Contract research - related party	-	70,400
Total Revenues	31,243	186,552

Selling, general and administrative expenses	4,911,613	6,482,953
Research and development expenses	2,206,120	1,238,749
Loss on impairment of intangible asset	588,822	319,635
Loss from Operations	(7,675,312)	(7,854,785)

Other (Income) Expense:
Amortization of debt discount	-	6,562,736
Gain on extinguishment of convertible notes payable	-	(1,481,317)
Interest (income) expense, net	(49,915)	298,161
Change in fair value of derivative liabilities	-	(191,656)
Total Other (Income) Expense	(49,915)	5,187,924

Net Loss	(7,625,397)	(13,042,709)
Deemed dividend to preferred stockholders	-	(3,310,001)
Net Loss Attributable to Common Stockholders	$(7,625,397)	$(16,352,710)

Net Loss Per Basic and Diluted Common Share:	$(0.48)	$(1.75)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	15,760,444	9,362,474

The accompanying notes are an integral part of these financial statements.

F-4

HANCOCK JAFFE LABORATORIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

					Total
			Additional		Stockholders’
	Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficiency)
Balance at January 1, 2018	6,133,678	61	24,389,307	(35,519,819)	(11,130,451)
Common stock issued in initial public offering [1]	1,725,000	17	6,082,427	-	6,082,444
Derivative liabilities reclassified to equity	-	-	3,594,002	-	3,594,002
Redeemable convertible preferred stock converted to common stock	1,743,231	18	5,170,737	-	5,170,755
Common stock issued in connection with May Bridge Notes	55,000	1	228,965	-	228,966
Common stock issued in satisfaction of Advisory Board fees payable	30,000	-	90,000	-	90,000
Common stock issued upon conversion of convertible debt and interest	1,650,537	17	8,252,669	-	8,252,686
Common stock issued upon conversion of related party convertible debt and interest	120,405	1	517,741	-	517,742
Common stock issued upon exchange of related party notes payable and interest	35,012	-	150,553	-	150,553
Common stock issued in satisfaction of deferred salary	44,444	-	200,000	-	200,000
Stock-based compensation:
Amortization of stock options	-	-	864,625	-	864,625
Common stock issued to consultants	185,340	2	878,828	-	878,830
Warrants granted to consultants	-	-	179,000	-	179,000
Net loss	-	-	-	(13,042,709)	(13,042,709)
Balance at December 31, 2018	11,722,647	$117	$50,598,854	$(48,562,528)	$2,036,443

[1] net of offering costs of $2,542,555.

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders
	Shares	Amount	Capital	Deficit	Equity
Balance at January 1, 2019	11,722,647	$117	$50,598,854	$(48,562,528)	$2,036,443
Common stock issued in private placement offering [2]	2,347,997	24	2,317,252	-	2,317,276
Common stock issued in public offering [3]	3,615,622	36	3,319,620	-	3,319,656
Stock-based compensation:
Amortization of stock options and restricted stock units [4]	9,728	-	492,084	-	492,084
Common stock issued to consultants/settlement, net [5]	235,863	2	419,377	-	419,379
Warrants granted to consultants/settlement	-	-	30,499	-	30,499
Net loss	-	-	-	(7,625,397)	(7,625,397)
Balance at December 31, 2019	17,931,857	$179	$57,177,686	$(56,187,925)	$989,940

[2] net of offering costs of $386,724.

[3] net of offering costs of $549,060.

[4] stock issued for vested restricted stock units.

[5] net of forfeiture of 6,137 shares.

The accompanying notes are an integral part of these financial statements.

F-5

HANCOCK JAFFE LABORATORIES, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2019	2018
Cash Flows from Operating Activities
Net loss	$(7,625,397)	$(13,042,709)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	-	6,562,736
Gain on extinguishment of convertible notes payable	-	(1,481,317)
Stock-based compensation	941,962	1,922,455
Depreciation and amortization	123,660	133,419
Amortization of right-of-use assets	273,005	-
Change in fair value of derivatives	-	(191,656)
Loss on impairment	588,822	319,635
Changes in operating assets and liabilities:
Accounts receivable	32,022	3,159
Prepaid expenses and other current assets	(52,341)	(6,762)
Security deposit and other assets	-	700
Accounts payable	144,067	(294,122)
Accrued expenses	(56,960)	(210,976)
Deferred revenues	-	(70,400)
Payments on lease liabilities	(265,240)	-
Total adjustments	1,728,997	6,686,871
Net Cash Used in Operating Activities	(5,896,400)	(6,355,838)

Cash Flows from Investing Activities
Purchase of property and equipment	(363,891)	(12,422)
Net Cash Used in Investing Activities	(363,891)	(12,422)

Cash Flows from Financing Activities
Proceeds from private placement, net [1]	2,317,276	-
Proceeds from public offering, net [2]	3,319,656	-
Proceeds from initial public offering, net [3]	-	7,657,427
Initial public offering costs paid in cash	-	(706,596)
Repayments of notes payable	-	(1,125,000)
Repayments of notes payable - related party	-	(120,864)
Proceeds from issuance of notes payable, net	-	722,500
Proceeds from issuance of convertible notes, net [4]	-	2,603,750
Net Cash Provided by Financing Activities	5,636,932	9,031,217

Net Increase (Decrease) in Cash, Cash Equivalent, and Restricted Cash	(623,359)	2,662,957
Cash, cash equivalents and restricted cash - Beginning of period	2,740,645	77,688
Cash, cash equivalents and restricted cash - End of period	$2,117,286	$2,740,645

[1] Net of cash offering costs of $386,724.

[2] Net of cash offering costs of $549,060.

[3] Net of cash offering costs of $967,573.

[4] Net of cash offering costs of $293,750.

The accompanying notes are an integral part of these financial statements.

F-6

HANCOCK JAFFE LABORATORIES, INC.

STATEMENTS OF CASH FLOWS - continued

	Year Ended
	December 31,
	2019	2018
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period For:
Interest paid	$933	$286,551
Income taxes paid	$-	$-
Non-Cash Investing and Financing Activities
Conversion of convertible note payable - related party and accrued interest into common stock	$-	$517,742
Exchange of note payable - related party and accrued interest into common stock	$-	$150,553
Fair value of warrants issued in connection with convertible debt included in derivative liabilities	$-	$1,046,763
Embedded conversion option in convertible debt included in derivative liabilities	$-	$1,239,510
Derivative liabilities reclassified to equity	$-	$6,059,823
Conversion of convertible notes payable and accrued interest into common stock	$-	$5,743,391
Conversion of preferred stock into common stock	$-	$5,170,755

The accompanying notes are an integral part of these financial statements.

F-7

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 – Business Organization and Nature of Operations

Hancock Jaffe Laboratories, Inc. is a medical device company developing tissue based solutions that are designed to be life sustaining or life enhancing for patients with cardiovascular disease, and peripheral arterial and venous disease. The Company’s products are being developed to address large unmet medical needs by either offering treatments where none currently exist or by substantially increasing the current standards of care. Our two lead products are: the VenoValve®, a porcine based device to be surgically implanted in the deep venous system of the leg to treat a debilitating condition called CVI; and the CoreoGraft®, a bovine based conduit to be used to revascularize the heart during CABG surgeries. Both of our current products are being developed for approval by the FDA. We currently receive tissue for our products from one domestic supplier and one international supplier. Our current business model is to license, sell, or enter into strategic alliances with large medical device companies with respect to our products, either prior to or after FDA approval. Our current senior management team has been affiliated with more than 50 products that have received FDA approval or CE marking. We currently lease a 14,507 sq. ft. manufacturing facility in Irvine, California, where we manufacture products for our clinical trials and which has previously been FDA certified for commercial manufacturing of product.

Each of our product candidates will be required to successfully complete clinical trials and other testing to demonstrate the safety and efficacy of the product candidate before it will be approved by the FDA. The completion of these clinical trials and testing will require a significant amount of capital and the hiring of additional personnel.

Note 2 – Going Concern and Management’s Liquidity Plan

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern for the next twelve months from the filing of this Form 10-K. The Company incurred a net loss of $7,625,397 during the year ended December 31, 2019 and had an accumulated deficit of $56,187,925 as of December 31, 2019. Cash used in operating activities was $5,896,400 for the year ended December 31, 2019. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of the financial statements.

As of December 31, 2019, the Company had a cash balance of $1,307,231 and working capital deficiency of $452,434.

The Company expects to continue incurring losses for the foreseeable future and will need to raise additional capital to sustain its operations, pursue its product development initiatives and penetrate markets for the sale of its products.

Management believes that the Company could have access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means. However, there is a material risk that the Company will be unable to raise additional capital or obtain new financing when needed on commercially acceptable terms, if at all. The inability of the Company to raise needed capital would have a material adverse effect on the Company’s business, financial condition and results of operations, and ultimately the Company could be forced to curtail or discontinue its operations, liquidate and/or seek reorganization in bankruptcy. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 – Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates and assumptions include the valuation allowance related to the Company’s deferred tax assets, and the valuation of warrants and derivative liabilities.

F-8

Investments

Equity investments over which the Company exercises significant influence, but does not control, are accounted for using the equity method, whereby investment accounts are increased (decreased) for the Company’s proportionate share of income (losses), but investment accounts are not reduced below zero.

The Company holds a 28.0% ownership investment, consisting of founders’ shares acquired at nominal cost, in HJLA. To date, HJLA has recorded cumulative losses. Since the Company’s investment is recorded at $0, the Company has not recorded its proportionate share of HJLA’s losses. If HJLA reports net income in future years, the Company will apply the equity method only after its share of HJLA’s net income equals its share of net losses previously incurred.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation using the straight-line method over their estimated useful lives, which range from 5 to 7 years. Leasehold improvements are amortized over the lesser of (a) the useful life of the asset; or (b) the remaining lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

Derivative Liabilities

Derivative financial instruments are recorded as a liability at fair value and are marked-to-market as of each balance sheet date. The change in fair value at each balance sheet date is recorded as a change in the fair value of derivative liabilities on the statement of operations for each reporting period. The fair value of the derivative liabilities was determined using a Monte Carlo simulation, incorporating observable market data and requiring judgment and estimates. The Company reassesses the classification of the financial instruments at each balance sheet date. If the classification changes as a result of events during the period, the financial instrument is marked to market and reclassified as of the date of the event that caused the reclassification.

On June 4, 2018, in connection with the Company’s IPO, all of its previously issued convertible notes were converted and paid in full and the embedded conversion options and warrants no longer qualified as derivatives; accordingly, the derivative liabilities were remeasured to fair value on June 4, 2018 and the fair value of derivative liabilities of $3,594,002 was reclassified to additional paid in capital.

The Company recorded a gain and a loss on the change in fair value of derivative liabilities of $0.0 and $191,656 during the years ended December 31, 2019 and 2018, respectively.

Net Loss per Share

The Company computes basic and diluted loss per share by dividing net loss attributable to common stockholders by the weighted average number of common stock outstanding during the period. Net loss income attributable to common stockholders consists of net loss, adjusted for the convertible preferred stock deemed dividend resulting from the 8% cumulative dividend on the Preferred Stock.

F-9

Basic and diluted net loss per common share are the same since the inclusion of common stock issuable pursuant to the exercise of warrants and options, plus the conversion of preferred stock or convertible notes, in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes net loss attributable to common stockholders used in the calculation of basic and diluted loss per common share:

	For the Years Ended
	December 31,
	2019	2018
Net loss	$(7,625,397)	$(13,042,709)
Deemed dividend to Series A and B preferred stockholders	-	(3,310,001)
Net loss attributable to common stockholders	$(7,625,397)	$(16,352,710)

The following table summarizes the number of potentially dilutive common stock equivalents excluded from the calculation of diluted net loss per common share as of December 31, 2019 and 2018:

	December 31,
	2019	2018
Shares of common stock issuable upon exercise of warrants	4,366,960	3,780,571
Shares of common stock issuable upon exercise of options and restricted stock units	2,687,367	2,883,256
Potentially dilutive common stock equivalents excluded from diluted net loss per share	7,054,327	6,663,827

Revenue Recognition

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing” and in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)”, or ASU 2016-12. This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue From Contracts with Customers which is not yet effective. These new standards provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. It has replaced most existing revenue recognition guidance under U.S. GAAP. The ASU may be applied retrospectively to historical periods presented or as a cumulative-effect adjustment as of the date of adoption. The Company adopted Topic 606 using a modified retrospective approach and was applied prospectively in the Company’s financial statements from January 1, 2018 forward. Revenues under Topic 606 are required to be recognized either at a “point in time” or “over time”, depending on the facts and circumstances of the arrangement, and are evaluated using a five-step model. The adoption of Topic 606 did not have a material impact on the Company’s financial statements, at initial implementation nor will it have a material impact on an ongoing basis.

The Company recognizes revenue when goods or services are transferred to customers in an amount that reflects the consideration which it expects to receive in exchange for those goods or services. In determining when and how revenue is recognized from contracts with customers, the Company performs the following five-step analysis: (i) identification of contract with customer; (ii) determination of performance obligations; (iii) measurement of the transaction price; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

F-10

The following table summarizes the Company’s revenue recognized in the accompanying statements of operations:

	For the Years Ended
	December 31,
	2019	2018
Royalty income	31,243	116,152
Contract research - related party	-	70,400
Total Revenues	$31,243	$186,552

Revenue from sales of products is recognized at the point where the customer obtains control of the goods and the Company satisfies its performance obligation, which generally is at the time the product is shipped to the customer. Royalty revenue, which is based on resales of ProCol Vascular Bioprosthesis to third-parties, will be recorded when the third-party sale occurs and the performance obligation has been satisfied. Contract research and development revenue is recognized over time using an input model, based on labor hours incurred to perform the research services, since labor hours incurred over time is thought to best reflect the transfer of service.

Information on Remaining Performance Obligations and Revenue Recognized from Past Performance

Information about remaining performance obligations pertaining to contracts that have an original expected duration of one year or less is not disclosed. The transaction price allocated to remaining unsatisfied or partially unsatisfied performance obligations with an original expected duration exceeding one year was not material at December 31, 2019.

Contract Balances

The timing of our revenue recognition may differ from the timing of payment by our customers. A receivable is recorded when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, deferred revenue is recorded until the performance obligations are satisfied. The Company had deferred revenue of $33,000 and $33,000 as of December 31, 2019 and 2018, respectively, related to cash received in advance for contract research and development services.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. The fair value of the award is measured on the grant date and recognized over the period services are required to be provided in exchange for the award, usually the vesting period. Forfeitures of unvested stock options are recorded when they occur.

Concentrations

The Company maintains cash with major financial institutions. Cash held in United States bank institutions is currently insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 at each institution. There were aggregate uninsured cash balances of $1,867,286 and $2,490,645 as of December 31, 2019 and 2018, respectively.

During the year ended December 31, 2019, 100% of the Company’s revenues were from royalties earned from the sale of product by LeMaitre. The three-year Post-Acquisition Supply Agreement from which the Company earned royalty from the sale of product by LeMaitre ended on March 18, 2019. During the year ended December 31, 2018, 62% of the Company’s revenues were from royalties earned from the sale of product by LeMaitre and 38% were from contract research revenue related to research and development services performed pursuant to the HJLA Agreement.

Subsequent Events

The Company evaluated events that have occurred after the balance sheet date through the date the financial statements were issued. Based upon the evaluation and transactions, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 14 to the Financial Statements - Subsequent Events.

F-11

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018. As a result of the new standard, all of our leases greater than one year in duration will be recognized in our Balance Sheets as both operating lease liabilities and right-of-use assets upon adoption of the standard. We adopted the standard using the prospective approach. Upon adoption on January 1, 2019, we recorded approximately $1.1 million in right-of-use assets and operating lease liabilities in our Balance Sheets.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. ASU 2019-12 is effective for public business entities for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years, and early adoption is permitted. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

Note 4 – Property and Equipment

As of December 31, 2019 and 2018, property and equipment consist of the following:

	December 31,
	2019	2018
Laboratory equipment	$214,838	$94,905
Furniture and fixtures	93,417	93,417
Computer equipment	50,403	26,830
Leasehold improvements	158,092	158,092
Software	220,384	-
Total property and equipment	737,134	373,244
Less: accumulated depreciation	(393,107)	(347,091)
Property and equipment, net	$344,027	$26,153

Depreciation expense amounted to $46,017 and $10,112 for the years ended December 31, 2019 and 2018, respectively. Depreciation expense is reflected in general and administrative expenses in the accompanying statements of operations.

Note 5 – Right-of-Use Assets and Lease Liabilities

On September 20, 2017, the Company renewed its operating lease for its manufacturing facility in Irvine, California, effective October 1, 2017, for five years with an option to extend the lease for an additional 60-month term at the end of lease term. The initial lease rate was $26,838 per month with escalating payments. In connection with the lease, the Company is obligated to pay $7,254 monthly for operating expenses for building repairs and maintenance. The Company has no other operating or financing leases with terms greater than 12 months.

The Company adopted Accounting Standards Codification (“ASC”) Topic 842, Leases (Topic 842) effective January 1, 2019 using the modified-retrospective method and elected the package of transition practical expedients for expired or existing contracts, which does not require reassessment of previous conclusions related to contracts containing leases, lease classification and initial direct costs, and therefore the comparative periods presented are not adjusted. In addition, the Company elected to adopt the short-term lease exception and not apply Topic 842 to arrangements with lease terms of 12 months or less. On January 1, 2019, upon adoption of Topic 842, the Company recorded right-of-use assets of $1,099,400, lease liabilities of $1,121,873 and eliminated deferred rent of $22,473. The Company determined the lease liabilities using the Company’s estimated incremental borrowing rate of 8.5% to estimate the present value of the remaining monthly lease payments.

F-12

Our operating lease cost is as follows:

For the Year Ended December 31, 2019
Operating lease cost	$341,966

Supplemental cash flow information related to our operating lease is as follows:

For the Year Ended December 31, 2019
Operating cash flow information:
Cash paid for amounts included in the measurement of lease liabilities	$334,203

Remaining lease term and discount rate for our operating lease is as follows:

December 31, 2019
Remaining lease term	2.7 years
Discount rate	8.5%

Maturity of our lease liabilities by fiscal year for our operating lease is as follows:

Year ended December 31, 2020	344,229
Year ended December 31, 2021	354,561
Year ended December 31, 2022	271,854
Total	$970,644
Less: Imputed interest	(114,011)
Present value of our lease liability	$856,633

Note 6 – Intangible Assets

On May 10, 2013, the Company purchased United States Patent 7,815,677, “lntraparietal Aortic Valve Reinforcement Device and a Reinforced Biological Aortic Valve” from Leman Cardiovascular, S.A, (the “Patent”), which protects the critical design components and function relationships unique to the Company’s BHV. The BHV is a bioprosthetic, pig heart valve designed to function like a native heart valve and early clinical testing has demonstrated that the BHV may be suitable for the pediatric population, as it accommodates for the growth concomitant with the patient. As of December 31, 2019, the Company performed an impairment analysis and determined that since it is focusing its research and development efforts on its VenoValve and CoreoGraft products and unlikely to continue the development of the BHV in the near future, the Company recorded an impairment loss of $588,822, equal to the remaining unamortized value as of December 31, 2019.

As of December 31, 2019 and 2018, the Company’s intangible asset consisted of the following:

	December 31,
	2019	2018
Patent	$-	$1,100,000
Less: accumulated amortization	-	(433,533)
Total	$-	$666,467

Amortization expense charged to operations for the years ended December 31, 2019 and 2018 was $77,643 and $111,893, respectively, and is reflected in general and administrative expense in the accompanying statements of operations.

F-13

Note 7 – Accrued Expenses

As of December 31, 2019 and 2018, accrued expenses consist of the following:

	December 31,
	2019	2018
Accrued compensation costs	$151,858	$288,549
Accrued professional fees	141,310	55,300
Deferred rent	-	22,473
Accrued franchise taxes	30,270	26,985
Accrued research and development	-	17,064
Other accrued expenses	10,000	2,500
Accrued expenses	$333,438	$412,871

Included in accrued compensation costs in the table above as of December 31, 2018 is accrued severance expense of $166,154 pursuant to the terms of the employment agreement for the Company’s prior Chief Financial Officer, who was terminated effective July 20, 2018, and whose severance was fully paid in 2019

Note 8 – Income Taxes

The following summarizes the Company’s income tax provision (benefit):

	For the Years Ended December 31,
	2019	2018
Federal:
Current	$-	$-
Deferred	(1,449,778)	(1,710,997)

State and local:
Current	-	-
Deferred	(483,259)	(570,332)
	(1,933,037)	(2,281,329)
Change in valuation allowance	1,933,037	2,281,329
Income tax provision (benefit)	$-	$-

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective tax rate for the year’s ended December 31, 2019 and 2018 is as follows:

	For the Years Ended December 31,
	2019	2018
Tax benefit at federal statutory rate	(21.0)%	(21.0)%
State taxes, net of federal benefit	(7.0)%	(7.0)%
Permanent differences	0.5%	11.4%
True up adjustments	2.1%	(0.9)%
Change in valuation allowance	25.4%	17.5%
Effective income tax rate	0.0%	0.0%

F-14

Significant components of the Company’s deferred tax assets at December 31, 2019 and 2018 are as follows:

	December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$7,329,760	$5,298,599
Research and development credit carryforwards	185,680	185,680
Intangible assets	309,865	152,109
Operating lease liability	239,857	-
Property and equipment	-	30,957
Stock-based compensation	329,136	526,945
Deferred rent	-	6,292
Impairment loss	136,612	136,612
Total gross deferred tax assets	8,530,910	6,337,194
Deferred tax liabilities
Operating lease asset	(231,391)	-
Property and equipment	(29,289)	-
Total net deferred tax assets	8,270,230	6,337,194
Less: valuation allowance	(8,270,230)	(6,337,194)
Total	$-	$-

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss, or NOL, carryforwards and other pre-change tax attributes to offset its post-change income taxes may be limited. In accordance with Section 382 of the Internal Revenue Code, the usage of the Company’s NOL carry forwards are subject to annual limitations due to a greater than 50% ownership change in 2018.

At December 31, 2019 and 2018, the Company had post-ownership change net operating loss carryforwards for federal income tax purposes of approximately $26.1 million and $17.4 million, respectively. Pre-2018 federal NOLs of $12.0 million carryovers may be carried forward for twenty years and begin to expire in 2029. Under the Tax Act, post-2017 federal NOLs in the aggregate of $14.1 million can be carried forward indefinitely and the annual limit of deduction equals 80% of taxable income. However, to the extent the Company utilizes its NOL carryforwards in the future, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities of the future period tax return in which the attribute is utilized. The Company also has federal research and development tax credit carryforwards of approximately $0.2 million which begin to expire in 2027.

As of December 31, 2019 and 2018, the Company had net operating loss carryforwards for state income tax purposes of approximately $26.1 million and $17.4 million, respectively, which can be carried forward for twenty years and begin to expire in 2029.

The Company files income tax returns in the U.S. federal jurisdiction as well as California and local jurisdictions and is subject to examination by those taxing authorities. The Company’s federal income tax returns for the years beginning in 2016 remain subject to examination. The Company’s state and local income tax returns for the years beginning in 2015 remain subject to examination. No tax audits were initiated during 2019 or 2018.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2019 and 2018. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the statements of operations.

Note 9 – Commitments and Contingencies

Litigations Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

F-15

On September 21, 2018, ATSCO, Inc., filed a complaint with the Superior Court seeking payment of $809,520 plus legal costs for disputed invoices to the Company dated from 2015 to June 30, 2018. The Company had entered into a Services and Material Supply Agreement (“Agreement”), dated March 4, 2016 for ATSCO to supply porcine and bovine tissue. The Company is disputing the amount owed and that the Agreement called for a fixed monthly fee regardless of whether tissue was delivered to the Company. On January 18, 2019, the Orange County Superior Court granted a Right to Attach Order and Order for Issuance of Writ of Attachment in the amount of $810,055. We contend at least $188,000 of the ATSCO claim relates to a wholly separate company, and over $500,000 of the claim is attributable to invoices sent without delivery of any tissue to the Company. The Company also believes it has numerous defenses and rights of setoff including without limitation: that ATSCO had an obligation to mitigate claimed damages, particularly when they were not delivering tissues; $188,000 of the amount that ATSCO is seeking are for invoices to Hancock Jaffe Laboratory Aesthetics, Inc. (in which the Company owns a minority interest of 28.0%) and is not the obligation of the Company; the Company has a right of setoff against any amounts owed to ATSCO for 120,000 shares of the Company’s stock transferred to ATSCO’s principal and owner; the yields of the materials delivered by ATSCO to the Company were inferior; and the Agreement was constructively terminated. On March 26, 2019, ATSCO filed a First Amended Complaint with the Superior Court increasing its claim to $1,606,820 plus incidental damages and interest, on the basis of an alleged additional oral promise not alleged in its original Complaint. The Company recently deposed ATSCO’s sole owner and principal and believes that the merits of its key defenses have been buttressed and supported as a result. While the Company expects and intends to continue a vigorous defense, the Company and ATSCO have recently agreed to proceed with informal settlement discussions. A trial date of July 20, 2020 has been set by the court. The Company recorded the disputed invoices in accounts payable and as of December 31, 2019, the Company believes that it has fully accrued for the outstanding claims against the Company. The Company has entered into new supply relationships with one domestic and one international company to supply porcine and bovine tissues.

On October 8, 2018, Gusrae Kaplan Nusbaum PLLC (“Gusrae”) filed a complaint with the Supreme Court of the State of New York seeking payment of $178,926 plus interest and legal costs for invoices to the Company dated from November 2016 to December 2017. In July 2016, the Company retained Gusrae to represent the Company in connection with certain specific matters. The Company believes that Gusrae has not applied all of the payments made by the Company along with billing irregularities and errors and is disputing the amount owed. The Company recorded the disputed invoices in accounts payable and as of December 31, 2019 and 2018, the Company has fully accrued for the outstanding claim against the Company.

On May 31, 2019, the Company entered into an agreement (“Boxer Settlement Agreement”) with Allen Boxer and Donna Mason (collectively, the “Boxer Parties”) for the purposes of settling a previously disclosed dispute in which the Boxer Parties claimed to be owed fees for introducing the Company to Alexander Capital and Network 1 Securities who assisted the Company for the capital raise of the convertible notes issued in 2017 and 2018, which raised over $5.6 million in gross proceeds. Pursuant to the Boxer Settlement Agreement, the Boxer Parties agreed to a complete release of claims of fees relating to past and future capital raises and the Company agreed to issue 157,000 restricted shares of common stock and a five year warrant to purchase 150,000 shares of common stock that vested immediately with an exercise price of $6.00 per share.

Employment Agreement

Senior Vice President and Chief Medical Officer

On July 22, 2016, the Company entered into an employment agreement with Marc H. Glickman, M.D., the Company’s Senior Vice President and Chief Medical Officer (the “Pre-existing Employment Agreement”). On July 26, 2019, the Company entered an employment agreement with Dr. Glickman (the “New Employment Agreement”) that shall supersede the terms of the Pre-existing Employment Agreement. Pursuant to the terms of the New Employment Agreement, Dr. Glickman’s base salary is $350,000 per year, subject to annual review and adjustment at the discretion of the Board. In connection with entering into the New Employment Agreement, Dr. Glickman’s existing one hundred and eighty four thousand five hundred (184,500) options (“Existing Options”) to purchase Company common stock, $0.00001 par value per share (the “Common Stock”) at ten dollars ($10.00) per share until October 1, 2026, were repriced to two dollars ($2.00) per share. This was accounted for as a modification and the excess fair value of $20,295 was expensed since the options had fully vested. Additionally, Dr. Glickman, in connection to the New Employment Agreement shall be granted stock options (“New Options”) for the right to purchase one hundred and eighty thousand (180,000) Common Stock at a price equal to two dollars ($2.00) per share exercisable until July 26, 2029, which shall vest quarterly over a three (3) year period, and shall be granted in accordance with the Hancock Jaffe 2016 Omnibus Incentive Plan (the “Option Plan”), and shall be subject to such other terms and conditions as are set forth in the Option Plan and the option agreement issued pursuant to the Option Plan. The New Options had a grant date fair value of $28,800. Pursuant to the terms of the New Employment Agreement, Dr. Glickman is an at-will employee and is entitled to severance in the event of certain terminations of his employment. In the event that Dr. Glickman’s employment is terminated by the Company without Cause (as defined in the New Employment Agreement), other than by reason of Disability (as defined in the New Employment Agreement), or he resigns for Good Reason (as defined in the New Employment Agreement), subject to his timely executing a release of claims in favor of the Company and in addition to certain other accrued benefits, Dr. Glickman is entitled to receive three months of his base salary for each year that he has been employed by the Company at the time of termination, up to a total of one year of his base salary.

F-16

Note 10 – Common Stock

On April 26, 2018, the Company issued 44,444 shares of common stock with an aggregate fair value of $200,000, in satisfaction of deferred salary to its Chief Medical Officer Outside the United States.

On May 30, 2018, the Company’s registration statement on Form S-1 relating to its initial public offering of its common stock (the “IPO”) was declared effective by the Securities and Exchange Commission (“SEC”). The Company completed the IPO with an offering of 1,500,000 units (the “Units”) at $5.00 per unit on June 4, 2018, each consisting of one share of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), and a warrant to purchase one share of common stock with an exercise price of $6.00 per share. Aggregate gross proceeds from the IPO were $7,500,000, before underwriting discounts and commissions.

On June 8, 2018, the underwriters notified the Company of their exercise in full of their option to purchase an additional 225,000 Units (the “Additional Units”) to cover over-allotments. On June 12, 2018, the underwriters purchased the Additional Units at the IPO price of $5.00 per Unit, generating $1,125,000 in gross proceeds before underwriting discounts and commissions.

On June 18, 2018, the Company issued 30,000 shares of common stock with an aggregate fair value of $90,000, in satisfaction of fees payable to its Medical Advisory Board and granted 160,000 shares of immediately vested common stock with an aggregate fair value of $798,400 to certain consultants.

On June 18, 2018, the Company also granted 20,000 shares of common stock to a consultant with a fair value of $99,800, which per the Consulting Agreement with the consultant will vest monthly over next twelve months. However, the Company terminated the Consulting Agreement with that consultant as of December 26, 2018. Per the Agreement, the 6,137 unvested shares are to be returned to the Company by the consultant. The Company recognized $69,176 of stock-based compensation expense related to the vested shares of common stock in 2018.

On May 1, 2018, Dr Broennimann entered into a Service Agreement to perform the role of Chief Medical Officer (Out of US) for a fee of $15,000 monthly provided that the Company may, at its sole option, elect to pay 25% of the monthly fee in company common stock with the number of common stock determined by dividing the 25% of the monthly fee by the closing price of the Company’s common stock on the 2nd work day of each month. On November 27, 2018, the Company elected to issue 3,334 shares of common stock for the 25% of the monthly fee for the months of October and November 2018 and on December 2, 2018, the Company elected to issue 2,005 shares of common stock for the 25% of the monthly fee for the month of December 2018.

On February 7, 2019, the Company entered into an Agreement (“MZ Agreement”) with MZHCI, LLC, a MZ Group Company (“MZ”) for MZ to provide investor relations advisory services. The MZ Agreement is for a term of twelve (12) months and can be cancelled by either party at the end of six (6) months with thirty (30) days’ notice. MZ will receive compensation of $8,000 per month and eighty-five thousand (85,000) restricted shares that vest quarterly over a year, with a 6 month cliff with an aggregate fair value of $135,150 and recognized $121,079 of stock-based compensation expense related to the vested shares in 2019.

F-17

On March 12, 2019, the Company raised $2,704,000 in gross proceeds, with cash offering costs of $386,724 in a private placement offering of its common stock to certain accredited investors (the “Offering”). The Company sold an aggregate of 2,329,615 shares of common stock in the Offering for a purchase price of $1.15 per share pursuant to a share purchase agreement between the Company and each of the investors in the Offering. Our CEO also participated in the Offering purchasing 18,382 shares at a price of $1.36 per share, the final bid price of our common stock as reported on The Nasdaq Capital Market on the date of the Offering.

On April 18, 2019, 6,137 unvested shares were returned to the Company by a consultant as a result of the December 26, 2018 termination of such consultant’s consulting agreement.

On May 31, 2019, the Company issued 157,000 restricted shares of common stock to the Boxer Parties pursuant to the Boxer Settlement Agreement valued at $298,300 or $1.90 per share, the closing price of the Company’s common stock on the date the shares were issued.

On June 14, 2019, the Company completed a public offering of 3,615,622 shares of its common stock at a price to the public of $1.07 per share, for total gross proceeds of $3,868,716 (the “Public Offering”), with cash offering costs of $549,060. The shares were offered pursuant to a registration statement that was declared effective on June 11, 2019.

On November 5, 2019, the Company issued 9,728 restricted shares of common stock to Dr. Francis Duhay, our director for the 9,728 restricted stock units that were granted on November 27, 2018 at a fair value of $19,164 for compensation as our director and that vested on November 5, 2019.

Note 11 - Warrants

On January 3, 2019, the Company entered into an Agreement (“Alere Agreement”) with Alere Financial Partners, a division of Cova Capital Partners LLC (“Alere”), for Alere to provide capital markets advisory services. The Alere Agreement was on a month to month basis that could be cancelled by either party with thirty (30) days advance notice. The Company paid a monthly fee of $7,500 and issued to Alere five-year warrants to purchase 35,000 shares of the Company’s common stock at an exercise price of $1.59, equal to the closing price of the Company’s common stock on February 7, 2019, the date of approval by the Company’s board of directors (the “Board”). The warrants had a grant date fair value of $14,000 using the Black-Scholes pricing model, with the following assumptions used: stock price of $1.59, risk free interest rate of 2.46%, expected term of 2.8 years, volatility of 34.4% and an annual rate of quarterly dividends of 0%. The warrants vested monthly equally over a 12 month period provided that the Alere Agreement remained in effect. On June 11, 2019, both parties agreed to terminate the Alere Agreement as of June 30, 2019 and the unvested warrants as of June 30, 2019 totaling 17,500 were forfeited with a fair value of $7,000. The net charge to the statement of operations for the year ended 2019 was $7,000.

The placement agent for the Offering on March 12, 2019 received a warrant to purchase such number of shares of the Company’s common stock equal to 8% of the total shares of common stock sold in the Offering or 188,108 shares. Such warrant is exercisable for a period of five years from the date of issuance and has an exercise price of $1.50 per share.

On May 31, 2019, the Company issued a five-year warrant to purchase 150,000 shares of common stock pursuant to the Boxer Settlement Agreement that vested immediately with an exercise price of $6.00 per share to the Boxer Parties.

The warrants had a grant date fair value of $3,000 using the Black-Scholes pricing model, with the following assumptions used: stock price of $1.90, risk free interest rate of 1.93%, expected term of 2.5 years, volatility of 35.1% and an annual rate of quarterly dividends of 0%.

On May 31, 2019, the Company issued a five-year warrant to purchase 50,000 shares of common stock that vested immediately with an exercise price of $2.00 to DFC Advisory Services LLC, D.B.A. Tailwinds Research Group, LLC (“Tailwinds”) to provide digital marketing services. The warrants had a grant date fair value of $20,500 using the Black-Scholes pricing model, with the following assumptions used: stock price of $1.90, risk free interest rate of 1.93%, expected term of 2.5 years, volatility of 35.1% and an annual rate of quarterly dividends of 0%.

The placement agent for the Public Offering on June 14, 2019 received a warrant to purchase such number of shares of the Company’s common stock equal to 5% of the total shares of common stock sold in the Public Offering or 180,781 shares. Such warrant is exercisable for a period from December 8, 2019 through June 11, 2024 and has an exercise price of $1.284 per share.

F-18

A summary of warrant activity during the years ended December 31, 2019 and 2018 is presented below:

	Series A Preferred Stock				Common Stock
	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value
Outstanding, January 1, 2018	100,570	$5.00			371,216	12.00
Issued					3,292,443	6.09
Exercised
Cancelled	-	-			-	-
Amendment of placement agent warrants [1]	(100,570)	5.00			116,912	4.30
Outstanding, January 1, 2019	-	$-	-	$-	3,780,571	$5.48	4.1	$-
Issued	-	-		-	603,889	2.60
Exercised	-	-		-	-	-
Cancelled	-	-		-	(17,500)	1.59
Outstanding, December 31, 2019	-	$-	-	$-	4,366,960	$5.10	3.3	$-

Exercisable, December 31, 2019	-	$-	-	$-	4,349,460	$5.11	3.3	$-

[1]	In connection with the IPO, placement agent warrants for the purchase of Series A Preferred Stock were amended such that the warrants became exercisable for the number of common stock that would have been issued upon the exercise of the Series A warrant and subsequent conversion to common stock upon the consummation of the IPO. The exercise price was amended to the price equal to the total proceeds that would have been required upon the exercise of the original warrant, divided by the amended number of warrant shares.

The amendment was accounted for as a modification of a stock award. The Company determined that there was no incremental increase in the fair value for the amendment of the award and accordingly there was no charge to the statement of operations for the years ended December 31, 2018.

A summary of outstanding and exercisable warrants as of December 31, 2019 is presented below:

Warrants Outstanding			Warrants Exercisable
Exercise Price	Exercisable Into	Outstanding Number of Warrants	Weighted Average Remaining Life in Years	Exercisable Number of Warrants
$12.00	Common Stock	183,969	3.5	183,969
$6.25	Common Stock	75,000	3.4	75,000
$6.00	Common Stock	1,875,000	3.5	1,875,000
$4.99	Common Stock	100,000	3.5	100,000
$4.62	Common Stock	138,392	2.9	138,392
$4.30	Common Stock	116,912	1.1	116,912
$4.20	Common Stock	1,441,298	2.8	1,441,298
$2.00	Common Stock	50,000	4.4	50,000
$1.59	Common Stock	17,500	4.0	-
$1.50	Common Stock	188,108	4.2	188,108
$1.28	Common Stock	180,781	4.4	180,781
		4,366,960		4,349,460

F-19

Note 12 – Stock Based Compensation

Omnibus Incentive Plan

On November 21, 2016, the board of directors approved the Company’s 2016 Omnibus Incentive Plan, which enables the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, other share based awards and cash awards to associates, directors, consultants, and advisors of the Company and its affiliates, and to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. Stock options granted under the 2016 Plan may be non-qualified stock options or incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an affiliate shall in all cases be non-qualified stock options. The option price must be at least 100% of the fair market value on the date of grant and if issued to a 10% or greater shareholder must be 110% of the fair market value on the date of the grant.

The 2016 Plan is to be administered by the Board, which shall have discretion over the awards and grants thereunder. No awards may be issued after November 21, 2026. On December 11, 2017 the board of directors approved an amendment to the 2016 Omnibus Incentive Plan, whereby the number of common shares reserved for issuance under the plan was increased from 1,650,000 to 2,500,000. On April 26, 2018, our board of directors and our stockholders adopted and approved the Amended and Restated 2016 Omnibus Incentive Plan (the “2016 Plan”), whereby the number of common shares reserved for issuance under the plan was increased from 2,500,000 to 4,500,000, plus an annual increase on each anniversary of April 26, 2018 equal to 3% of the total issued and outstanding shares of our common stock as of such anniversary (or such lesser number of shares as may be determined by our board of directors).

Stock Options

On February 7, 2019, in connection with her Employment Agreement, the Board approved the grant in accordance with the Hancock Jaffe 2016 Omnibus Incentive Plan (the “Option Plan”) of 150,000 non-qualified stock options for the purchase shares of the Company’s common stock at an exercise price of $1.59 to H. Chris Sarner, our Vice President Regulatory Affairs and Quality Assurances. The exercise price was equal to the closing price of our common stock on the date that the Board approved the option grant. The options have a ten-year term and 50,000 of the options will vest on the first anniversary of Ms. Sarner’s employment with the Company, and the remaining 100,000 options will vest on a quarterly basis over the following two-year period. The options had grant date fair value of $0.58 per share for an aggregate grant date fair value of $87,000, using the Black Scholes method with the following assumptions used: stock price of $1.59, risk-free interest rate of 2.47%, volatility of 36.3%, annual rate of quarterly dividends of 0%, and a contractual term of 5.3 years. Ms. Sarner resigned her employment with the Company effective December 2, 2019 prior to any options vesting.

On February 7, 2019, the Board approved the grant in accordance with the Option Plan of 30,000 non-qualified stock options to purchase shares of the Company’s common stock to H. Jorge Ulloa as compensation for services provided as the Company’s Primary Investigator for the first-in-human trials of our VenoValve in Colombia in February and April 2019. The stock options were granted at an exercise price of $1.59, equal to the closing price of our common stock on the date that the Board approved the option grant. The options vest monthly over a one (1) year period. The options had grant date fair value of $0.58 per share for an aggregate grant date fair value of $17,400, using the Black Scholes method with the following assumptions used: stock price of $1.59, risk-free interest rate of 2.47%, volatility of 36.1%, annual rate of quarterly dividends of 0%, and a contractual term of 5.3 years.

On January 7, 2019, Dr. Peter Pappas agreed to join the Company’s Medical Advisory Board for a term of two years. The Board approved in accordance with the Option Plan the grant on March 6, 2019 of 20,000 non-qualified options to purchase shares of the Company’s common stock to Dr. Pappas as compensation. The stock options were granted at an exercise price of $1.38, equal to the closing price of our common stock on the date that the Board approved the option grant. The options will vest monthly in twenty-four (24) equal installments for each month that he remains a member of the Company’s Medical Advisory Board. The options had grant date fair value of $0.50 per share for an aggregate grant date fair value of $10,000, using the Black Scholes method with the following assumptions used: stock price of $1.38, risk-free interest rate of 2.50%, volatility of 35.9%, annual rate of quarterly dividends of 0%, and a contractual term of 5.3 years.

F-20

On July 3, 2019, in connection with his Employment Agreement dated June 24, 2019, the Board approved the grant in accordance with the Option Plan of 115,000 non-qualified stock options for the purchase of shares of common stock at an exercise price of $2.00 to Brian Roselauf, our Director of Research and Development. The options have a ten-year term and 38,333 of the options will vest on the first anniversary of Mr. Roselauf’s employment with the Company, and the remaining 76,667 options will vest on a quarterly basis over the following two-year period. The options had grant date fair value of $0.15 per share for an aggregate grant date fair value of $17,250, using the Black Scholes method with the following assumptions used: stock price of $1.02, risk-free interest rate of 1.76%, volatility of 35.9%, annual rate of quarterly dividends of 0%, and a contractual term of 5.3 years.

On July 3, 2019, the Company granted in accordance with the Option Plan non-qualified stock options for the purchase of an aggregate of 40,000 shares of common stock at an exercise price of $2.00 to two members of its Medical Advisory Board. The options have a ten-year term and vest monthly over two years. The options had grant date value of $0.15 per share for an aggregate grant date value of $6,000, using the Black Scholes method with the following assumptions used: stock price of $1.02, risk-free interest rate of 1.76%, volatility of 35.9%, annual rate of quarterly dividends of 0%, and a contractual term of 5.3 years.

On July 3, 2019, the Company granted in accordance with the Option Plan non-qualified stock options for the purchase of an aggregate of 60,000 shares of common stock at an exercise price of $2.00 to three key employees: Araceli Palacios, Maria Ruiz and Lydia Sepulveda. The options have a ten-year term and vest quarterly over three years. The options had grant date value of $0.15 per share for an aggregate grant date value of $9,000, using the Black Scholes method with the following assumptions used: stock price of $1.02, risk-free interest rate of 1.76%, volatility of 35.9%, annual rate of quarterly dividends of 0%, and a contractual term of 5.3 years.

On July 22, 2016, the Company entered into an employment agreement with Marc H. Glickman, M.D., the Company’s Senior Vice President and Chief Medical Officer (the “Pre-existing Employment Agreement”). On July 26, 2019, the Company entered an employment agreement with Dr. Glickman (the “New Employment Agreement”) that superseded the terms of the Pre-existing Employment Agreement. In connection with entering into the New Employment Agreement, Dr. Glickman’s existing 184,500 options (“Existing Options”) to purchase Company common stock at $10.00 per share until October 1, 2026 that were granted in connection with his Pre-existing Employment Agreement, were repriced to $2.00 per share. The Existing Options had the repriced date fair value of $0.11 per share for an aggregate grant date fair value of $20,295 using the Black Scholes method with the following assumptions used: stock price of $1.05, risk-free interest rate of 1.84%, volatility of 36.7%, annual rate of quarterly dividends of 0%, and a contractual term of 3.6 years. The repricing of his Existing Options was accounted for as a modification and the excess fair value of $20,295 was expensed since the options had fully vested Additionally, Dr. Glickman, in connection to the New Employment Agreement was granted in accordance with the Option Plan stock options (“New Options”) to purchase 180,000 common stock at a price equal to $2.00 per share exercisable until July 26, 2029, which vest quarterly over a three (3) year period. The New Options had a grant date fair value of $0.16 per share for an aggregate grant date fair value of $28,800, using the Black Scholes method with the following assumptions used: stock price of $1.05, risk-free interest rate of 1.86%, volatility of 35.7%, annual rate of quarterly dividends of 0%, and a contractual term of 5.3 years.

On September 13, 2019, under the Company’s nonemployee director compensation program, Robert Gray and Matthew Jenusaitis in connection with their appointment to the Board were each granted 60,000 options to purchase shares of our common stock at an exercise price of $2.00 per share in accordance with the Option Plan. All of these options vest in equal quarterly portions over a 3 year period starting from the September 13, 2019 grant date. The Options had grant date fair value of $0.13 per share for an aggregate grant date fair value of $15,600 using the Black-Scholes method with the following assumptions used: stock price of $.96, risk-free interest rate of 1.75%, volatility of 35.7%, annual rate of quarterly dividends of 0%, and a contractual term of 5.3 years.

F-21

A summary of the option activity during the years ended December 31, 2019 and 2018 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Life	Intrinsic
	Options	Price	In Years	Value
Outstanding, January 1, 2018	1,422,000	$10.16
Granted	1,520,207	4.46
Forfeited	(146,500)	10.00
Outstanding, December 31, 2018	2,795,707	$7.07	9.0	$-
Granted	715,000	1.88
Forfeited	(1,018,500)	8.42
Outstanding, December 31, 2019	2,492,207	$4.44	8.6	$-

Exercisable, December 31, 2019	1,702,520	$5.28	8.5	$-

A summary of outstanding and exercisable options and Restricted Stock units as of December 31, 2019 is presented below:

Options Outstanding			Options Exercisable
Exercise Price	Exercisable Into	Outstanding Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$12.00	Common Stock	120,000	7.7	120,000
$10.00	Common Stock	146,500	6.8	146,500
$7.00	Common Stock	6,000	7.9	6,000
$4.99	Common Stock	1,080,207	8.7	972,186
$4.93	Common Stock	80,000	8.5	60,000
$2.98	Common Stock	150,000	8.5	62,500
$2.90	Common Stock	30,000	8.9	30,000
$2.57	Common Stock	130,000	8.9	50,000
$2.00	Common Stock	699,500	8.9	222,834
$1.59	Common Stock	30,000	9.1	25,000
$1.38	Common Stock	20,000	9.2	7,500
	Total	2,492,207		1,702,520

The Company recognized stock-based compensation related to stock options and restricted stock units of $492,084 and $864,626 during the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, there was $517,806 of unrecognized stock-based compensation expense related to outstanding stock options and restricted stock units that will be recognized over the weighted average remaining vesting period of 1.8 years.

The employment of William Abbott, our prior Chief Financial Officer was terminated effective July 20, 2018. Pursuant to the provisions of the 2016 Omnibus Incentive Plan and terms and conditions of his stock option Award Agreement, the non-exercisable portion of his option grant or 14,649 expired upon his termination and the exercisable portion or 131,851 options remained exercisable for 90 days following his termination. The prior Chief Financial Officer failed to exercise his exercisable options within the 90 day period and they were forfeited as of October 18, 2018.

Susan Montoya, our Senior Vice President of Operations and Quality Assurance/Regulatory Affairs resigned as of November 15, 2018 from the Company. Pursuant to the provisions of the 2016 Omnibus Incentive Plan and terms and conditions of her stock option Award Agreement, the exercisable portion or 818,500 options remained exercisable for 90 days following her resignation date. Ms. Montoya failed to exercise her exercisable options within the 90 day period and they were forfeited as of February 13, 2019.

F-22

Restricted Stock Units

In April 2019, Mr. Marcus Robins, a Director on the Board passed away. Per his restricted stock unit Award Agreement, upon his death, 29,183 units representing the non-vested portion of his restricted stock units were forfeited.

On September 13, 2019, under the Company’s nonemployee director compensation program, Robert Gray and Matthew Jenusaitis in connection with their appointment to the Board were each granted 78,125 restricted stock units in accordance with the Option Plan, which based on the Company’s closing stock price on the grant date were valued at $0.96 per unit for an aggregate grant date value of $150,000. These units vest in equal annual portions on the September 13, 2020, September 13, 2021 and September 13, 2022.

Restricted Stock Units Exercisable
Grant Date	Exercisable Into	Outstanding Number of Units	Weighted Average Remaining Life In Years
11/27/2018	Common Stock	38,910	1.8
9/13/2019	Common Stock	156,250	2.7
	Total	195,160

Note 13 – Related Party Transactions

Contract & Research Revenue – Related Party

During the years ended December 31, 2019 and 2018, the Company recognized $0.0 and $70,400, respectively of revenue for contract research services provided pursuant to a Development and Manufacturing Agreement with HJLA dated April 1, 2016.

Note 14 – Subsequent Events

On February 25, 2020, the Company raised $650,000 in gross proceeds through a private placement bridge offering of its common stock and warrants to purchase its common stock to certain accredited investors (the “Bridge Offering”). The Company sold an aggregate of 1,300,000 shares of common stock and warrants to purchase 1,300,000 shares of common stock at an exercise price per share equal to $0.79 in the Bridge Offering pursuant to a securities purchase agreement between the Company and each of the investors in the Bridge Offering. The Company engaged Spartan Capital Securities, LLC, a FINRA-member as the exclusive placement agent for the Bridge Offering and to pay a fee in cash equal to 10% of the aggregate gross proceeds of the Bridge Offering and a warrant to purchase 82,279 shares of the Company’s common stock containing substantially the same terms as the warrant issued to investors in the Bridge Offering.

F-23

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$720,131	$1,307,231
Prepaid expenses and other current assets	120,013	116,647
Total Current Assets	840,144	1,423,878
Property and equipment, net	329,664	344,027
Restricted Cash	810,055	810,055
Operating lease right-of-use assets, net	760,011	826,397
Security deposits and other assets	29,843	29,843
Total Assets	$2,769,717	$3,434,200

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,397,806	$1,221,189
Accrued expenses and other current liabilities	363,304	333,438
Deferred revenue - related party	33,000	33,000
Current portion of operating lease liabilities	258,813	288,685
Derivative liabilities	199,907	-
Total Current Liabilities	2,252,830	1,876,312
Long-term operating lease liabilities	531,510	567,948
Total Liabilities	2,784,340	2,444,260

Commitments and Contingencies	-	-
Stockholders’ Equity (Deficiency):
Preferred stock, par value $0.00001, 10,000,000 shares authorized: no shares issued or outstanding	-	-
Common stock, par value $0.00001, 50,000,000 shares authorized, 19,231,857 and 17,931,857 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	192	179
Additional paid-in capital	57,332,868	57,177,686
Accumulated deficit	(57,347,683)	(56,187,925)
Total Stockholders’ Equity (Deficiency)	(14,623)	989,940
Total Liabilities and Stockholders’ Equity (Deficiency)	$2,769,717	$3,434,200

See Notes to these Unaudited Condensed Financial Statements

F-24

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended
	March 31,
	2020	2019

Revenues:
Royalty income	$-	$31,243
Total Revenues	-	31,243
Cost of revenues	-	-
Gross Profit	-	31,243

Selling, general and administrative expenses	997,896	1,300,571
Research and development expenses	510,624	313,013
Loss from Operations	(1,508,520)	(1,582,341)

Other Income:
Interest income, net	(2,633)	(8,615)
Change in fair value of derivative liabilities	(346,129)	-
Total Other Income	(348,762)	(8,615)

Net Loss	$(1,159,758)	$(1,573,726)

Net Loss Per Basic and Diluted Common Share:	$(0.06)	$(0.13)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	18,431,857	12,267,446

See Notes to these Unaudited Condensed Financial Statements

F-25

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

(unaudited)

					Total
			Additional		Stockholders’
	Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficiency)
Balance at January 1, 2019	11,722,647	$117	$50,598,854	$(48,562,528)	$2,036,443
Common stock issued private placement offering	2,347,997	24	2,317,252	-	2,317,276
Stock-based compensation:
Amortization of stock options	-	-	82,720	-	82,720
Common stock issued to consultants	85,000	-	-	-	-
Warrants granted to consultants	-	-	2,334	-	2,334
Net loss	-	-	-	(1,573,726)	(1,573,726)
Balance at March 31, 2019	14,155,644	$141	$53,001,160	$(50,136,254)	$2,865,047

					Total
			Additional		Stockholders’
	Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficiency)
Balance at January 1, 2020	17,931,857	$179	$57,177,686	$(56,187,925)	$989,940
Common stock issued private placement offering [1]	1,300,000	13	24,292	-	24,305
Stock-based compensation:
Amortization of stock options	-	-	116,820	-	116,820
Warrants granted to consultants	-	-	14,070	-	14,070
Net loss	-	-	-	(1,159,758)	(1,159,758)
Balance at March 31, 2020	19,231,857	$192	$57,332,868	$(57,347,683)	$(14,623)

[1] net of offering costs of $79,658.

See Notes to these Unaudited Condensed Financial Statements

F-26

HANCOCK JAFFE LABORATORIES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Three Months Ended
	March 31,
	2020	2019
Cash Flows from Operating Activities
Net loss	$(1,159,758)	$(1,573,726)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	130,890	104,310
Depreciation and amortization	19,676	22,473
Amortization of right of use assets	66,386	68,873
Change in fair value of derivatives	(346,129)	-
Changes in operating assets and liabilities:
Accounts receivable, net	-	5,507
Prepaid expenses and other current assets	(3,366)	(102,308)
Accounts payable	176,617	18,744
Accrued expenses	29,866	28,882
Lease liability	(66,310)	(66,310)
Total adjustments	7,630	80,171
Net Cash Used in Operating Activities	(1,152,128)	(1,493,555)

Cash Flows from Investing Activities
Purchase of property and equipment	(5,313)	(1,800)
Net Cash Used in Investing Activities	(5,313)	(1,800)

Cash Flows from Financing Activities
Proceeds from private placement of common stock and warrants, net [1]	570,341	2,317,276
Net Cash Provided by Financing Activities	570,341	2,317,276

Net (Decrease) Increase in Cash and Restricted Cash	(587,100)	821,921
Cash, cash equivalents and restricted cash - Beginning of period	2,117,286	2,740,645
Cash, cash equivalents and restricted cash - End of period	$1,530,186	$3,562,566

[1] Net of cash offering costs of $79,568 and $386,724 in 2020 and 2019, respectively.

	For the Three Months Ended March 31,
	2020	2019
Supplemental Disclosures of Cash Flow Information:
Cash Received During the Period For:
Interest, net	$(2,633)	$(12,441)

Non-Cash Financing Activities
Fair value of warrants issued in connection with common stock included in derivative liabilities	$513.534	$-
Fair value of placement agent warrants issued in connection with common stock included in derivative liabilities	$32,502	$-

See Notes to these Unaudited Condensed Financial Statements

F-27

HANCOCK JAFFE LABORATORIES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 1 – Business Organization and Nature of Operations

Hancock Jaffe Laboratories, Inc. (“we”, “us”, “our”, “HJLI” or the “Company”) is a medical device company developing tissue-based solutions that are designed to be life sustaining or life enhancing for patients with cardiovascular disease, and peripheral arterial and venous disease. The Company’s products are being developed to address large unmet medical needs by either offering treatments where none currently exist or by substantially increasing the current standards of care. Our two lead products which we are developing are: the VenoValve®, a porcine based device to be surgically implanted in the deep venous system of the leg to treat a debilitating condition called chronic venous insufficiency (“CVI”); and the CoreoGraft®, a bovine based conduit to be used to revascularize the heart during coronary artery bypass graft (“CABG”) surgeries. Both of our current products are being developed for approval by the U.S. Food and Drug Administration (“FDA”). We currently receive tissue for development of our products from one domestic supplier and one international supplier. Our current business model is to license, sell, or enter into strategic alliances with large medical device companies with respect to our products, either prior to or after FDA approval. Our current senior management team has been affiliated with more than 50 products that have received FDA approval or CE marking. We currently lease a 14,507 sq. ft. manufacturing facility in Irvine, California, where we manufacture products for our clinical trials and which has previously been FDA certified for commercial manufacturing of product.

Each of our product candidates will be required to successfully complete clinical trials and other testing to demonstrate the safety and efficacy of the product candidate before it will be approved by the FDA. The completion of these clinical trials and testing will require a significant amount of capital and the hiring of additional personnel.

Note 2 – Going Concern and Management’s Liquidity Plan

The accompanying unaudited condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The unaudited condensed financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern for the next twelve months from the filing of this Form 10-Q. The Company incurred a net loss of $1,159,758 and $1,573,726 for the three months ended March 31, 2020 and 2019, respectively, and had an accumulated deficit of $57,347,683 at March 31, 2020. Cash used in operating activities was $1,152,128 and $1,493,555 for the three months ended March 31, 2020 and 2019, respectively. As of March 31, 2020, the Company had cash balances of $720,131, restricted cash of $810,055 and a working capital deficit of $1,412,686. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of the financial statements.

The Company expects to continue incurring losses for the foreseeable future and will need to raise additional capital to sustain its operations, pursue its product development initiatives and penetrate markets for the sale of its products.

Management believes that the Company could have access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means. However, there is a material risk that the Company will be unable to raise additional capital or obtain new financing when needed on commercially acceptable terms, if at all. Further, the COVID-19 pandemic has disrupted the global economy and eroded capital markets which makes it more difficult to obtain the financing that we need to fund and continue our operations. The inability of the Company to raise needed capital would have a material adverse effect on the Company’s business, financial condition and results of operations, and ultimately the Company could be forced to curtail or discontinue its operations, liquidate and/or seek reorganization in bankruptcy. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Note 3 – Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed financial statements of the Company as of March 31, 2020 and December 31, 2019, and for the three months ended March 31, 2020 and 2019. The results of operations for the three months ended March 31, 2020 are not necessarily indicative of the operating results for the full year. These unaudited condensed financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2019 included in the Company’s Form 10-K filed with the SEC on March 18, 2020. The condensed balance sheet as of December 31, 2019 has been derived from the Company’s audited financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates and assumptions include the valuation allowance related to the Company’s deferred tax assets, and the valuation of warrants and derivative liabilities.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

FASB ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices available in active markets for identical assets or liabilities trading in active markets.

Level 2	Observable inputs other than quoted prices included in Level 1, such as quotable prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

Financial instruments, including accounts receivable and accounts payable are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company’s other financial instruments include notes payable, the carrying value of which approximates fair value, as the notes bear terms and conditions comparable to market for obligations with similar terms and maturities. Derivative liabilities are accounted for at fair value on a recurring basis.

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The fair value of derivative liabilities as of March 31, 2020, by level within the fair value hierarchy appears below:

Description:	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liabilities – Common Stock Warrants			$199,907

The following table sets forth a summary of the changes in the fair value of Level 3 derivative liabilities that are measured at fair value on a recurring basis:

Derivative
Liabilities
Balance – January 1, 2020	$-
Derivative liabilities associated with the issuance of common stock warrants	513,534
Derivative liabilities associated with the issuance of placement agent warrants	32,502
Change in fair value of derivative liabilities	(346,129)
Balance - March 31, 2020	$199,907

Derivative Liabilities

On February 25, 2020 in connection with a private placement of its securities (Note 9), the Company issued warrants to purchase 1,282,279 shares of its common stock. The Company determined these warrants are derivative financial instruments.

Derivative financial instruments are recorded as a liability at fair value and are marked-to-market as of each balance sheet date. The change in fair value at each balance sheet date is recorded as a change in the fair value of derivative liabilities on the statement of operations for each reporting period. The fair value of the derivative liabilities was determined using a Monte Carlo simulation, incorporating observable market data and requiring judgment and estimates. The Company reassesses the classification of the financial instruments at each balance sheet date. If the classification changes as a result of events during the period, the financial instrument is marked to market and reclassified as of the date of the event that caused the reclassification.

The Company recorded a gain on the change in fair value of derivative liabilities of $346,129 during the quarter ended March 31, 2020.

Net Loss per Share

The Company computes basic and diluted loss per share by dividing net loss attributable to common stockholders by the weighted average number of common stock outstanding during the period. Basic and diluted net loss per common share are the same since the inclusion of common stock issuable pursuant to the exercise of warrants and options, would have been anti-dilutive.

The following table summarizes the number of potentially dilutive common stock equivalents excluded from the calculation of diluted net loss per common share as of March 31, 2020 and 2019:

	March 31,
	2020	2019
Shares of common stock issuable upon exercise of warrants	5,749,239	4,003,679
Shares of common stock issuable upon exercise of options	2,417,207	1,182,624
Potentially dilutive common stock equivalents excluded from diluted net loss per share	8,166,446	5,186,303

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Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. The fair value of the award is measured on the grant date and recognized over the period services are required to be provided in exchange for the award, usually the vesting period. Forfeitures of unvested stock options are recorded when they occur.

Concentrations

The Company maintains cash with major financial institutions. Cash held in United States bank institutions is currently insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 at each institution. There were aggregate uninsured cash balances of $1,280,186 and $1,867,286 as of March 31, 2020 and December 31, 2019, respectively.

For the three months ended March 31, 2019, all of the Company’s revenues were from royalties as a result of the three-year Post-Acquisition Supply Agreement with LeMaitre Vascular, Inc. that was effective from March 18, 2016 to March 18, 2019. The Company did not have any similar revenue in the three months ended March 31, 2020.

Subsequent Events

The Company evaluated events that have occurred after the balance sheet date through the date the financial statements were issued. Based upon the evaluation and transactions, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 10 - Subsequent Events.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12,Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. ASU 2019-12 is effective for public business entities for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years, and early adoption is permitted. We are currently evaluating the impact that this guidance will have on our condensed financial statements.

Note 4 – Restricted Cash

As of March 31, 2020, the Company had $810,055 in restricted cash. On January 18, 2019, the Superior Court granted ATSCO, Inc. (see Note 8 - Commitments and Contingencies - Litigations Claims and Assessments) a Right to Attach Order and Order for Issuance of Writ of Attachment in the amount of $810,055, which the Company plans on appealing. On March 21, 2019, the Santa Clara, CA sheriff department served the Writ of Attachment and has taken custody and is holding the $810,055, pending final judgement of the appeal or suit.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the balance sheets that sum to the total of the same amounts shown in the statement of cash flows.

	As of March 31,
	2020	2019
Cash and cash equivalents	$720,131	$2,752,511
Restricted cash	810,055	810,055
Total cash, cash equivalents, and restricted cash in the balance sheets	$1,530,186	$3,562,566

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Note 5 – Property and Equipment

As of March 31, 2020 and December 31, 2019, property and equipment consist of the following:

	March 31,	December 31,
	2020	2019
Laboratory equipment	$214,838	$214,838
Furniture and fixtures	93,417	93,417
Computer software and equipment	51,721	50,403
Leasehold improvements	158,092	158,092
Construction Work in Progress – Software	220,384	220,384
	738,452	737,134
Less: accumulated depreciation	(412,783)	(393,107)
Property and equipment, net	$329,664	$344,027

Depreciation expense amounted to $19,676 and $3,065 for the three months ended March 31, 2020 and 2019, respectively. Depreciation expense is reflected in general and administrative expenses in the accompanying statements of operations.

Note 6 – Right-of-Use Assets and Lease Liability

On September 20, 2017, the Company renewed its operating lease for its manufacturing facility in Irvine, California, effective October 1, 2017, for five years with an option to extend the lease for an additional 60-month term at the end of lease term. The initial lease rate was $26,838 per month with escalating payments. In connection with the lease, the Company is obligated to pay $7,254 monthly for operating expenses for building repairs and maintenance. The Company has no other operating or financing leases with terms greater than 12 months.

The Company adopted Accounting Standards Codification (“ASC”) Topic 842, Leases (Topic 842) effective January 1, 2019 using the modified-retrospective method and elected the package of transition practical expedients for expired or existing contracts, which does not require reassessment of previous conclusions related to contracts containing leases, lease classification and initial direct costs, and therefore the comparative periods presented are not adjusted. In addition, the Company elected to adopt the short-term lease exception and not apply Topic 842 to arrangements with lease terms of 12 months or less. On January 1, 2019, upon adoption of Topic 842, the Company recorded right-of-use assets of $1,099,400, lease liabilities of $1,121,873 and eliminated deferred rent of $22,473. The Company determined the lease liabilities using the Company’s estimated incremental borrowing rate of 8.5% to estimate the present value of the remaining monthly lease payments.

Our operating lease cost is as follows:

	For the Three Months Ended March 31,	For the Three Months Ended March 31,
	2020	2019
Operating lease cost	$85,492	$84,492

Supplemental cash flow information related to our operating lease is as follows:

	For the Three Months Ended March 31,	For the Three Months Ended March 31,
	2020	2019
Operating Cash Flow Information:
Cash paid for amounts in the measurement of lease liabilities	$85,416	$82,929

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Remaining lease term and discount rate for our operating lease is as follows:	March 31, 2020
Remaining lease term	2.5 years
Discount rate	8.5%

Maturity of our lease liabilities by fiscal year for our operating lease is as follows:

Nine months ended December 31, 2020	$258,813
Year ended December 31, 2021	354,561
Year Ended December 31, 2022	271,854
Total	$885,228
Less: Imputed Interest	(94,905)
Present value of our lease liability	$790,323

Note 7 – Accrued Expenses and Accrued Interest

As of March 31, 2020, and December 31, 2019, accrued expenses consist of the following:

	March 31,	December 31,
	2020	2019
Accrued compensation costs	$213,458	$151,858
Accrued professional fees	121,310	141,310
Accrued franchise taxes	28,536	30,270
Other accrued expenses	-	10,000
Accrued expenses	$363,304	$333,438

Note 8 – Commitments and Contingencies

Litigations Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

On September 21, 2018, ATSCO, Inc., filed a complaint with the Superior Court seeking payment of $809,520 plus legal costs for disputed invoices to the Company dated from 2015 to June 30, 2018. The Company had entered into a Services and Material Supply Agreement (“Agreement”), dated March 4, 2016 for ATSCO to supply porcine and bovine tissue. The Company is disputing the amount owed and that the Agreement called for a fixed monthly fee regardless of whether tissue was delivered to the Company. On January 18, 2019, the Orange County Superior Court granted a Right to Attach Order and Order for Issuance of Writ of Attachment in the amount of $810,055. We contend at least $188,000 of the ATSCO claim relates to a wholly separate company, and over $500,000 of the claim is attributable to invoices sent without delivery of any tissue to the Company. The Company also believes it has numerous defenses and rights of setoff including without limitation: that ATSCO had an obligation to mitigate claimed damages, particularly when they were not delivering tissues; $188,000 of the amount that ATSCO is seeking are for invoices to Hancock Jaffe Laboratory Aesthetics, Inc. (in which the Company owns a minority interest of 28% and is not the obligation of the Company; the Company has a right of setoff against any amounts owed to ATSCO for 120,000 shares of the Company’s stock transferred to ATSCO’s principal and owner; the yields of the materials delivered by ATSCO to the Company was inferior; and the Agreement was constructively terminated. On March 26, 2019, ATSCO filed a First Amended Complaint with the Superior Court increasing its claim to $1,606,820 plus incidental damages and interest, on the basis of an alleged additional oral promise not alleged in its original Complaint. The Company recently deposed ATSCO’s sole owner and principal and believes that the merits of its key defenses have been buttressed and supported as a result. While the Company expects and intends to continue a vigorous defense, the Company and ATSCO have recently agreed to proceed with informal settlement discussions. The Company recorded the disputed invoices in accounts payable and as of March 31, 2020, the Company believes that it has fully accrued for the outstanding claim against the Company. Proceedings in the ATSCO litigation have been delayed due to court closures as a result of the COVID-19 pandemic. The Company has entered into new supply relationships with two domestic and one international company to supply porcine and bovine tissues.

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On October 8, 2018, Gusrae Kaplan Nusbaum PLLC (“Gusrae”) filed a complaint with the Supreme Court of the State of New York seeking payment of $178,926 plus interest and legal costs for invoices to the Company dated from November 2016 to December 2017. In July 2016, the Company retained Gusrae to represent the Company in connection with certain specific matters. The Company believes that Gusrae has not applied all of the payments made by the Company along with billing irregularities and errors and is disputing the amount owed. The Company recorded the disputed invoices in accounts payable and as of March 31, 2019, the Company has fully accrued for the outstanding claim against the Company.

Note 9 –Stockholders’ Equity (Deficiency)

Common Stock

On February 7, 2019, the Company entered into an Agreement (“MZ Agreement”) with MZHCI, LLC a MZ Group Company (“MZ”) for MZ to provide investor relations advisory services. The MZ Agreement is for a term of twelve (12) months, and can be cancelled by either party at the end of six (6) months with thirty (30) days’ notice. MZ received compensation of $8,000 per month and eight-five thousand (85,000) restricted shares which vested quarterly over a year.

On February 25, 2020, the Company raised $650,000 in gross proceeds through a private placement bridge offering of its common stock and warrants to purchase its common stock to certain accredited investors (the “Bridge Offering”). The Company sold an aggregate of 1,300,000 shares of common stock and warrants to purchase 1,300,000 shares of common stock in the Bridge Offering pursuant to a securities purchase agreement between the Company and each of the investors in the Bridge Offering (the “Purchase Agreement”). The warrants are exercisable for a the period commencing the date the Company’s stockholders approve either an increase in the number of the Company’s authorized shares or a reverse stock split and ending on February 25, 2025 and has an exercise price of $0.79 per share. Pursuant to the terms of the Purchase Agreement, the Company has agreed to hold a meeting of its stockholders on or prior to May 25, 2020 for the purpose of seeking approval of either an increase in the number of shares of common stock the Company is authorized to issue or a reverse split of the Company’s common stock (a “Capital Event”).

Warrants

On January 3, 2019, the Company entered into an Agreement (“Alere Agreement”) with Alere Financial Partners, a division of Cova Capital Partners LLC (“Alere”) for Alere to provide capital markets advisory services. The Alere Agreement is on a month to month basis that can be cancelled by either party with thirty (30) days advance notice. The Company will pay a monthly fee of $7,500 and issued to Alere five-year warrants to purchase 35,000 shares of the Company’s common stock at an exercise price of $1.59, equal to the closing price of the Company’s common stock on February 7, 2019, the date of approval by the Company’s board of directors. On June 11, 2019, both parties agreed to terminate the Alere Agreement as of June 30, 2019 and the unvested warrants as of June 30, 2019, totaling 17,500, were forfeited.

In addition to the warrants issued to investors in the Bridge Offering, the Placement Agent received a warrant to purchase 82,279 shares of the Company’s common stock containing substantially the same terms as the warrant issued to investors. The Company determined that the warrants issued in connection with the Bridge Offering are derivative instruments because the Company does not have control of the obligation to obtain shareholder approval by May 25, 2020 to increase the number of authorized shares or to approve a reverse stock split. The accounting treatment of derivative financial instruments requires that the Company record the warrants as a liability at fair value and mark-to-market the instruments at fair values as of each subsequent balance sheet date. Any change in fair value is recorded as a change in the fair value of derivative liabilities for each reporting period at each balance sheet date.

F-34

The fair value of the warrants was determined using a Monte Carlo simulation, incorporating observable market data and requiring judgment and estimates. The Company reassesses the classification at each balance sheet date. If the classification changes as a result of events during the period, the contract will be reclassified as of the date of the event that causes the reclassification.

The Warrant derivatives were valued as of the February 25, 2020 issuance date and as of the quarter ended March 31, 2020. The value at issuance was $546,036 and was recorded as a derivative liability. At March 31, 2020, the value of the derivative liability was $199,907. The $346,129 decrease in derivative liability is reflected as a change in derivative liability in Other Income on the Condensed Statement of Operations.

In valuing the derivative liability as of February 25, 2020, the Company used the $0.70 per share price of its common stock at that date, assumed a volatility of 97.1% based on the historical volatility of its common stock, the likelihood of calling a shareholder meeting and achieving shareholder approval was 90%.

The following inputs and assumptions were used for the valuation of the derivative liability as of February 25, 2020 and March 31, 2020:

●	The stock price of ranged from $0.70 to $0.295 and would fluctuate with the Company’s projected volatility
●	The projected volatility based on the historical volatility of the Company of 97.1% and 105.4%.
●	The likelihood of the Company calling a shareholder meeting and achieving shareholder approval was 90% as of February 25 and 50% as of March 31, 2020.
●	A risk-free rate of 1.36% and 0.38%.
●	And a discount rate of 19.5% and 28.5%.

Stock Options

From time to time, the Company issues options for the purchase of its common stock to employees and others. The Company recognized $116,820 and $82,720 of stock-based compensation related to stock options during the three months ended March 31, 2020 and 2019, respectively. As of March 31, 2020, there was $186,367 of unrecognized stock-based compensation expense related to outstanding stock options that will be recognized over the weighted average remaining vesting period of 1.3 years.

Restricted Stock Units

On September 13, 2019, under the Company’s nonemployee director compensation program, Robert Gray and Matthew Jenusaitis in connection with their appointment to the Board were each granted 78,125 restricted stock units in accordance with the Option Plan, which based on the Company’s closing stock price on the grant date were valued at $0.96 per unit for an aggregate grant date value of $150,000. These units vest in equal annual portions on the September 13, 2020, September 13, 2021 and September 13, 2022.

Note 10 – Subsequent Events

On April 12, 2020 the Company obtained a loan under the Coronavirus Aid, Relief, and Economic Security (CARES) Act, in the amount of $312,700. As drafted, the note bears interest at 1% per annum and is payable with interest on April 12, 2022.

On April 24, 2020, the Company entered into a Securities Purchase Agreement (the “April 2020 Purchase Agreement”) with certain investors for the purpose of raising approximately $1.0 million in gross proceeds for the Company. Pursuant to the terms of the April 2020 Purchase Agreement, the Company agreed to sell, in a registered direct offering, an aggregate of 1,886,793 shares of the Company’s common stock, at a purchase price of $0.405 per share, and in a concurrent private placement, warrants to purchase up to 1,886,793 shares of common stock, at a purchase price of $0.125 per warrant, for a combined purchase price per share and warrant of $0.53. The warrants are exercisable immediately on the date of issuance at an exercise price of $0.405 per share and will expire five years following the date of issuance.

The closing of the sales of these securities under the Purchase Agreement occurred on April 28, 2020. Net proceeds to the Company from the transactions, after deducting the Placement Agent’s fees and expenses but before paying the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants, were $825,786.

On June 1, 2020, the Company entered into a Securities Purchase Agreement (the “June 2020 Purchase Agreement”) with certain investors for the purpose of raising approximately $1,333,000 million in gross proceeds for the Company. Pursuant to the terms of the June 2020 Purchase Agreement, the Company agreed to sell, in a registered direct offering, an aggregate of 2,930,402 shares of the Company’s common stock at a purchase price of $0.33 per share, and in a concurrent private placement, warrants to purchase up to 2,930,402 shares of common stock at a purchase price of $0.125 per warrant, for a combined purchase price per share and warrant of $0.455. The warrants are exercisable immediately on the date of issuance at an exercise price of $0.33 per share and will expire five years following the date of issuance.

The closing of the sales of these securities under the June 2020 Purchase Agreement occurred on June 3, 2020. Net proceeds to the Company from the transactions, after deducting the Placement Agent’s fees and expenses but before paying the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants, were $1,161,667.

On July 9, 2020, the Company was served with a civil complaint filed in the Superior Court for the State of California, County of Orange by a former employee, Robert Rankin, who resigned his employment on or about March 30, 2020.  The case is entitled Rankin v. Hancock Jaffe Laboratories, Inc. et al., Case No. 30-2020-01146555-CU-WR-CJC and was filed on May 27, 2020. The complaint asserts several causes of action, including a cause of action for failure to timely pay Mr. Rankin’s accrued and unused vacation and three months’ severance under his July 16, 2018 employment agreement with the Company.  Mr. Rankin alleges that he was forced to resign, however, we believe that he did not give the Company notice or an opportunity to cure the allegations.  The complaint seeks, inter alia, back pay, unpaid wages, compensatory damages, punitive damages, attorneys’ fees, and costs. The Company intends to vigorously defend the claims, investigate the allegations, and assert counterclaims. Mr. Rankin resigned as the Company’s Chief Financial Officer, Secretary and Treasurer on March 30, 2020.

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You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

12,500,000 Units Consisting of Shares of Common Stock and

Warrants to Purchase Shares of Common Stock

(and Shares of Common Stock issuable upon exercise of the Warrants)

PROSPECTUS

July 17, 2020